    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1997


                                                      REGISTRATION NO. 333-13101
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------
                                   AMENDMENT

                                     NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          MEDICAL MANAGER CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                            7373                           59-3396629
   (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)    Classification Code Number)          Identification Number)

                   3001 NORTH ROCKY POINT DRIVE -- SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 287-2990
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------
                                  JOHN H. KANG
                                   PRESIDENT
                          MEDICAL MANAGER CORPORATION
                   3001 NORTH ROCKY POINT DRIVE -- SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 287-2990
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

            Christopher T. Jensen, Esq.                           Peter J. Romeo, Esq.
            Morgan, Lewis & Bockius LLP                         Michael C. Williams, Esq.
                  101 Park Avenue                                Hogan & Hartson L.L.P.
             New York, New York 10178                           555 Thirteenth Street, NW
                  (212) 309-6000                                  Washington, DC 20004
                                                                     (202) 637-5600

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE



-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                             PROPOSED MAXIMUM
           TITLE OF EACH                     AMOUNT        PROPOSED MAXIMUM     AGGREGATE       AMOUNT OF
        CLASS OF SECURITIES                   TO BE         OFFERING PRICE       OFFERING     REGISTRATION
          TO BE REGISTERED                REGISTERED(1)      PER SHARE(2)      PRICE(1)(2)       FEE(3)
-----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........    6,900,000 shares        $15.00         $103,500,000    $31,363.63
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------



(1) Includes 900,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."



(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).



(3) An aggregate of $31,781.82 previously was paid in connection with this Registration Statement.


                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED JANUARY 6, 1997

PROSPECTUS


               , 1997



                                6,000,000 SHARES


                        MEDICAL MANAGER CORPORATION LOGO

                                  COMMON STOCK


     All of the 6,000,000 shares of Common Stock offered hereby are being sold by Medical Manager Corporation. Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.


     The Common Stock has been authorized for quotation on the Nasdaq National Market under the symbol "MMGR," subject to notice of issuance.


     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                          PRICE            UNDERWRITING           PROCEEDS
                                         TO THE            DISCOUNTS AND           TO THE
                                         PUBLIC           COMMISSIONS(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
Total(3)..........................           $                   $                    $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


(2) Before deducting expenses payable by the Company estimated at $2,320,000.



(3) The Company has granted to the Underwriters an option, exercisable within 30 days hereof, to purchase up to an aggregate of 900,000 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Company will be
    $          , $          and $          , respectively. See "Underwriting."



     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain prior conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of such shares
will be made in New York, New York, on or about               , 1997.


DONALDSON, LUFKIN & JENRETTE                           DEAN WITTER REYNOLDS INC.
   SECURITIES CORPORATION

                                    PASTE-UP

   [Chart listing features of The Medical Manager core application and other modules]

     THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND WITH QUARTERLY REPORTS CONTAINING UNAUDITED SUMMARY FINANCIAL INFORMATION FOR EACH OF THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.
                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                             ---------------------

     THE COMPANY OWNS OR OTHERWISE HAS RIGHTS TO TRADEMARKS AND TRADE NAMES THAT IT USES IN CONJUNCTION WITH THE SALE AND LICENSING OF ITS PRODUCTS. THE MEDICAL MANAGER(R) TRADEMARK MENTIONED IN THIS PROSPECTUS IS OWNED BY THE COMPANY. OTHER TRADEMARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the historical and pro forma financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Simultaneously with the closing of this Offering, Medical Manager Corporation ("MMC") will acquire, in separate transactions (the "Mergers") in exchange for cash and shares of its Common Stock, five businesses (each, a "Founding Company" and, collectively, the "Founding Companies") involved in one or more aspects of the development, sale and support of The Medical Manager practice management system. Unless otherwise indicated, all references to the "Company" herein include MMC and the Founding Companies, and references herein to "MMC" mean Medical Manager Corporation prior to the consummation of the Mergers. Unless otherwise indicated, all share, per share and financial data set forth herein (i) have been adjusted to give effect to all of the Mergers; and (ii) assume no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY


     The Company is a leading provider of comprehensive physician practice management systems to independent physicians, physician groups, management service organizations ("MSOs"), independent practice associations ("IPAs"), managed care organizations and other providers of health care services in the United States. The Company develops, markets and supports The Medical Manager practice management system, which addresses the financial, administrative, clinical and practice management needs of physicians. The Company's system has been implemented in a wide variety of practice settings from small physician groups to multi-provider IPAs and MSOs and enables physicians and their administrative staffs to efficiently manage their practices while delivering quality patient care in a constantly changing health care environment. Since the development of The Medical Manager in 1982, the Company's installed base has grown to over 22,500 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management system in the United States.



     Based on industry sources, there are over 650,000 physicians in more than 140,000 medical practices in the United States. Increasing economic and regulatory pressures and the growth of managed care organizations have significantly expanded the demand for all physicians to produce, maintain and utilize better practice information while controlling costs. As a result, the Company believes approximately 70% of physician practices now use some type of computer system for all or a portion of their information processing requirements.


     The Company's strategy is to integrate its research and development, sales, marketing and support resources and to build upon its leadership position as the most widely utilized physician practice management system. Key elements of this strategy include: (i) capitalizing on the Company's national market presence and the synergies to be created by the Mergers; (ii) consolidating and rationalizing the existing national network of independent dealers for The Medical Manager system; (iii) increasing penetration of MSOs and other large physician groups;
(iv) cross-selling existing and new products and services to its installed client base; and (v) expanding the Company's offering of health care information products and services.

     The Company has entered into agreements to acquire, simultaneously with the consummation of this Offering, the five Founding Companies. These five entities include: (i) Personalized Programming, Inc. ("PPI"), the developer of The Medical Manager practice management system; (ii) Systems Plus, Inc. ("SPI"), the "master" distributor for The Medical Manager, which coordinates the sales, support and training activities of approximately 180 independent dealers and implements national marketing strategies; (iii) National Medical Systems, Inc. ("NMS"), a national dealer for The Medical Manager; (iv) RTI Business Systems, Inc. ("RTI"), a regional dealer serving the Northeastern region of the United States; and (v) Systems Management, Inc. ("SMI"), a regional dealer serving the Midwestern region of the United States. The vertical integration of these five entities will bring together the research and development, sales, marketing and support resources for The Medical Manager in one entity covering the entire United States.

     Although the five Founding Companies have not previously operated as a single entity, they have successfully worked together for many years. PPI has been expanding and improving The Medical Manager system since developing it in 1982; SPI has been the master distributor of The Medical Manager since 1982; and NMS, RTI and SMI have been selling and supporting The Medical Manager as independent dealers since 1994, 1988 and 1987, respectively.


     The Company expects to realize significant benefits as a result of the Mergers. The Company anticipates achieving economies of scale and scope with respect to customer service, research and development, sales and marketing, administrative functions and purchasing. The Mergers also will allow the Company both to establish a national accounts group capable of assisting regional dealers in marketing to, and addressing the support needs of, large health care provider organizations and to establish resource centers, supported by centralized corporate and regional operations, including help desks, EDI departments and advanced technical and programming personnel. This structure is expected to result in greater overall consistency and a higher level of client support and service.

                                  THE OFFERING


Common Stock offered by the
Company.............................     6,000,000 shares



Common Stock to be outstanding after
this Offering.......................     17,470,331 shares(1)


Use of Proceeds.....................     To pay the cash portion of the purchase
                                         price for the Founding Companies and
                                         for working capital and other general
                                         corporate purposes, including future
                                         acquisitions. See "Use of Proceeds."

Nasdaq National Market symbol.......     MMGR
---------------


(1) Includes 11,470,331 shares of Common Stock to be issued in connection with the Mergers, but excludes 1,181,666 shares of Common Stock subject to options to be granted in connection with this Offering at an exercise price equal to the initial public offering price. See "The Company -- Summary of the Terms of the Mergers," "Management -- 1996 Long-Term Incentive Plan" and "-- 1996 Non-Employee Directors' Stock Plan."


                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     MMC will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, PPI has been identified as the accounting acquiror. The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the Mergers on an historical basis; (ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of this Offering. See "Selected Financial Data" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.


                                                                          PRO FORMA
                                                             ------------------------------------
                                                                                  NINE MONTHS
                                                              YEAR ENDED      ENDED SEPTEMBER 30,
                                                             DECEMBER 31,     -------------------
                                                                 1995          1995        1996
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
STATEMENT OF OPERATIONS DATA(1):
  Revenue..................................................    $ 36,312       $25,844     $29,699
  Cost of revenue..........................................      14,928        10,590      12,567
                                                                -------       -------     -------
  Gross profit.............................................      21,384        15,254      17,132
  Selling, general and administrative expenses(2)..........       9,005         6,221       7,114
  Research and development expenses........................       2,123         1,558       2,395
  Depreciation and amortization............................         812           585         871
                                                                -------       -------     -------
  Income from operations...................................       9,444         6,890       6,752
  Other income (expense) net...............................         (24)            0           0
                                                                -------       -------     -------
  Income before income taxes...............................       9,420         6,890       6,752
  Income taxes.............................................       3,627         2,653       2,600
                                                                -------       -------     -------
  Net income...............................................    $  5,793       $ 4,237     $ 4,152
                                                                =======       =======     =======
  Net income per share.....................................    $   0.33       $  0.24     $  0.24
                                                                =======       =======     =======
  Pro forma weighted average shares outstanding............      17,470        17,470      17,470
                                                                =======       =======     =======



                                                                         AT SEPTEMBER 30, 1996
                                                                     -----------------------------
                                                                     PRO FORMA(1)   AS ADJUSTED(3)
BALANCE SHEET DATA:
  Cash and cash equivalents........................................    $  4,354        $ 19,904
  Working capital..................................................       3,127          18,677
  Total assets.....................................................      17,836          33,386
  Total debt.......................................................          --              --
  Stockholders' equity.............................................      11,135          26,685


---------------

(1) The pro forma combined statements of operations and the pro forma balance sheet assume that the Mergers were closed on January 1 of each period presented and as of September 30, 1996, respectively. These results are not necessarily indicative of the results the Company would have obtained or of the Company's future results. The pro forma combined financial information contained in these statements (i) is based on preliminary estimates, available information and certain assumptions that management deems appropriate; and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.
(2) The pro forma combined statements of operations include the effect of certain reductions in salary and benefits to the owners and employees of two of the Founding Companies to which they have agreed prospectively, as follows: for fiscal 1995, $682,000; and for the nine months ended September 30, 1995, $292,000 and September 30, 1996, $743,000. Additionally, the pro
     forma combined statements include the effect of certain assets distributed to and certain expenses assumed by the owners of certain of the Founding Companies.

(3) Gives effect to the receipt and application of an estimated $75.8 million of the net proceeds of this Offering. See "Use of Proceeds."

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents summary data for each of the individual Founding Companies for the three most recent years as well as the most recent interim period and comparative period of the prior year, as applicable. See the financial statements of each of the Founding Companies, the related notes thereto and the other information relating to the Founding Companies contained elsewhere in this Prospectus.

                                                                                   NINE MONTHS
                                                                                      ENDED
                                              YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                           -------------------------------     -------------------
                                            1993        1994        1995        1995        1996
                                                                                   (UNAUDITED)
                                                               (IN THOUSANDS)
PPI:
  Revenue................................. $ 6,890     $ 9,617     $11,020     $ 8,347     $ 8,487
  Gross profit............................   6,080       8,250       9,438       7,069       7,231
  Selling, general and administrative
     expenses.............................     982       1,184       1,350         908       1,041
  Research and development expenses.......   1,040       1,502       2,024       1,484       1,935
SPI:
  Revenue................................. $10,836     $13,501     $15,179     $10,954     $12,203
  Gross profit............................   3,723       5,182       6,078       4,258       4,776
  Selling, general and administrative
     expenses.............................   2,472       3,023       3,345       2,357       2,921
RTI:
  Revenue................................. $ 3,047     $ 4,327     $ 4,954     $ 3,353     $ 4,379
  Gross profit............................     505       1,751       2,253       1,260       1,606
  Selling, general and administrative
     expenses.............................     925       1,711       2,269       1,313       1,741
NMS(1):
  Revenue.................................      --     $   241     $ 2,131     $ 1,591     $ 4,100
  Gross profit (loss).....................      --         (62)        406         334       1,157
  Selling, general and administrative
     expenses.............................      --         201         396         250       1,069
  Research and development expenses.......      --          --          --          --         410
SMI:
  Revenue................................. $ 1,744     $ 2,129     $ 2,717     $ 1,738     $ 2,947
  Gross profit............................     414         473         486         277         711
  Selling, general and administrative
     expenses.............................     314         371         426         323         377


---------------

(1) Information relating to 1994 is for the four months ended December 31, 1994.

                                  THE COMPANY

     MMC was founded in July 1996 to bring together the research and development, sales, marketing and support resources for The Medical Manager, a leading physician practice management system for independent physicians, physician groups, MSOs, IPAs, managed care organizations and other providers of health care services in the United States. Simultaneously with the closing of this Offering, MMC will acquire in the Mergers the five Founding Companies, which will become separate, wholly-owned subsidiaries of MMC.

FOUNDING COMPANIES

     PERSONALIZED PROGRAMMING, INC.


     PPI was founded in 1981 and is the developer of The Medical Manager practice management system. Its progressive and innovative approach to computer programming has made it a leader in the health care information industry. PPI's research and development staff works closely with its installed client base and academic institutions to ensure that the product reflects the latest technologies, changes in health care industry practices and modifications to state and federal governmental regulations. PPI pioneered electronic claims submission software as well as electronic data interfaces that allow a direct interchange of data with hospitals, laboratories, pharmacies and other health care providers. PPI representatives serve on the President's Workgroup for Electronic Data Interchange and the American National Standards Institute ("ANSI X12") committee. Its research and development facility is located in Alachua, Florida. Michael A. Singer, the founder of PPI, has been employed by PPI since its inception and will sign a five-year employment agreement with the Company under which he will become Chairman of the Board and Chief Executive Officer of the Company following the consummation of this Offering and continue in his present position with PPI.


     SYSTEMS PLUS, INC.

     SPI was founded in 1980 and is principally responsible for sales and marketing of The Medical Manager. SPI coordinates the sales, support and training activities of approximately 180 independent dealers. It markets products, conducts user and dealer training programs, provides technical support and performs quality assurance testing of The Medical Manager software prior to general release. SPI also conducts market research, develops arrangements with providers of complementary products and services, and directs national advertising, press and media relations. SPI represents The Medical Manager at major regional and national trade shows and hosts user events such as Basic and Advanced Training Seminars and its annual MSO Users Conference. SPI is based in Mountain View, California. Richard W. Mehrlich, the President of SPI, has been employed by SPI since its inception and will sign a five-year employment agreement with the Company under which he will become Executive Vice President of Sales and Marketing of the Company following the consummation of this Offering and continue in his present position with SPI.

     NATIONAL MEDICAL SYSTEMS, INC.


     NMS was founded in 1994 and is a national dealer for The Medical Manager system. Based in Tampa, Florida, NMS maintains six offices located in various regions of the United States that market, install and support The Medical Manager and related hardware and software. NMS has entered into a Management Services Agreement and Option Agreement (the "Agreements"), effective as of September 1, 1996, with the Medical Manager Division (the "Division") of Medix, Inc. ("Medix"), a wholly-owned subsidiary of Blue Cross and Blue Shield of New Jersey, Inc. The Agreements provided for NMS to acquire the Division for $3.2 million and to manage the Division, which is an independent dealer of a private label physician practice management system licensed from PPI, until December 31, 1996 or the date of its purchase by NMS, if earlier. The closing occured on December 31, 1996, at which time NMS issued to Medix a note for approximately $2.1 million, representing the balance of the purchase price after giving effect to a deposit made by NMS and management fees owed to NMS by Medix. NMS was given a credit of approximately $80,000 on such $2.1 million note, representing the cash in Medix's bank accounts relating to the Division at the time of such closing. In addition, all cash collections of Medix's accounts receivable relating to the Division subsequent to December 31, 1996 will be deposited in a Medix bank account and applied against the amount owed by NMS on such note. John H. Kang, the President of NMS, has been employed by NMS for two years and will sign a five-year employment agreement with the Company under which he will become President of the Company following the consummation of this Offering and continue in his present position with NMS.


     RTI BUSINESS SYSTEMS, INC.

     RTI was founded in 1988 and is a regional dealer for The Medical Manager system in the Northeastern region of the United States. It is based in Albany, New York. Henry W. Holbrook, President and Director of Sales and Marketing of RTI, has been with RTI since its inception and will sign a five-year employment agreement with the Company under which he will both become Vice
President -- Northeast Region of the Company following the consummation of this Offering and continue in his present position with RTI.

     SYSTEMS MANAGEMENT, INC.

     SMI was founded in 1987 and is a regional dealer for The Medical Manager system in the Midwestern region of the United States. Its headquarters are in South Bend, Indiana. Thomas P. Liddell, a founder of SMI, has been employed by SMI since its inception and will sign a five-year employment agreement with the Company under which he will both become Vice President -- Midwest Region of the Company following the consummation of this Offering and continue in his present position with SMI.

SUMMARY OF THE TERMS OF THE MERGERS

     Discussions regarding the Mergers and this Offering were begun in early 1996 by NMS with PPI and SPI. Terms for PPI and SPI were determined by arm's-length negotiations between representatives of NMS and each of PPI and SPI, with valuations based primarily on pro forma earnings as compared to comparable companies. Consideration also was given to other assets, such as intellectual property owned by PPI and SPI and dealer contracts. NMS's terms were negotiated with PPI and SPI based on the number of NMS client sites, its national client base, its commitment for capital funding described below, its planned acquisitions and its role as promoter for the proposed transactions.

     In order to obtain a revenue base that would be expected of a publicly-held company, other dealers were considered for the proposed transactions. Representatives of NMS negotiated with other major dealers in the spring and summer of 1996. As of July 31, 1996, RTI and SMI had agreed to participate as Founding Companies. Terms for RTI and SMI were negotiated between representatives of each of them and NMS with valuations based on revenues, number of client sites and pro forma EBITDA.

     The cash amounts payable to stockholders of the Founding Companies generally were structured to approximate 30% of the aggregate consideration payable. Stockholders of NMS will be receiving all of their consideration in shares of Common Stock of the Company as the valuation of NMS was based in part on the contribution of cash through the commitment for capital funding described below.


     Upon consummation of the Mergers, each of the Founding Companies will become a wholly-owned subsidiary of the Company.



     The closing of each Merger is subject to a minimum price requirement for the Common Stock sold in this Offering and to certain other conditions. These conditions include, among others, the accuracy on the closing date of the representations and warranties made by the Founding Companies, their principal stockholders and the Company; the performance of each of their respective covenants included in the merger agreements; and the nonexistence of a material adverse change in the results of operations, financial condition or business of the Company.



     In addition, the stockholders of NMS are obligated, on or prior to the consummation of this Offering, (i) to cause a capital contribution estimated at $30.1 million to be made to NMS (the "Estimated Capital Contribution"); (ii) to pay down all indebtedness (approximately $2.4 million) of NMS (other than trade payables); and (iii) to pay to NMS $3.2 million, representing the aggregate purchase price for the Division of Medix to be acquired by NMS, for an estimated total capital contribution as of September 30, 1996 of $35.7 million. The Company estimates that, as of the closing of this Offering, such indebtedness of NMS will be approximately $2.9 million and the remaining net purchase price to be paid for the Division of Medix to be acquired by NMS will be approximately $1.8 million, for an estimated total capital contribution as of such closing of $34.8 million (the "Total Capital Contribution"). In the event that all or part of the Total Capital Contribution is not made, the aggregate number of shares of Common Stock of the Company to be received by the stockholders of NMS pursuant to the merger agreement among them, NMS, the Company and its acquisition subsidiary (3,890,175) will be reduced by a number of shares equal to the shortfall divided by the initial offering price of the Company's Common Stock to the public. The Estimated Capital Contribution is based upon an estimated initial public offering price of $14.00 and will be reduced or increased proportionately to the extent such initial public offering price is below or above $14.00, respectively. In addition, for purposes of determining if the Estimated Capital Contribution has been met, the stockholders of NMS may include in the computation of the Estimated Capital Contribution a credit of up to 12% for any fees, discounts and placement expenses actually incurred on any sale of equity to meet such requirement. No assurance can be given that the conditions to the closing of all the Mergers will be satisfied or waived or that each Merger will close. See "Business," "Certain Transactions" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto.



     The stockholders of NMS intend to meet a portion of the Total Capital Contribution by causing NMS to sell shares of its common stock to Electronic Data Systems Corporation, a Delaware corporation ("EDS"). Pursuant to a Stock Purchase Agreement among NMS, EDS and the Company (the "Stock Purchase Agreement"), EDS has agreed to purchase a number of shares of common stock of NMS that, upon consummation of the Merger of NMS into a subsidiary of the Company, will result in the acquisition by EDS of shares of Common Stock of the Company for an aggregate price of $12,500,000 and a price per share equal to 93% of the initial public offering price in this Offering. EDS will be entitled to the same registration rights with respect to the shares of Common Stock of the Company to be received in the Merger of NMS into a subsidiary of the Company as are afforded to the other stockholders of NMS under the merger agreement entered into among them, NMS, MMC and its acquisition subsidiary. EDS also will be entitled to designate an observer to attend all meetings of the Board of Directors of the Company and to get advance notice of all meetings for so long as EDS owns at least 25% of the number of shares of Common Stock of the Company to be owned by it after giving effect to (i) the transactions contemplated by the Stock Purchase Agreement and (ii) such merger.



     The stockholders of NMS intend to satisfy the balance of their obligation to cause the Total Capital Commitment to be made to NMS through the cancellation of shares of Common Stock of the Company to be received by them pursuant to such merger agreement at a deemed value per share equal to the initial public offering price.



     The Company also has agreed in the Stock Purchase Agreement to afford EDS preferential treatment in the creation of an electronic data interchange ("EDI") relationship that leverages the physician base of the Company and EDS's government sector and Blue Cross/Blue Shield relationships. Both parties have agreed that the foregoing relationship will not be to the financial or competitive detriment of the Company. The Company also has agreed that, prior to the first anniversary of the Merger of NMS into a subsidiary of the Company, it will not enter into any exclusive relationship for EDI services involving the government sector and Blue Cross/Blue Shield unless EDS has publicly announced that it will no longer provide EDI services or, in the good faith judgment of the Company, EDS has materially and repeatedly failed to provide satisfactory services to the Company. The Company and EDS have also agreed to cooperate in good faith to establish a business relationship for the provision of EDI and other services within 90 days of the date of such Merger.



     The obligation of EDS to purchase shares of common stock of NMS pursuant to the Stock Purchase Agreement is conditioned on various things. These include, among other things: (i) there being no material adverse change in the condition, business, operations, assets or prospects of the Company or NMS between the date of execution of the Stock Purchase Agreement and the closing of the purchase by EDS of the shares of common stock of NMS pursuant thereto; (ii) there being no material adverse change to the Registration Statement since Amendment No. 2 thereof; (iii) the Company and the Founding Companies being prepared to effect contemporaneously the closings of the Mergers and this Offering; and (iv) the truth and correctness, as of the closing of the purchase by EDS of such shares, of the representations and warranties of the Company and NMS.

     The following table sets forth the aggregate cash and shares of Common Stock to be paid by MMC to the stockholders of each of the Founding Companies and their respective percentage ownership of the Common Stock to be outstanding immediately following the Mergers and this Offering, assuming (i) an initial public offering price of $14.00; (ii) EDS invests $12,500,000 in NMS as described above; and (iii) the commitment of the stockholders of NMS to cause the balance of the Total Capital Contribution to be made is satisfied through the cancellation of shares of Common Stock of the Company at a deemed value per share equal to $14.00.



                                                       COMMON                SHARES OF     PERCENTAGE
                                             CASH      STOCK      TOTAL     COMMON STOCK   OWNERSHIP
                                                                 (IN THOUSANDS)
PPI.......................................  $45,000   $ 89,180   $134,180       6,370         36.5%
SPI.......................................   12,000     30,940     42,940       2,210         12.7%
RTI.......................................    2,250      4,900      7,150         350          2.0%
NMS.......................................        0     33,040     33,040       2,360         13.5%
SMI.......................................    1,000      2,520      3,520         180          1.0%
                                            -------   --------   --------    --------         ----
          Total...........................  $60,250   $160,580   $220,830      11,470         65.7%
                                            =======   ========   ========    ========         ====



     The discussion of the Mergers and this Offering in the remainder of this Prospectus assumes (i) that the Total Capital Contribution is satisfied through the EDS investment and the cancellation of shares described above; and (ii) an initial public offering price per share of $14.00.


     For additional information regarding the Mergers, including payments to be made to principals of the Founding Companies who will become officers, directors, key employees or holders of more than 5% of the Company's Common Stock, see "Certain Transactions." For further information concerning the employment agreements to be entered into by certain officers of the Founding Companies, see "Management -- Executive Compensation."

     Medical Manager Corporation is a Delaware corporation. Its executive offices are located at 3001 North Rocky Point Drive, Suite 100, Tampa, Florida, and its telephone number at that address is (813) 287-2990.

                                  RISK FACTORS

     Prospective investors should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

     MMC was founded in July 1996 but has conducted no operations and generated no revenue to date. MMC has entered into agreements to acquire the Founding Companies simultaneously with the closing of this Offering. The Founding Companies have been operating as separate independent entities, and there can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to successfully manage the combined entity or effectively implement the Company's internal growth strategy and acquisition program or that such strategy will be successful. The pro forma financial results of the Company cover periods when the Founding Companies and MMC were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's results of operations, financial condition or business and would negatively impact the Company's ability to acquire dealers or otherwise execute its acquisition strategy. See "Business -- Business Strategy" and "Management."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     As part of its growth strategy, the Company intends to acquire additional independent dealers of The Medical Manager physician practice management system and complementary technologies. Increased competition for acquisition candidates among the independent dealers may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably integrate and manage additional dealers or complementary technologies, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, amortization of acquired intangible assets and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's results of operations, financial condition or business. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company and render ineffective the Company's national sales and marketing initiative. In addition, there can be no assurance that the Founding Companies or other dealers or complementary technologies acquired in the future will achieve anticipated revenue and earnings. There also can be no assurance that the existing dealer network will be receptive to the Company's acquisition program or that dealers who are not acquired by the Company will adhere to the Company's marketing, training, support and pricing directives, thereby impairing the Company's plans to rationalize its distribution network. See "Business -- Business Strategy."

POSSIBLE NEED FOR ACQUISITION FINANCING


     The Company currently intends to finance future acquisitions by using shares of its Common Stock for all or a substantial portion of the consideration to be paid. In the event that its Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. The Company has negotiated a line of credit of approximately $30.0 million with Barnett Bank of Tampa and intends to have the line of credit executed and effective upon the consummation of this Offering. There can be no assurance that the Company will be able to obtain any or all the financing it will need on terms it deems acceptable. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

DEPENDENCE ON PRINCIPAL PRODUCTS

     The Company currently derives a significant percentage of its revenue from sales of The Medical Manager core system. As a result, any event adversely affecting sales of its core product could have a material adverse effect on the Company's results of operations, financial condition or business. Although the Company, on a pro forma basis, has experienced increasing annual sales, revenue associated with existing products could decline as a result of several factors, including price competition and sales practices. There can be no assurance that the Company will continue to be successful in marketing its current products or any new or enhanced products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Research and Development."

DEPENDENCE ON PROPRIETARY SOFTWARE

     The Company's success is dependent to a significant extent on its ability to protect the proprietary and confidential aspects of its software technology. The Company's software technology is not patented and existing copyright laws offer only limited practical protection. The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. There can be no assurance that the legal protections afforded to the Company or the steps taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of competitive products or services. The Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to enter into a license agreement or royalty arrangement with the party asserting the claim. As competing health care information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may distract the attention of the Company's management and otherwise have a material adverse effect on the Company's results of operations, financial condition or business. See
"Business -- Proprietary Rights and Licenses."

RISKS RELATED TO TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT

     The market for the Company's products is characterized by rapid change and technological advances requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements of existing products. The Company's future success will depend in part upon its ability to enhance its current products, to respond effectively to technological changes, to sell additional products to its existing client base and to introduce new products and technologies that address the increasingly sophisticated needs of its clients. The Company will devote significant resources to the development of enhancements to its existing products and the migration of existing products to new software platforms. There can be no assurance that the Company will successfully complete the development of new products or the migration of products to new platforms or that the Company's current or future products will satisfy the needs of the market for practice management systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete. See "Business -- Research and Development."

QUALITY ASSURANCE AND PRODUCT ACCEPTANCE CONCERNS

     Health care providers demand the highest level of reliability and quality from their information systems. Although the Company devotes substantial resources to meeting these demands, its products may, from time to time, contain errors. Such errors may result in loss of, or delay in, market acceptance of its products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's results of operations, financial condition or business. See "Business -- Research and Development" and " -- Competition."

COMPETITION

     The market for practice management systems such as The Medical Manager is highly competitive. The Company's competitors vary in size and in the scope and breadth of the products and services that they offer. The Company competes with different companies in each of its target markets. Many of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company. In addition, other entities not currently offering products and services similar to those offered by the Company, including claims processing organizations, hospitals, third-party administrators, insurers, health care organizations and others, may enter certain markets in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's results of operations, financial condition or business. See "Business -- Competition."

RISK OF PRODUCT-RELATED CLAIMS

     Certain of the Company's products provide applications that relate to financial records, patient medical records and treatment plans. Any failure of the Company's products to provide accurate, confidential and timely information could result in product liability or breach of contract claims against the Company by its clients, their patients or others. The Company's products manage and report on financial data, and any errors in such financial data could result in liability to the Company. In addition, because the Company's products facilitate electronic claims submissions, any resulting loss of financial data could result in liability to the Company. The Company intends, following this Offering, to maintain insurance to protect against claims associated with the use of its products, but there can be no assurance that such insurance coverage will be available or, if available, will adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. There can be no assurance that the Company will not be subject to product liability or breach of contract claims, that such claims will not result in liability in excess of its insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of the executive officers and the senior management of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable or unwilling to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be adversely affected. Although the Company will enter into an employment agreement, which will include confidentiality and non-compete provisions, with each of the Company's executive officers, there can be no assurance that any individual will continue in his present capacity with the Company for any particular period of time. The success of the Company is also dependent to a significant degree on its ability to attract, motivate and retain highly skilled sales, marketing and technical personnel, including software programmers and systems architects skilled in the computer language with which the Company's products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's results of operations, financial condition or business. Although the Company has been successful to date in attracting and retaining skilled personnel, there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced products and to continue to grow and operate profitably. See "Business -- Employees" and "Management."

UNCERTAINTY IN HEALTH CARE INDUSTRY; GOVERNMENT HEALTH CARE REFORM PROPOSALS

     The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. The

Company's products are designed to function within the structure of the health care financing and reimbursement system currently being used in the United States. During the past several years, the health care industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. From time to time, certain proposals to reform the health care system have been considered by Congress. These proposals, if enacted, may increase government involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's clients. Health care organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's products and services. The Company cannot predict with any certainty what impact, if any, such proposals or health care reforms might have on its results of operations, financial condition or business.

RISKS ASSOCIATED WITH GOVERNMENT REGULATION


     The U.S. Food and Drug Administration (the "FDA") has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. The FDA has issued a draft policy statement under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications and otherwise comply with the requirements of the FDC Act applicable to medical devices. Recently, the FDA initiated agency rulemaking to exempt certain medical image management devices from premarket notification procedures. There can be no assurance that such rulemaking will be adopted, and if so, that the rulemaking will apply to the Company's products.



     The Company marketed The Medical Manager with a medical image management capability until recently, when it decided to cease offering this feature after considering the draft policy statement and other regulatory factors. The Company believes that The Medical Manager, when marketed without a medical image management capability, would not be subject to FDA regulation requiring registration, listing, premarket notification or approval and adherence with device good manufacturing practices or medical device reporting requirements. The FDA is currently reviewing its policy for the regulation of computer software and there is a risk that The Medical Manager could in the future become subject to some or all of the above requirements, which could have a material adverse effect on the Company's results of operations, financial condition or business.



     In addition, prior to the decision to remove its medical image management capability, a small number of The Medical Manager systems possessing a graphical image capability were sold. Although the Company believes that enforcement action by the FDA relating to the prior sales is unlikely due to the nature of the product and the small number of sales, there can be no assurance that the FDA will not take such action. Enforcement action can consist of warning letters, refusal to approve or clear products, revocation of approvals or clearances previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecutions. Any enforcement action by the FDA could have a material adverse effect on the Company's results of operations, financial condition or business. See "Business -- Government Regulation."


CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS


     Following the completion of the Mergers and this Offering, the Company's directors, executive officers and holders of more than 5% of the Common Stock, will beneficially own approximately 59.0% of the outstanding shares of Common Stock (56.1% if the Underwriters' over-allotment option is exercised in full). Although these persons do not presently have any agreements or understandings to act in concert, any such agreement or understanding would allow them to continue to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."

SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES


     Approximately $60.3 million, representing approximately 79.6%, of the net proceeds of this Offering (or approximately 68.9% of the net proceeds of this Offering, if the Underwriters' over-allotment option is exercised in full) will be paid as the cash portion of the purchase price for the Founding Companies. The cash portion of the purchase price will be paid directly or indirectly to stockholders of the Founding Companies who will become directors, officers or holders of more than 5% of the Common Stock. Proceeds available for working capital and other uses by the Company will be approximately $15.5 million, representing 20.4% of the net proceeds of this Offering (or $27.2 million, representing 31.1% of the net proceeds of this Offering, if the Underwriters' over-allotment option is exercised in full). See "Use of Proceeds" and "Certain Transactions."


BENEFITS OF THE OFFERING TO STOCKHOLDERS OF THE FOUNDING COMPANIES


     As a result of this Offering and the public market for the Common Stock that will be created thereby, there will be a significant increase in the value of the investment of the stockholders of the Founding Companies in the Company. Based on the combined pro forma stockholders' equity of the Founding Companies, as adjusted to reflect the aggregate payment of $60.3 million in cash to the stockholders of the Founding Companies in connection with the Mergers, the stockholders of the Founding Companies will have paid an average price of $(4.77) per share of Common Stock to be received by them in connection with the Mergers. Accordingly, based on an assumed initial public offering price of $14.00 per share, the stockholders of the Founding Companies will realize an immediate gain in the value of their investment of $18.77 per share of Common Stock. See "The Company -- Summary of the Terms of the Mergers," "Dilution" and "Certain Transactions."


POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE


     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following this Offering. The 6,000,000 shares being sold in this Offering will be freely tradable unless acquired by affiliates of the Company. Simultaneously with the closing of this Offering, the stockholders of the Founding Companies will receive, in the aggregate, 11,470,331 shares of Common Stock as a portion of the consideration for the sale of their businesses to the Company. These shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, all of the stockholders who will receive these shares other than EDS have agreed with MMC not to sell, transfer or otherwise dispose of any of these shares for two years following consummation of this Offering, subject to reduction in the event the two-year "holding" period for restricted securities under Rule 144 is reduced by the Securities and Exchange Commission (the "Commission"). However, the stockholders who will receive these shares also have certain demand and piggyback registration rights with respect to these shares. The Company plans to register an additional 5,000,000 shares of its Common Stock under the Securities Act within 90 days after completion of this Offering for use by the Company as consideration for future acquisitions. Upon such registration, these shares will generally be freely tradable after issuance, unless acquired by parties to the acquisition or affiliates thereof, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. In addition, resale of these shares may be contractually restricted. The registration rights described above will not apply to the registration statement to be filed with respect to these 5,000,000 additional shares. See "Shares Eligible for Future Sale."


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop and continue subsequent to this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after this Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Common Stock has been authorized for quotation on the Nasdaq National Market, subject to notice of issuance. After this Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company, conditions in the economy in general or in the health care or technology sectors in particular, announcements of technological innovations or new products or services by the Company or its competitors, proprietary rights development, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the health care or technology sectors. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE AND SUBSTANTIAL DILUTION


     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of $12.79 per share. In the event the Company issues additional Common Stock in the future, including shares issued in connection with future acquisitions, purchasers of Common Stock in this Offering may experience further dilution. See "Dilution."


ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Company's Certificate of Incorporation (the "Certificate of Incorporation") provides for a classified Board of Directors, which may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. The Company's By-laws contain other provisions that may have an anti-takeover effect. See "Management -- Directors and Executive Officers," "Principal Stockholders" and "Description of Capital Stock."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 6,000,000 shares of Common Stock offered hereby, after deducting underwriting discounts and estimated offering expenses, are estimated to be approximately $75.8 million ($87.5 million if the Underwriters' over-allotment option is exercised in full).


     Of the net proceeds, $60.3 million will be used to pay the cash portion of the purchase price for the Founding Companies, which will be paid directly or indirectly to former stockholders of the Founding Companies who will become officers, directors, key employees or holders of more than 5% of the Common Stock of the Company.


     The approximately $15.5 million of remaining net proceeds will be used for working capital, to repay $100,000 of interest-free indebtedness owed to two directors and officers of the Company and for general corporate purposes, which are expected to include future acquisitions. See "Certain
Transactions -- Certain Indebtedness." The Company currently has no binding agreements to effect any acquisitions. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.



     The Company has negotiated a line of credit of approximately $30.0 million with Barnett Bank of Tampa to be used for working capital and other general corporate purposes, including future acquisitions. The Company intends to have the line of credit executed and effective upon the consummation of this Offering. There can be no assurance that any line of credit will be obtained or that, if obtained, it will be on terms that are favorable to the Company. See "Risk Factors -- Risks Related to Acquisition Financing" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY


     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's proposed line of credit with Barnett Bank of Tampa includes restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the long-term obligations and capitalization at September 30, 1996 of (i) the Company on a pro forma basis to give effect to the Mergers; and (ii) the Company on a pro forma as adjusted basis to give effect to the Mergers, this Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Selected Financial Data." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.


                                                                       AT SEPTEMBER 30, 1996
                                                                   ------------------------------
                                                                   PRO FORMA       AS ADJUSTED(2)
                                                                           (IN THOUSANDS)
Long-term obligations, including current maturities......           $    --           $     --
Stockholders' equity:
  Preferred Stock: $0.01 par value, 500,000 shares
     authorized; none issued or outstanding..............                --                 --
  Common Stock: $0.01 par value, 50,000,000 shares
     authorized; 11,470,331 shares issued and
     outstanding, pro forma; and 17,470,331 shares issued
     and outstanding, pro forma as adjusted(1)...........               115                175
  Additional paid-in capital.............................            11,020             26,510
                                                                   ---------       --------------
     Total stockholders' equity..........................            11,135             26,685
                                                                   ---------       --------------
          Total capitalization...........................           $11,135           $ 26,685
                                                                   ========        ===========


---------------


(1) Excludes 1,181,666 shares of Common Stock subject to options to be granted in connection with this Offering at an exercise price equal to the initial public offering price. See "Management -- 1996 Long-Term Incentive Plan" and "-- 1996 Non-Employee Directors' Stock Plan."


(2) Gives effect to the receipt and application of an estimated $75.8 million of the net proceeds of this Offering. See "Use of Proceeds."

                                    DILUTION


     The pro forma deficit in net tangible book value of the Company as of September 30, 1996 was approximately $(54.7) million, or approximately $(4.77) per share of Common Stock, after giving effect to the Mergers. The deficit in pro forma net tangible book value per share represents the amount by which the Company's pro forma total liabilities, as adjusted for the payment of $60.3 million in cash to the stockholders of the Founding Companies, exceeds the Company's pro forma net tangible assets, divided by the number of shares of Common Stock to be outstanding after giving effect to the Mergers. After giving effect to the sale of the 6,000,000 shares of Common Stock offered hereby, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at September 30, 1996 would have been approximately $21.1 million, or approximately $1.21 per share, based on an assumed initial public offering price of $14.00 per share. This represents an immediate increase in pro forma net tangible book value of approximately $5.98 per share to existing stockholders and an immediate dilution of approximately $12.79 per share to new investors purchasing the shares in this Offering. The following table illustrates this pro forma dilution on a per share basis:



    Assumed initial public offering price(1)......................               $    14.00
      Pro forma (deficit) in net tangible book value before this
         Offering.................................................  $    (4.77)
      Increase attributable to new investors......................        5.98
                                                                    ----------
    Pro forma net tangible book value after this Offering.........                     1.21
                                                                                 ----------
    Dilution in net tangible book value to new investors..........               $    12.79
                                                                                 ==========


     The following table sets forth, on a pro forma basis to give effect to the Mergers as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and the new investors purchasing shares of Common Stock from the Company in this Offering (before deducting underwriting discounts and commissions and estimated offering expenses):


                                                                                       AVERAGE PRICE
                                         SHARES PURCHASED      TOTAL CONSIDERATION       PER SHARE
                                       --------------------   ----------------------
                                         NUMBER     PERCENT      AMOUNT      PERCENT
    Existing stockholders(2).........  11,470,331      65.7%  $(54,717,000)   (186.9)%    $ (4.77)
    New investors....................   6,000,000      34.3     84,000,000     286.9        14.00
                                       ----------   -------   ------------   -------
              Total..................  17,470,331     100.0%  $ 29,283,000     100.0%
                                        =========    ======    ===========    ======


---------------

(1) Before deducting underwriting discounts and commissions and offering expenses to be paid by the Company.


(2) Total consideration for existing stockholders represents the combined pro forma stockholders' equity, including the stockholders of the Founding Companies, before this Offering, adjusted to reflect the payment of $60.3 million in cash to the stockholders of the Founding Companies as part of the consideration for the Mergers and excluding intangibles. See "Use of Proceeds," "Capitalization" and "Certain Transactions."

                            SELECTED FINANCIAL DATA

     MMC will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, PPI has been identified as the accounting acquiror. The following selected historical financial data of PPI at December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been derived from the audited financial statements of PPI included elsewhere in this Prospectus. The following selected historical financial data for PPI at December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 have been derived from unaudited financial statements of PPI, which have been prepared on the same basis as the audited financial statements and, in the opinion of PPI, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following summary unaudited pro forma financial data present certain data for the Company, as adjusted for (i) the effects of the Mergers on an historical basis; (ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of this Offering. See the Unaudited Pro Forma Financial Combined Statements and the notes included elsewhere in this Prospectus.


                                                                                        NINE MONTHS
                                                                                           ENDED
                                                 YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                        -------------------------------------------   ---------------
                                         1991     1992     1993     1994     1995      1995     1996
                                          (UNAUDITED)                                   (UNAUDITED)
                                                               (IN THOUSANDS)
PPI STATEMENT OF OPERATIONS DATA:
  Revenue.............................  $7,042   $8,377   $6,890   $9,617   $11,020   $8,347   $8,487
  Cost of revenue.....................   1,009    1,187      810    1,367     1,582    1,278    1,256
                                        ------   ------   ------   ------   -------   ------   ------
  Gross profit........................   6,033    7,190    6,080    8,250     9,438    7,069    7,231
  Selling, general and administrative
     expenses.........................     657      745      982    1,184     1,350      908    1,041
  Research and development expenses...     716      878    1,040    1,502     2,024    1,484    1,935
  Depreciation and amortization.......      29       21      105      197       226      140      189
                                        ------   ------   ------   ------   -------   ------   ------
  Income from operations..............   4,631    5,546    3,953    5,367     5,838    4,537    4,066
  Other income........................     160      110      173       55       108      143       83
                                        ------   ------   ------   ------   -------   ------   ------
  Income before income taxes..........   4,791    5,656    4,126    5,422     5,946    4,680    4,149
  Income taxes........................       0        0        0        0         0        0        0
                                        ------   ------   ------   ------   -------   ------   ------
  Net income..........................  $4,791   $5,656   $4,126   $5,422    $5,946   $4,680   $4,149
                                        ======   ======   ======   ======   =======   ======   ======


                                                         AT DECEMBER 31,                      AT
                                            ------------------------------------------   SEPTEMBER 30,
                                             1991     1992     1993     1994     1995        1996
                                                  (UNAUDITED)                             (UNAUDITED)
                                                                  (IN THOUSANDS)
PPI BALANCE SHEET DATA:
  Working capital.........................  $1,455   $1,527     $778   $2,009   $1,921      $ 3,057
  Total assets............................   1,865    3,097    3,253    4,716    5,819        5,189
  Total debt..............................      --       --       --       --       --           --
  Stockholder's equity....................   1,509    2,479    2,582    3,827    4,763        3,501

                                                                          PRO FORMA
                                                             ------------------------------------
                                                                                  NINE MONTHS
                                                              YEAR ENDED      ENDED SEPTEMBER 30,
                                                             DECEMBER 31,     -------------------
                                                                 1995          1995        1996
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
STATEMENT OF OPERATIONS DATA(1):
  Revenue..................................................    $ 36,312       $25,844     $29,699
  Cost of revenue..........................................      14,928        10,590      12,567
                                                                -------       -------     -------
  Gross profit.............................................      21,384        15,254      17,132
  Selling, general and administrative expenses(2)..........       9,005         6,221       7,114
  Research and development expenses........................       2,123         1,558       2,395
  Depreciation and amortization............................         812           585         871
                                                                -------       -------     -------
  Income from operations...................................       9,444         6,890       6,752
  Other income (expense) net...............................         (24)            0           0
                                                                -------       -------     -------
  Income before income taxes...............................       9,420         6,890       6,752
  Income taxes.............................................       3,627         2,653       2,600
                                                                -------       -------     -------
  Net income...............................................    $  5,793       $ 4,237     $ 4,152
                                                                =======       =======     =======
  Net income per share.....................................    $   0.33       $  0.24     $  0.24
                                                                =======       =======     =======
  Pro forma weighted average shares outstanding............      17,470        17,470      17,470
                                                                =======       =======     =======



                                                                         AT SEPTEMBER 30, 1996
                                                                     -----------------------------
                                                                     PRO FORMA(1)   AS ADJUSTED(3)
BALANCE SHEET DATA:
  Cash and cash equivalents........................................    $  4,354        $ 19,904
  Working capital..................................................       3,127          18,677
  Total assets.....................................................      17,836          33,386
  Total debt.......................................................          --              --
  Stockholders' equity.............................................      11,135          26,685


---------------

(1) The pro forma combined statements of operations and the pro forma balance sheet assume that the Mergers were closed on January 1 of each period presented and as of September 30, 1996, respectively. These results are not necessarily indicative of the results the Company would have obtained or of the Company's future results. The pro forma combined financial information contained in these statements (i) is based on preliminary estimates, available information and certain assumptions that management deems appropriate; and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.
(2) The pro forma combined statements of operations include the effect of certain reductions in salary and benefits to the owners and employees of two of the Founding Companies to which they have agreed prospectively, as follows: for fiscal 1995, $682,000; and for the nine months ended September 30, 1995, $292,000 and September 30, 1996, $743,000. Additionally, the pro
     forma combined statements include the effect of certain assets distributed to and certain expenses assumed by the owners of certain of the Founding Companies.

(3) Gives effect to the receipt and application of an estimated $75.8 million of the net proceeds of this Offering. See "Use of Proceeds."

              SELECTED INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents selected financial data for each of the individual Founding Companies for the three most recent years as well as the most recent interim period and comparative period of the prior year, as applicable. See the financial statements of each of the Founding Companies, the related notes thereto and the other information relating to the Founding Companies contained elsewhere in this Prospectus.


                                                                                    NINE MONTHS
                                                                                  ENDED SEPTEMBER
                                                    YEARS ENDED DECEMBER 31,            30,
                                                   ---------------------------   -----------------
                                                    1993      1994      1995      1995      1996
                                                                   (IN THOUSANDS)   (UNAUDITED)
PPI:
  Revenue......................................... $ 6,890   $ 9,617   $11,020   $ 8,347   $ 8,487
  Gross profit....................................   6,080     8,250     9,438     7,069     7,231
  Selling, general and administrative expenses....     982     1,184     1,350       908     1,041
  Research and development expenses...............   1,040     1,502     2,024     1,484     1,935
SPI:
  Revenue......................................... $10,836   $13,501   $15,179   $10,954   $12,203
  Gross profit....................................   3,723     5,182     6,078     4,258     4,776
  Selling, general and administrative expenses....   2,472     3,023     3,345     2,357     2,921
RTI:
  Revenue......................................... $ 3,047   $ 4,327   $ 4,954   $ 3,353   $ 4,379
  Gross profit....................................     505     1,751     2,253     1,260     1,606
  Selling, general and administrative expenses....     925     1,711     2,269     1,313     1,741
NMS(1):
  Revenue.........................................      --   $   241   $ 2,131   $ 1,591   $ 4,100
  Gross profit (loss).............................      --       (62)      406       334     1,157
  Selling, general and administrative expenses....      --       201       396       250     1,069
  Research and development expenses...............      --        --        --        --       410
SMI:
  Revenue......................................... $ 1,744   $ 2,129   $ 2,717   $ 1,738   $ 2,947
  Gross profit....................................     414       473       486       277       711
  Selling, general and administrative expenses....     314       371       426       323       377


---------------
(1) Information relating to 1994 is for the four months ended December 31, 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements of each of the Founding Companies and the related notes thereto and "Selected Financial Data" appearing elsewhere in this Prospectus.

OVERVIEW


     The Company is a leading provider of comprehensive physician management systems to independent physicians, physician groups, MSOs, IPAs, managed care organizations and other providers of health care services in the United States. The Company's revenue is derived primarily from the licensing of various software products, including its core product, The Medical Manager, the provision of services and the sale of hardware. The Company's primary focus is on the sale of value-added products and services, while hardware is sold primarily in response to customer demand. Since the development of The Medical Manager in 1982, the Company's installed base has grown to over 22,500 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management software in the United States.


     The Company derives revenue from systems sales, software licensing and maintenance and other services. Systems sales include sales of physician practice management systems to new customers and sales of system upgrades and add-ons to existing customers. Systems sales to new customers include software licensing, hardware, installation, training, 90 days of software maintenance and varying periods of hardware maintenance, depending on the warranty of the manufacturer. System upgrades include software licensing, hardware, installation and training. System add-ons include additional software licensing, peripheral hardware and installation. Cost of system sales reflects primarily the cost of The Medical Manager software, associated hardware, operating systems and salaries, related benefits, travel and allocations of other overhead costs.

     Software license revenue principally represents the licensing of software to independent dealers for resale. Cost of software license revenue principally includes the costs of media, duplication, technical documentation and delivery and allocations of other overhead costs.

     Maintenance and other services revenue includes software and hardware maintenance contracts, training, programming and sales of additional peripheral hardware. Software maintenance represents revenue derived from maintenance agreements, providing customers with updates and enhancements developed by the Company and access to the Company's toll-free telephone support centers. Hardware maintenance represents revenue derived from maintenance agreements for repairs and preventative maintenance to the hardware. Both hardware and software maintenance are optional to the customer for smaller installations and required for MSO and larger installations. Cost of maintenance contracts revenue reflects primarily salaries and related benefits, travel and allocations of other overhead costs.

     The Company recognizes systems revenue in accordance with the provisions of AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services is recognized as the services are provided. Certain expenses are allocated between the cost of sales for systems, software license and maintenance and other based upon management's estimates.


     Selling, general and administrative expenses consist primarily of marketing and advertising, salaries and related benefits, professional fees, administrative costs and allocations of other overhead costs.


     Research and development expenses represent salaries and related benefits expenses and allocations of other overhead costs associated with research and development activities. Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards No. 86 requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized over the estimated product life. The period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant.

     The Company has entered into agreements to acquire, simultaneously with the consummation of this Offering, the five Founding Companies: PPI, SPI, NMS, RTI and SMI. The Founding Companies have been managed throughout the periods presented as independent private companies, and, as such, their results of operations reflect different tax structures (S corporations and C corporations), which have influenced, among other things, their historical levels of owners' compensation. Certain owners and certain key employees have agreed to reductions in their compensation and benefits pursuant to employment agreements entered into in connection with the Mergers.

     MMC, which has conducted no operations to date, intends to integrate these businesses, their operations and administrative functions over a period of time. This integration process may present opportunities to reduce costs through the elimination of duplicative functions and through economies of scale, but may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration and facilities expansion. These various costs and potential cost savings may make historical operating results not comparable to, or indicative of, future performance. Accordingly, neither the anticipated savings nor the anticipated costs have been included in the unaudited pro forma financial data presented herein.

     Accounting for the acquisition will be subject to the procedures specified in Staff Accounting Bulletin No. 97. As such, PPI has been identified as the acquiring entity for financial statement presentation purposes. See "-- Results of Operations -- The Combined Founding Companies."

RESULTS OF OPERATIONS -- PERSONALIZED PROGRAMMING, INC.


     Founded in 1981, PPI is the developer of The Medical Manager practice management system. Its progressive and innovative approach to computer-programming has made it a leader in the health care information industry. The following table sets forth certain selected financial information for the periods presented:



                                                                                                       NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,
                                         ---------------------------------------------------    --------------------------------
                                              1993              1994              1995               1995              1996
                                                                                                          (UNAUDITED)
                                                                             (IN THOUSANDS)
REVENUE:
  Systems..............................  $  694    10.0%   $1,014    10.5%   $ 1,018     9.2%   $  751     9.0%   $  566     6.7%
  Software license.....................   4,840    70.3     6,328    65.8      7,529    68.3     5,771    69.1     6,055    71.3
  Maintenance and other................   1,356    19.7     2,275    23.7      2,473    22.5     1,825    21.9     1,866    22.0
                                         ------   -----    ------   -----    -------   -----    ------   -----    ------   -----
    Total revenue......................   6,890   100.0     9,617   100.0     11,020   100.0     8,347   100.0     8,487   100.0
                                         ------   -----    ------   -----    -------   -----    ------   -----    ------   -----
COST OF REVENUE:
  Systems..............................     572     8.3       752     7.8        704     6.4       487     5.8       553     6.5
  Software license.....................      63     0.9       381     4.0        651     5.9       600     7.2       381     4.5
  Maintenance and other................     175     2.6       235     2.4        227     2.1       191     2.3       322     3.8
                                         ------   -----    ------   -----    -------   -----    ------   -----    ------   -----
    Total cost of revenue..............     810    11.8     1,368    14.2      1,582    14.4     1,278    15.3     1,256    14.8
                                         ------   -----    ------   -----    -------   -----    ------   -----    ------   -----
        Gross margin...................   6,080    88.2     8,249    85.8      9,438    85.6     7,069    84.7     7,231    85.2
                                         ------   -----    ------   -----    -------   -----    ------   -----    ------   -----
OPERATING EXPENSES:
  Selling, general and
    administrative.....................     982    14.2     1,184    12.3      1,351    12.3       908    10.9     1,041    12.3
  Research and development.............   1,040    15.1     1,502    15.6      2,024    18.4     1,484    17.8     1,935    22.8
  Depreciation and amortization........     105     1.5       196     2.0        226     2.0       140     1.6       189     2.2
                                         ------   -----    ------   -----    -------   -----    ------   -----    ------   -----
    Total operating expenses...........   2,127    30.8     2,882    29.9      3,601    32.7     2,532    30.3     3,165    37.3
                                         ------   -----    ------   -----    -------   -----    ------   -----    ------   -----
        Income from operations.........   3,953    57.4     5,367    55.9      5,837    52.9     4,537    54.4     4,066    47.9
OTHER INCOME (EXPENSE):
  Interest income......................      92     1.3        70     0.6        136     1.2       143     1.7        83     1.0
  Other................................      81     1.2       (15)   (0.1)       (27)   (0.2)        0                 0
                                         ------   -----    ------   -----    -------   -----    ------   -----    ------   -----
        Net income.....................  $4,126    59.9%   $5,422    56.4%   $ 5,946    53.9%   $4,680    56.1%   $4,149    48.9%
                                         ======   =====    ======   =====    =======   =====    ======   =====    ======   =====

  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Revenue. PPI's total revenue for the nine months ended September 30, 1996 increased to $8.5 million from $8.3 million for the corresponding period in 1995, an increase of $0.2 million or 1.7%. Revenue from systems for the nine months ended September 30, 1996 decreased to $0.6 million (6.7% of total revenue) from $0.8 million (9.0% of total revenue) for the corresponding period in 1995, a decrease of $0.2 million or 24.6%. The decrease was primarily due to turnover in sales personnel. Revenue from software license for the nine months ended September 30, 1996 increased to $6.1 million (71.3% of total revenue) from $5.8 million (69.1% of total revenue) for the corresponding period in 1995, an increase of $0.3 million or 4.9%. The increase was primarily due to increased sales of systems to MSOs, which typically generate greater revenue per system sold than do systems sold to individual practices. Revenue from maintenance and other sources for the nine months ended September 30, 1996 was essentially unchanged from the prior year's period at approximately $1.9 million (22.0% of total revenue in 1996 compared to 21.9% in 1995).


     Cost of revenue. The total cost of revenue for the nine months ended September 30, 1996 was essentially unchanged at $1.3 million. The slight growth in revenue resulted in a modest increase in gross margin to 85.2% for the nine months ended September 30, 1996 from 84.7% for the corresponding period in 1995. Cost of revenue for systems for the nine months ended September 30, 1996 increased to $0.6 million from $0.5 million for the corresponding period in 1995, an increase of $0.1 million or 13.6%. The increase was primarily attributable to an increase in equipment costs. Cost of revenue for software license for the nine months ended September 30, 1996 decreased to $0.4 million from $0.6 million for the corresponding period in 1995, a decrease of $0.2 million or 36.5%. The decrease was primarily due to reduced software royalties to SPI. Cost of revenue for maintenance and other sources for the nine months ended September 30, 1996 increased to $0.3 million from $0.2 million for the corresponding period in 1995, an increase of $0.1 million or 68.6%. The increase was primarily due to increased cost associated with an annual training and information seminar held by PPI for its dealers, resulting from the relocation to a costlier site for the seminar.


     Selling, general and administrative expenses. Selling general and administrative expenses for the nine months ended September 30, 1996 increased to $1.0 million (12.3% of total revenue) from $0.9 million (10.9% of total revenue) for the corresponding period in 1995, an increase of $0.1 million or 14.6%. The increase was primarily attributable to an increase in occupancy costs for the office facilities distributed in March 1996 to PPI's stockholder and leased back to PPI and increased professional fees indirectly related to the Mergers.


     Research and development expenses. Research and development expenses ("R&D") for the nine months ended September 30, 1996 increased to $1.9 million (22.8% of total revenue) from $1.5 million (17.8% of total revenue) for the corresponding period in 1995, an increase of $0.4 million or 30.4%. The increase was due to an approximate 40% increase in R&D personnel hired to support development activities relating to: (i) a new release of The Medical Manager incorporating an advanced appointment scheduler and other enhancements; (ii) the development of graphical user interface and relational database technologies for use in future versions of The Medical Manager; (iii) the development of an electronic medical records module; and (iv) the development of a module for use in the management of multiple physician practices. Certain of these initiatives were begun in previous periods, but required additional resources as they reached more advanced stages of development. Although the Company believes that the increase in staffing levels and the development of these initiatives are essential to the continued success of The Medical Manager, they are not expected to yield any immediate revenue to PPI.


     Other income. Other income for the nine months ended September 30, 1996 decreased to $83,593 from $142,843 for the corresponding period in 1995. This decrease was primarily the result of a decrease in investment income.

  YEARS ENDED DECEMBER 31, 1995 AND 1994

     Revenue. PPI's total revenue for 1995 increased to $11.0 million from $9.6 million for 1994, an increase of $1.4 million or 14.6%. Revenue from software license for 1995 increased to $7.5 million (68.3% of total revenue) from $6.3 million (65.8% of total revenue) for 1994, an increase of $1.2 million or 19.0%. The increase was primarily due to increased sales to MSOs, which typically generate greater revenue per system sold than do systems sold to individual practices, as well as a release of a new version of The Medical Manager and the availability of a new module for use in managed care. Revenue from system sales for 1995 was essentially unchanged at $1.0 million (9.2% of total revenue for 1995 compared to 10.5% in 1994) from 1994. Revenue from maintenance and other sources for 1995 increased to $2.5 million (22.4% of total revenue) from $2.3 million (23.7% of total revenue) for 1994, an increase of $0.2 million or 8.7%.

     Cost of revenue. The total cost of revenue increased in 1995 to $1.6 million from $1.4 million in 1994, an increase of 15.6%, but remained essentially unchanged as a percentage of total revenue (approximately 14%). Gross margin decreased slightly to 85.6% in 1995 from 85.8% in 1994. Cost of revenue for systems for 1995 decreased to $0.7 from $0.8 for 1994, a decrease of $0.1 million or 6.4%. The decrease was primarily due to a decrease in equipment cost. Cost of revenue for software license for 1995 increased to $0.7 million from $0.4 in 1994, an increase of $0.3 million or 70.9%. The increase was primarily due to a change in the sales mix towards sales requiring royalty payments to SPI. The requirement to make such payments will be eliminated with the Mergers. Cost of revenue for maintenance and other sources for 1995 was essentially unchanged at $0.2 million from the prior year.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1.4 million in 1995 from $1.2 million in 1994, an increase of $0.2 million or 14.0%, but were essentially unchanged as a percentage of total revenue (12.3%).


     Research and development expenses. Research and development expenses for 1995 increased to $2.0 million (18.4% of total revenue) from $1.5 million (15.6% of total revenue) for 1994, an increase of $0.5 million or 34.8%. The increase was due to an approximate 35% increase in R&D personnel hired to support development activity relating to: (i) a new release of The Medical Manager incorporating an advanced appointment scheduler and other enhancements; (ii) the development of a module for use in the management of multiple physician practices; and (iii) the development of an electronic medical records module. Certain of these initiatives were begun in previous periods, but required additional resources as they reached more advanced stages of development.


     Other income. Other income for 1995 increased to $108,470 from $54,853 for 1994. This increase was primarily the result of an increase in interest income in 1995.

  YEARS ENDED DECEMBER 31, 1994 AND 1993

     Revenue. PPI's total revenue for 1994 increased to $9.6 million from $6.9 million for 1993, an increase of $2.7 million or 39.6%. Revenue from software license for 1994 increased to $6.3 million (65.8% of total revenue) from $4.8 million in 1993 (70.3% of total revenue), an increase of $1.5 million or 30.7%. Revenue from system sales for 1994 increased to $1.0 million (10.5% of total revenue) from $0.7 million (10.1% of total revenue), an increase of $0.3 million or 46.1%. Revenue from maintenance and other sources for 1994 increased to $2.3 million (23.7% of total revenue) from $1.4 million (19.7% of total revenue) for 1993, an increase of $0.9 million or 67.8%. These increases were primarily due to sales postponed by customers to 1994 due to concerns regarding the impact of proposed health care legislation.


     Cost of revenue. The total cost of revenue for 1994 increased to $1.4 million from $0.8 million in 1993, an increase of 68.9%. The growth in cost of revenue resulted in a decline in gross margin to 85.8% in 1994 from 88.2% in 1993. Cost of revenue for systems for 1994 increased to $0.8 million from $0.6 million in 1993, an increase of $0.2 million or 31.5%. This increase was due primarily to increased systems sales and was partially offset by a decrease in the cost of equipment. Cost of revenue for software license for 1994 increased to $0.4 million from $0.1 million in 1993, an increase of $0.3 million or 504.8%. The increase was primarily due to an increase in revenue from software license and sales requiring royalty payments to SPI that will not be necessary following the Mergers. Cost of revenue for maintenance and other was essentially unchanged at $0.2 million.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1.2 million in 1994 from $1.0 million in 1993, an increase of $0.2 million or 20.5%, but decreased moderately as a percentage of total revenue.

     Research and development expenses. Research and development expenses for 1994 increased to $1.5 million (15.6% of total revenue) from $1.0 million (15.1% of total revenue) for 1994, an increase of $0.5 million or 44.4%. The increase was due to an approximate 63% increase in R&D personnel hired to support the development of a new version of The Medical Manager incorporating additional core and office management applications, which was released in June 1995.

     Other income. Other income for 1994 decreased to $54,853 from $172,994 in 1993. The decrease was primarily the result of a decrease in interest income and other commissions income.

  LIQUIDITY AND CAPITAL RESOURCES

     The following table sets forth selected information from PPI's statements of cash flows:

                                                                                  NINE MONTHS
                                                              YEAR ENDED             ENDED
                                                             DECEMBER 31,        SEPTEMBER 30,
                                                         ---------------------   -------------
                                                         1993    1994    1995    1995    1996
                                                                     (IN MILLIONS)
    Net cash provided by operations....................  $ 5.1   $ 5.3   $ 6.2   $ 5.1   $ 4.7
    Net cash used in investing activities..............   (1.0)   (0.2)   (1.2)   (1.1)   (0.2)
    Net cash used in financing activities..............   (4.0)   (4.1)   (5.1)   (2.5)   (2.7)
                                                         -----   -----   -----    ----   -----
    Net increase (decrease) in cash and cash
      equivalents......................................  $ 0.1   $ 1.0   $(0.1)  $ 1.5   $ 1.8
                                                         =====   =====   =====    ====   =====


     PPI has historically funded its operations with cash flows from operations. From 1993 through the nine months ended September 30, 1996, PPI generated $21.3 million in cash from operations. Substantially all of the cash generated from operations was generated by net income plus depreciation and amortization, with little change in non-cash working capital. During this same period, cash used in investing activities totaled $2.6 million and was primarily used for the acquisition of additional office facilities and computer and other equipment. Cash used in financing activities during this period consisted of S corporation distributions to PPI's stockholder. In addition, prior to the consummation of the Mergers, PPI will make distributions to its stockholder in respect of its estimated S corporation Accumulated Adjustment Account (the "AAA Account") (currently estimated to be approximately $4.0 million) as of the date of the closing.


     As of September 30, 1996, PPI had a working capital surplus of $3.1 million and no long-term debt outstanding. While there can be no assurance, management of PPI believes that PPI has adequate cash flow from operations to fund its operations through the fourth quarter of 1997.

RESULTS OF OPERATIONS -- THE COMBINED FOUNDING COMPANIES

     The Combined Founding Companies' Statement of Operations data for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 do not purport to present the results of operations of the combined Founding Companies in accordance with generally accepted accounting principles. Instead, they represent merely a summation of revenue, cost of revenue, gross profit, SG&A and R&D of the individual Founding Companies, on a historical basis, after the elimination of intercompany revenue and expense, and exclude the effects of pro forma adjustments, such as the adjustment to compensation-related expenses reflecting the implementation of the employment agreements to be entered into by certain members of management. This data will not be comparable to and may not be indicative of the Company's post-combination results of operations.

     The following table sets forth certain selected unaudited combined financial information on a historical basis, excluding the effects of pro forma adjustments, for the periods presented.

                                                                                                     NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                               SEPTEMBER 30,
                                --------------------------------------------------------    ------------------------------------
                                      1993                1994                1995                1995                1996
                                                                                                        (UNAUDITED)
                                                                         (IN THOUSANDS)
REVENUE:
  Systems.....................  $ 3,108     17.0%   $ 4,333     17.9%   $ 7,106     24.3%   $ 4,142     20.1%   $ 7,129     26.9%
  Software license............    9,552     52.2     12,215     50.5     13,319     45.5      9,846     47.7     10,559     39.9
  Maintenance and other.......    5,624     30.8      7,636     31.6      8,862     30.2      6,652     32.2      8,782     33.2
                                -------    -----    -------    -----    -------    -----    -------    -----    -------    -----
    Total revenue.............   18,284    100.0     24,184    100.0     29,287    100.0     20,640    100.0     26,470    100.0
                                -------    -----    -------    -----    -------    -----    -------    -----    -------    -----
COST OF REVENUE:
  Systems.....................    2,113     11.6      1,990      8.2      2,914     10.0      1,317      6.4      4,084     15.4
  Software license............    1,818      9.9      2,532     10.5      2,278      7.8      1,857      9.0      1,577      6.0
  Maintenance and other.......    3,632     19.9      4,067     16.8      5,434     18.5      4,268     20.7      5,328     20.1
                                -------    -----    -------    -----    -------    -----    -------    -----    -------    -----
    Total cost of revenue.....    7,563     41.4      8,589     35.5     10,626     36.3      7,442     36.1     10,989     41.5
                                -------    -----    -------    -----    -------    -----    -------    -----    -------    -----
        Gross margin..........   10,721     58.6     15,595     64.5     18,661     63.7     13,198     63.9     15,481     58.5
                                -------    -----    -------    -----    -------    -----    -------    -----    -------    -----
OPERATING EXPENSES:
  Selling, general and
    administrative............    4,692     25.7      6,490     26.8      7,785     26.6      5,151     25.0      7,149     27.0
  Research and development....    1,040      5.7      1,502      6.2      2,024      6.9      1,484      7.2      2,345      8.8

  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Revenue. The Company's total revenue for the nine months ended September 30, 1996 increased to $26.5 million from $20.6 million for the corresponding period in 1995, an increase of $5.9 million or 28.2%. Revenue from systems for the nine months ended September 30, 1996 increased to $7.1 million (26.9% of total revenue) from $4.1 million (20.1% of total revenue) for the corresponding period in 1995, an increase of $3.0 million or 72.1%. The increase was primarily due to increased sales to MSOs, which typically generate greater revenue per system sold than do systems sold to individual practices and from additional system sales resulting from the acquisition in January 1996 of GBP With Excellence, Inc. ("GBP"), a dealer for The Medical Manager serving the state of Florida. Revenue from software license for the nine months ended September 30, 1996 increased to $10.6 million (39.9% of total revenue) from $9.8 million (47.7% of total revenue) for the corresponding period in 1995, an increase of $0.8 million or 7.2%. The increase was due primarily to increased sales to MSOs. Revenue from maintenance and other sources for the nine months ended September 30, 1996 increased to $8.8 million (33.2% of total revenue) from $6.7 million (32.2% of total revenue) for the corresponding period in 1995, an increase of $2.1 million or 32.0%. The increase was primarily a result of sales of additional maintenance contracts due to continued growth in the Company's installed base and the acquisition of GBP.


     Cost of Revenue. The total cost of revenue for the nine months ended September 30, 1996 increased to $11.0 million from $7.4 million for the corresponding period in 1995, an increase of $3.6 million or 47.7%. The growth in cost of revenue resulted in a decline in gross margin to 58.5% for the nine months ended September 30, 1996 from 63.9% for the corresponding period in 1995. Cost of revenue for systems for the nine months ended September 30, 1996 increased to $4.1 million from $1.3 million for the corresponding period in 1995, an increase of $2.8 million or 210.1%. The increase was due principally to the inclusion of GBP in the Company's results for the nine months ended September 30, 1996. The Company believes that sales by GBP carried a gross margin which was significantly lower than the Company's consolidated gross margin. This was partially offset by a substantial increase in sales to MSOs, which carry lower unit costs than sales to individual practices. Cost of revenue for software license for the nine months ended September 30, 1996 decreased to $1.6 million from $1.9 million for the corresponding period in 1995, a decrease of $0.3 million or 15.1%. The decrease was primarily due to greater allocation of overhead to cost of revenue for systems and maintenance and other sources as revenue increased for these components at a rate greater than that for software license. Cost of revenue for maintenance and other sources for the nine months ended September 30, 1996 increased to $5.3 million from $4.3 million for the corresponding period in 1995, an increase of $1.0 million or 24.8%. The increase was due principally to cost inefficiencies associated with the integration of GBP into the Company's distribution network.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $7.1 million for the nine months ended September 30, 1996 (27.0% of total revenue) from $5.2 million (25.0% of total revenue) for the corresponding period in 1995, an increase of $1.9 million or 38.8%. The increase was due primarily to an increase of $0.4 million of additional owners' compensation at RTI, $0.3 million of indirect transaction costs at NMS, increased selling commissions and other costs from increased revenue and the hiring of additional administrative and operational personnel in anticipation of the Mergers.

     Research and development. R&D for the nine months ended September 30, 1996 increased to $2.3 million (8.8% of total revenue) from $1.5 million (7.2% of total revenue) for the corresponding period in 1995, an increase of $0.8 million or 58.0%. The increase was due to an approximate 50% increase in R&D personnel hired to support development activity relating to: (i) a new release of The Medical Manager incorporating an advanced appointment scheduler and other enhancements; (ii) graphical user interface and relational database technologies for use in future versions of The Medical Manager; (iii) an electronic medical records module; (iv) a module for use in the management of multiple physician practices; and (v) a module for use in claims adjudication. Certain of these initiatives were begun in previous periods, but required additional resources as they reached more advanced stages of development.

  YEARS ENDED DECEMBER 31, 1995 AND 1994


     Revenue. The Company's total revenue for 1995 increased to $29.3 million from $24.2 million for 1994, an increase of $5.1 million or 21.1%. Revenue from systems sales for 1995 increased to $7.1 million (24.3% of total revenue) from $4.3 million (17.9% of total revenue) for 1994, an increase of $2.8 million or 64.0.%. The increase was primarily due to increased sales to MSOs. Revenue for software license for 1995 increased to $13.3 million (45.5% of total revenue) from $12.2 million (50.5% of total revenue) for 1994, an increase of $1.1 million or 9.0%. The increase was primarily due to increased sales of systems to MSOs. Revenue from maintenance and other sources for 1995 increased to $8.9 million (30.2% of total revenue) from $7.6 million (31.6% of total revenue) for 1994, an increase of $1.3 million or 16.1%. The increase was primarily a result from inclusion of operations of NMS for a full year.


     Cost of revenue. The total cost of revenue for 1995 increased to $10.6 million from $8.6 million in 1994, an increase of $2.0 million or 23.7%.Cost of revenue for systems for 1995 increased to $2.9 million from $2.0 million in 1994, an increase of $0.9 million or 46.4%. The increase was primarily due to increased revenue and was partially offset by a substantial increase in sales to MSOs. Cost of revenue for software license for 1995 decreased slightly to $2.3 million from $2.5 million in 1994, a decrease of $0.2 million or 10.0%. The decrease was primarily due to greater allocation of overhead to cost of revenue for systems and maintenance and other sources as revenue increased for these components at a rate greater than that for software license. Cost of revenue for maintenance and other sources for 1995 increased to $5.4 million from $4.1 million in 1994, an increase of $1.3 million or 33.6%. The increase was primarily due to the new initiatives for centralized support desk services. The growth in the cost of revenue resulted in a modest decline in gross margin to 63.7% for 1995 from 64.5% in 1994. The decline in gross margin was principally due to the Company's decision to hire additional employees to implement new initiatives in professional and technical services, including centralized support desk and project managers for large system installations. The Company does not, however, expect to recognize additional revenue from certain of these services until future periods.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $7.8 million for 1995 from $6.5 million for 1994, an increase of $1.3 million or 20.0%, but were essentially unchanged as a percentage of total revenue (27.0%).

     Research and development expenses. Research and development expenses for 1995 increased to $2.0 million (6.9% of total revenue) from $1.5 million (6.2% of total revenue) for 1994, an increase of $0.5 million or 34.8%. The increase was due to an approximate 35% increase in R&D personnel hired to support development activity relating to: (i) a new release of The Medical Manager incorporating an advanced appointment scheduler and other enhancements; (ii) a module for use in the management of multiple physician practices; and (iii) an electronic medical records module. Although the Company believes that the increase in staffing levels and the development of these initiatives are essential to the continued success of The Medical Manager, they are not expected to yield any immediate revenue to the Company.

     YEARS ENDED DECEMBER 31, 1994 AND 1993


     Revenue. The Company's total revenue for 1994 increased to $24.2 million from $18.3 million for 1993, an increase of $5.9 million or 32.3%. The increase was primarily due to sales postponed by customers to 1994 due to concerns in 1993 regarding the impact of proposed health care legislation. Revenue from software license for 1994 increased to $12.2 million (50.5% of total revenue) from $9.6 million (52.2% of total revenue) for 1993, an increase of $2.6 million or 27.9%. Revenue from system sales for 1994 increased to $4.3 million (17.9% of total revenue) from $3.1 million (17.0% of total revenue) for 1993, an increase of $1.2 million or 39.4%. Revenue from maintenance and other sources for 1994 increased to $7.6 million (31.6% of total revenue) from $5.6 million (30.8% of total revenue) for 1993, an increase of $2.0 million or 35.8%.



     Cost of revenue. The total cost of revenue for 1994 increased to $8.6 million from $7.6 million in 1993, an increase of $1.0 million or 13.6%. The reduced growth in the cost of revenue resulted in an increase in gross margin to 64.5% for 1994 from 58.6% in 1993. Cost of revenue for systems for 1994 decreased to $2.0 million from $2.1 million in 1993, a decrease of $0.1 million or 5.8%. The decrease was primarily due to a decrease in equipment costs for system sales. Cost of software license for 1994 increased to $2.5 million from $1.8 million in 1993, a increase of $0.7 million or 39.3%. Cost of revenue for maintenance and other sources for 1994 increased to $4.1 million from $3.6 million in 1993, an increase of $0.5 million or 12.0%. The increase in the cost of software license and maintenance and other sources was primarily due to increased revenue and was partially offset by non-recurring costs in 1993 associated with an inventory write-down in the amount of $0.3 million and a legal settlement requiring the buy out of a non-competition agreement by the founders of RTI in the amount of $0.4 million.


     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $6.5 million for 1994 (26.8% of total revenue) from $4.7 million (25.7% of total revenue) for 1993, an increase of $1.8 million or 38.3%. The increase was due primarily to an increase in RTI owner compensation of $0.5 million.

     Research and development expenses. Research and development expenses for 1994 increased to $1.5 million (6.2% of total revenue) from $1.0 million (5.7% of total revenue) for 1993, an increase of $0.5 million or 44.4%. The increase was due to an approximate 60% increase in R&D personnel hired to support the development of a new version of The Medical Manager incorporating additional core and office management applications, which was released in June 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The following table sets forth certain selected unaudited combined statements of cash flow information on an historical basis, excluding the effects of pro forma adjustments, for the periods presented:

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                 YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                                 -------------------------     ---------------
                                                 1993      1994      1995      1995      1996
                                                                 (IN MILLIONS)
    Net cash provided by operations............  $ 5.0     $ 7.0     $ 9.2     $ 7.9     $ 6.5
    Net cash used in investing activities......   (0.7)     (0.2)     (2.3)     (1.9)     (0.3)
    Net cash used in financing activities......   (4.3)     (5.5)     (6.8)     (3.9)     (3.7)
                                                 -----     -----     -----     -----     -----
         Net increase in cash and cash
           equivalents.........................  $ 0.0     $ 1.3     $ 0.1     $ 2.1     $ 2.5
                                                 =====     =====     =====     =====     =====

     On a combined basis, for the period from 1993 through the nine months ended September 30, 1996, the Founding Companies generated $27.7 million in net cash from operating activities. Substantially all of the net cash generated by operating activities resulted from net income plus depreciation and amortization, with little change in non-cash working capital. During this same period, cash used in investing activities totaled

$3.5 million and was primarily used for the acquisition of dealer operations and net purchases of investments. Cash used in financing activities during this period consisted primarily of S corporation distributions to PPI's stockholder and SPI's stockholder.


     On the closing of this Offering, the Company intends to repay an aggregate of $8.2 million in outstanding indebtedness and other obligations of the Founding Companies. In addition, prior to the consummation of the Mergers, PPI and SPI will make distributions to their stockholders in respect of their estimated S corporation AAA Account as of the date of closing. These distributions relating to the AAA Account (approximately $4.9 million as of September 30, 1996) are expected to be funded primarily through cash and investments provided by operating activities. See "Certain Transactions."



     The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs and planned capital expenditures for property and equipment. On a combined basis, the Founding Companies made capital expenditures of $2.0 million and $1.1 million during 1995 and the nine months ended September 30, 1996, respectively.


     The Company intends to focus on the continued consolidation and rationalization of The Medical Manager dealer network. As such, the Company's dealer acquisition strategy will target dealerships with strong presences in key markets and demonstrated expertise with The Medical Manager product line. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions through a combination of working capital, cash flow from operations and issuances of additional equity.


     The Company has negotiated a line of credit of approximately $30 million with Barnett Bank of Tampa to be used for working capital and other general corporate purposes, including future acquisitions, prior to the consummation of this Offering. The Company intends to have the line of credit executed and effective upon the consummation of this Offering. There can be no assurance that any line of credit will be obtained or that, if obtained, it will be on terms that are favorable to the Company. See "Risk Factors -- Risks Related to Acquisition Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


IMPACT OF INFLATION

     Due to the relatively low levels of inflation experienced in recent years, inflation did not have a significant effect on the results of operations of the combined Founding Companies for the periods presented.

                                    BUSINESS


     The Company is a leading provider of comprehensive physician practice management systems to independent physicians, physician groups, MSOs, IPAs, managed care organizations and other providers of health care services in the United States. The Company develops, markets and supports The Medical Manager practice management system, which addresses the financial and administrative, clinical and practice management needs of physicians. The Company's system has been implemented in a wide variety of practice settings, from small physician groups to multi-provider IPAs and MSOs, and enables physicians and their administrative staffs to efficiently manage their practices while delivering quality patient care in a constantly changing health care environment. Since the development of The Medical Manager in 1982, the Company's installed base has grown to over 22,500 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management system in the United States.


     The Company has entered into agreements to acquire, simultaneously with the consummation of this Offering, the five Founding Companies. These five entities include: (i) PPI, the developer of The Medical Manager practice management system; (ii) SPI, the "master" distributor for The Medical Manager, which coordinates the sales, support and training activities of approximately 180 independent dealers and implements national marketing strategies; (iii) NMS, a national dealer for The Medical Manager; (iv) RTI, a regional dealer serving the Northeastern region of the United States; and (v) SMI, a regional dealer serving the Midwestern region of the United States. The vertical integration of these five entities will bring together the research and development, sales and support efforts for The Medical Manager in one entity covering the entire United States. Although the five Founding Companies have not previously operated as a single entity, they have successfully worked together for many years. PPI has been expanding and improving The Medical Manager system since developing it in 1982, SPI has been the master distributor of The Medical Manager since 1982 and NMS, RTI and SMI have been selling and supporting The Medical Manager as independent dealers since 1994, 1988 and 1987, respectively.

INDUSTRY OVERVIEW

     Over the past decade, health care costs in the United States have risen faster than the overall rate of inflation. According to the U.S. Health Care Financing Administration, health care expenditures have increased from less than $250 billion, or approximately 9% of U.S. gross domestic product, in 1980 to almost $1 trillion, or approximately 14% of U.S. gross domestic product, in 1994. This increase has resulted in broad pressures to reduce costs without sacrificing the quality of care and has caused significant changes in the health care industry. While reimbursement for health care has historically been based on a fee-for-service model of payment, managed care organizations and other payors are increasingly utilizing alternative reimbursement models that shift the financial risk of delivering health care from payors to health care providers, including discounted fee schedules, single payment based on diagnosis, capitation and other risk sharing arrangements.

     The ongoing pressure to contain health care costs and the growing administrative burdens placed on medical practices have caused physicians to join together in group practices to share administrative costs and achieve economies of scale. In addition, other providers and payors are buying and/or managing physician practices and transforming them into integrated delivery systems. The Company believes the movement toward group practices has accelerated the trend toward automation as group practices require the greater efficiency and productivity of more powerful practice management systems. This general increase in the size and complexity of medical practices has created a greater need for analysis of data and production of timely management information reports that allow physicians, other providers of medical care and payors to reach informed conclusions regarding the quality and appropriateness of various procedures and practices.

     The expansion in the number of managed care and third-party payor organizations, as well as additional governmental regulation and the change in reimbursement models, have greatly increased the complexity of pricing practices, billing procedures and reimbursement policies impacting medical practices. Practice management systems help providers reduce the costs and improve the quality of delivering health care services by automating patient care information systems and administrative processes, ensuring timely access to relevant information, streamlining the storage and retrieval of information, and efficiently matching patient needs with available resources. While early systems concentrated principally on patient billing and collection activities, systems are now available that record and store clinical information, automate the processing of insurance and third-party payor claims and integrate the operations of physician practices with larger health care organizations such as hospitals, HMOs and management service organizations.

BUSINESS STRATEGY


     The Company's strategy is to integrate its research and development, marketing, sales and support resources and to build upon its leadership position as the provider of the most widely utilized physician practice management system. Key elements of this strategy include:


          Capitalizing on New Corporate Structure. As a result of the Mergers, the Company expects to achieve significant benefits through a national market presence, centralized client support and the implementation of a national retail pricing structure. While the Founding Companies have worked together successfully for many years, the consummation of this Offering and the completion of the Mergers will create a vertically integrated entity that will have greater financial strength and stability than the individual Founding Companies and that will compete more effectively on national, regional and local levels. In addition, the Company expects to achieve significant cost savings as a result of the consolidation of many of the administrative functions currently handled separately by each of the Founding Companies. The Mergers will also allow the Company to further develop its Enterprise Business Group, a national accounts group that assists regional dealers in marketing to, and addressing the support needs of, larger provider organizations such as MSOs, IPAs, and managed care organizations. The Company plans to establish local and regional resource centers, supported by centralized corporate and regional operations, including help desks, EDI departments and advanced technical and programming personnel. The Company expects this structure to result in greater overall consistency and a higher level of client support.

          Consolidating and Rationalizing the Distribution Network. The Company intends to consolidate and rationalize The Medical Manager distribution network. Prior to the 1990s, when independent physician practices were most prevalent, the local focus of The Medical Manager independent dealer network effectively addressed the practice management needs of the market. However, due to the numerous trends in the health care industry toward improved efficiency and cost containment, physicians have been forced to consolidate into larger practice organizations. To meet the needs of these larger groups, this Company believes it is necessary to adopt and implement a product distribution strategy that includes the acquisition of dealers in major medical communities and large metropolitan markets. These dealers should enable the Company to market more effectively to larger customers while assisting the remaining independent dealers in conducting their marketing activities. The Company also intends to further standardize the sales and support practices of the independent dealers in order to ensure that The Medical Manager is sold and supported on a consistent and effective basis. See "-- Distribution Network."

          Increasing Penetration of Management Service Organizations and Other Large Physician Groups. The Company seeks to increase its sales of enterprise-wide systems, products and services to MSOs and large physician groups. As trends in the health care marketplace continue to drive physician affiliations, the Company believes there is significant opportunity to increase its share of this rapidly growing segment of the practice management market. In order to capitalize on these opportunities, the Company has established the Enterprise Business Group to coordinate large group sales and support in conjunction with local and regional dealers. In addition, the Company has enhanced the functionality of The Medical Manager to deliver increasingly comprehensive physician practice management services in enterprise-wide settings. The Company believes that through these efforts it can significantly increase its share of this market segment.

          Cross-Selling Products and Services to Existing Client Base. The Company intends to aggressively cross-sell additional products and services to its existing client base. A majority of the Company's existing clients do not currently use The Medical Manager's entire suite of products and services. Because of its substantial installed base of over 22,500 sites, as well as the modular, integrated product design of The Medical Manager, the Company intends to work with the sales offices to target many of its customers as candidates for cross-selling opportunities, including system upgrades, additional software application modules, services such as hardware and software maintenance, system and process planning, project management, custom programming and EDI capabilities.


          Continuing Development of New Products, Product Enhancements and Services. The Company intends to continue its leadership role in the development and introduction of new products, product enhancements and services for the physician practice marketplace. To do so, the Company intends to continue to commit significant financial and human resources to its research and development efforts. A key focus of the Company's research and development efforts is the further enhancement of The Medical Manager's ability to operate within a variety of integrated delivery environments. The Company's strategic development initiatives include advanced systems, such as a version of The Medical Manager incorporating relational databases, a graphical user interface and enhanced client-server applications. The Company develops new products, product enhancements and services with input from its physician-clients. For 1995 and the first six months of 1996, the Company's pro forma expenses for research and development were $2.1 million and $1.5 million, respectively, representing 5.8% and 7.6% of the Company's pro forma revenue for those periods.

PRODUCTS


     The Medical Manager is an integrated practice management system encompassing patient care, clinical, financial and management applications. Due to its scalable design, The Medical Manager is a cost-effective solution in a stand-alone or enterprise-wide environment. The Medical Manager is designed to operate on a wide range of hardware platforms, from Intel-based computer systems for small and medium sized practices, to RISC-based systems, such as the IBM RS/6000 and Hewlett-Packard 9000, for larger practices. Its modular, fully integrated product portfolio allows clients to add incremental capabilities to existing information systems while preserving and minimizing the need for capital investments. The latest version of The Medical Manager software, currently in Beta testing, is year 2000 enabled.


     The pricing of The Medical Manager system is a function of the number of modules purchased, the number of users per site, the number of practices, the operating system and the complexity of the installation. Hardware support and services are priced separately from software products and are typically coordinated by the dealer.

     The Medical Manager system provides to physician practices a broad range of patient care and practice management features, including:

                                CORE APPLICATION

     The Medical Manager Core Application includes base financial, clinical and practice management functions.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
The Medical Manager          Provides accounts receivable, insurance billing, basic
                             appointment scheduling and recalls, clinical history, financial history, referral of physician information, encounter form tracking, e-mail, office notes, hospital rounds and over 150 standard reports.

                               OFFICE MANAGEMENT

     The Medical Manager Office Management application automates the essential administrative tasks of a physician practice.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
Automated Collections        Maintains notes, promise to pay dates, budget payments, next action to be taken indicators and prints collection letters;
                             automates "tickler" system to alert the user when an account needs attention.
Chart and X-Ray Locator      Tracks the location of a patient's medical and X-ray charts.
Advanced Billing             Handles sophisticated billing needs, including the necessary collapsing and sorting of charge items into revenue codes for
                             UB92 billing purposes; also used for the specialized reporting needs for Workers' Compensation First Report of Injury.
Custom Report Writer         Provides access to all data elements of The Medical Manager;
                             allows for the creation of user defined custom reports.
Multiple Resource            Includes multi-resource display, search and posting of scheduled
  Scheduling                 appointments; coordinates the utilization of exam rooms and equipment and schedules of teams of physicians, nurses,
                             therapists and others whose services are needed within a
                             specific time sequence of one another.
Patient Flow Tracking        Allows patient encounters to be tracked from the time the
                             patient makes the appointment, through encounters in the waiting room, examination rooms, labs and other areas; reports on time and resource utilization.

                               DEVELOPMENT TOOLS

     Development Tools allow data to be accessed and manipulated, adding flexibility to the system and allowing for customization to meet specialized needs.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
Data Merge                   A proprietary 4GL type language that allows the Company, dealers and other qualified programmers to customize functions and features of The Medical Manager without changing source code;
                             also supports the exchange of data between The Medical Manager and hospital, lab, pharmacy and other medical management
                             systems.

                            ELECTRONIC CONNECTIVITY

     Electronic Connectivity supports the electronic submission of claims to payors, and allows for the open exchange of information between various medical institutions as well as the transfer of administrative transactions to support managed care.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
Hospital Information Link    A Data Merge tool that allows hospital interfaces to be written to local hospital requirements.
HL7 Connectivity Engine      Allows users to provide real time demographic and encounter information to hospitals and other organizations (referred to as
                             "Remotes") and queries the Remote's master patient index in order to retrieve data on existing patients; also allows the
                             Remote to automatically advise the user site of patient
                             admissions and discharges, changes to inpatient/outpatient status and changes to patient demographic information.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
Electronic Data Interchange  An interface that provides state of the art connectivity for immediate access to various insurance providers, third-party connectivity networks and other outside facilities; features include pre-authorization status, benefit eligibility, referral verification and rosters, as well as credit card and check approval.
Electronic Claims            Supports direct electronic submission of claims to Medicare,
                             Medicaid, commercial carriers and clearinghouses; expedites insurance payment turnaround time; verifies claims for accuracy and reports on submitted claims that have been accepted or rejected; provides a complete audit trail and reports to ensure that claims have been processed properly; supports NSF and ANSI national standards.
Electronic Remittance        Used in combination with the Electronic Claims Module to
                             electronically download Explanation of Benefits ("EOBs") from
                             Medicare or other claim centers and to post directly into
                             patients' accounts, thereby saving a substantial amount of data entry time and preventing keying errors.

                           MANAGED CARE APPLICATIONS

     Managed Care applications allow physicians to contain costs and deliver a higher quality of care in the capitated environments.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
Managed Care                 In addition to the managed care features offered in the base system, supports the full functions required to track incoming as well as outgoing referrals to facilities and specialists;
                             maintains membership eligibility lists, capitation payment posting, contract management (including number of visits,
                             allowable time period, procedures and diagnosis treatment plan)
                             and reporting.
Claims Adjudication          Fully integrated with the Managed Care module, provides full risk management capabilities, including the processing of
                             received claims, comparing the claim against authorized services to determine amounts due, generating checks for payments and producing an EOB; also provides advanced features in the form of claims repricing, bundling of services, and provider
                             credentialing.

                             CLINICAL APPLICATIONS

     The Medical Manager Clinical application developments provide fully-integrated components of a patient's medical record that contain the functionality and knowledge bases required in today's practices.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
Quality Care Guidelines      Automates the process of tracking both the curative and
                             preventative services the practice has specified that it wishes to perform; provides reports on physician compliance with
                             recommended care guidelines that are based on the patient's age, sex, diagnoses and other key health factors and are
                             automatically printed with the patient's encounter form. The guidelines are derived from U.S. Preventative Healthcare
                             Guidelines or other clinical knowledge bases and reflect the practice's own suggested intervals of exams, tests, injections and other procedures specific to the individual patient.
Laboratory Interface         Electronically downloads test requests and patient demographics to a laboratory, and electronically transfers results directly into the patient's file in The Medical Manager.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
Prescription Writer          Provides a full set of tools for managing both the clinical and administrative aspects of the prescription process; provides for extensive interaction checking, patient information printouts and prescription history on the drugs being prescribed;
                             administratively reduces physician and staff time spent
                             preparing and issuing prescriptions.
Pharmacy Interface           Offers a direct electronic link to transfer prescriptions and handle authorization requests between the Prescription Writer module and the pharmacy.
Voice Dictation              Through The Medical Manager's link with Kurzweil Applied
                             Intelligence software, enables the physician to dictate, edit and print patient charts and reports; pulls and stores patient and physician information from the patient file into the chart via a single, spoken command.
View Patient Chart           Brings a snapshot of the patient's medical records to a single screen and then gives the user instant access to almost any desired level of underlying detail; allows the screen to be used for valuable side-by-side analysis of chart data.
Medical Records              Designed to provide maximum flexibility and speed in creating, storing and retrieving whatever medical information the practice wishes to maintain on each patient, fully integrated with the product's clinical history, this application addresses the four fundamental issues concerning medical records: creation and maintenance of medical records, simultaneous access to patient records, remote access and data for analysis. Includes patient encounter knowledge base and generates automated progress notes.


                             MSO ENTERPRISE SYSTEM

     The MSO Enterprise system addresses the needs of the MSO market by providing enterprise-wide solutions for the management of integrated provider networks.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
MSO Enterprise Manager       Provides the MSO or multi-practice environment with central administration of multiple practices, enterprise-wide roll-up reports, a master patient index for automatic synchronization of demographic data-updates and remote access across multiple systems.

                        DIALYSIS VERTICAL MARKET OPTION

     The Medical Manager Dialysis Vertical Market Option expedites the repetitive process of posting dialysis patients' weekly treatments.

          PRODUCT                                      DESCRIPTION
---------------------------  ----------------------------------------------------------------
Dialysis Calendar Posting    Using a calendar posting screen, automates and reduces the repetitive, recurring posting dictated by dialysis treatment.

CLIENT SERVICES

     The Company's Client Services Division provides a wide range of services to the entire client base to ensure customer satisfaction and maximize the utility of The Medical Manager system. These services include both fundamental and value-added services as described below:

          Implementation Services. These services include planning, design and installation of software, hardware and network solutions for stand-alone practices to enterprise-wide environments. To ensure customer satisfaction, the Company utilizes a team approach involving technical and professional staff members who have a broad array of technical and business expertise. This team approach includes project engineering, business redesign and practice staff re-education. A client relationship manager, part of the team from the outset, works with the client throughout the life of the contract.

          Support Services. A critical element in assuring proper use of and satisfaction with the Company's products involves ongoing support services provided to the end-users. The Company provides to its clients continuing software and hardware support under agreements that typically have a one year term. These agreements provide for general support via help desks, error corrections to software, remote diagnostics and on-site hardware and software technicians. Support services are provided during normal business hours and can be expanded to include seven days a week, 24 hour coverage. As of November 15, 1996, the Company had 165 full-time employees devoted to providing support services to its customer base.

          Value-Added Services. The Company advises its enterprise-wide clients on how best to bring together disparate physician practices into an integrated health care delivery network. The Company works in partnership with its client's clinical and administrative management in the areas of patient and workflow redesign, job function review and re-education, standardization consultation, project engineering, timeline and resource management and ongoing relationship management. The Company and many of its independent dealers maintain substantial resources capable of providing custom programming solutions for a broad range of client requests. Many of these solutions may be generated at the regional and local levels using the Company's Data Merge language, which allows modification to be made without changing source code.

          Training and Continuing Education. The Company believes initial and continuing education are key components in ensuring customer satisfaction and retention and, accordingly, has devoted significant resources to its Educational Services Division. Because the Medical Manager has been in use for 14 years, a substantial amount of experience and expertise has been gained by the Company's training staff in optimizing methodology and curriculum to achieve the best results. As of November 15, 1996, the Company had 13 full-time employees in its Education Services Division. Training methods include classroom and computer-based training, on-site visits for system setup and review and video training tapes available on selected modules. The Company also assists its clients in developing their own training staff, materials and guidelines. Continuing education programs, a quarterly newsletter and user group conferences are sponsored by the Company, providing the user with valuable information as well as an opportunity for the Company to demonstrate new enhancements and features of the product. The Company makes available to clients extensive user documentation and reference manuals including, among others, installation guides, advanced system manuals, a custom report writer manual and an MSO implementation workbook.

SALES AND MARKETING

     The Company sells its products and services nationally through a direct sales organization consisting of 57 sales personnel, as well as through its independent dealer network of approximately 180 dealers. This distribution effort is responsible for sales to new clients, ranging in size from solo practitioners to enterprise-wide clients, and follow-on sales of upgrades and enhancements to existing clients. To enhance the effectiveness of its selling effort, the Company provides its sales force and independent dealer network with
(i) comprehensive training in the Company's products and services; (ii) marketing materials; and (iii) on-going support.


     Small and medium-sized sales, routinely handled by the direct sales force and independent dealers, generally involve a sales cycle of 30 to 60 days. Larger sales, managed by the Enterprise Business Group, typically involve a Request For Proposal process which lengthens the sales cycle to 60 to 90 days or longer. Hardware and software maintenance agreements are generally renewed on an annual basis. Standard payment terms are 50% due upon system order with the balance due upon completion of system installation.



     To address the more complex needs of larger potential clients, the Company has formed the Enterprise Business Group. The Group coordinates the Company's sales effort for large clients (such as MSOs, IPAs and managed care organizations) and assists in the implementation of systems and the maintenance of ongoing client relationships. Many of the independent dealers are experienced in selling to and supporting enterprise wide clients. The Company intends to continue to utilize the Enterprise Business Group to assist local and regional dealers in these efforts. At the enterprise-wide client level, relationship managers work with the client throughout the contract term to keep informed of customer expectations and help ensure customer satisfaction.

     The Company generates sales leads through referrals from customers and management consultants, responses to requests for proposals, strategic alliances with complementary companies, the Company's Internet web sites and associated links, industry seminars, trade shows, direct telephone and mail campaigns and advertisements in trade journals.

     In order to capitalize on opportunities to cross-sell its products and services to existing clients, the Company maintains contacts with its clients at the local, regional and national levels through electronic mail links on its Internet web sites, monthly and quarterly newsletters, technical updates, product release bulletins, user meetings, training seminars, industry conferences and market-specific seminars, such as its MSO User Conference. The Company also works with certain of its client base on the selection, implementation, use and benefits derived from the product and publishes these as Client Profiles, providing both the client and the Company with market exposure and the opportunity to share successes.

     An educational license of The Medical Manager physician practice management system has been utilized to teach office automation within the medical field for more than eight years. The system has been installed in vocational schools, junior colleges and universities nationwide. Delmar Publishers Inc., one of the leading educational textbook publishers in the country, markets a student textbook and instructor's manual for courses that teach computer skills in the medical field, using The Medical Manager. Since 1988, more than 400 site licenses of the educational version have been sold.

DISTRIBUTION NETWORK

     Prior to the 1990s, when independent physician practices were most prevalent, the local focus of independent dealers effectively addressed the practice management needs of the market. However, due to the numerous trends in the health care industry focusing attention on the delivery of high quality and cost effective care (as well as the need to demonstrate such quality and effectiveness), individual physicians and small group practices have been forced to pool their resources in order to compete effectively. As a result, large physician organizations have become much more prevalent in the medical marketplace. To keep pace with the increasingly sophisticated practice management needs of these larger groups, the independent dealers for The Medical Manager have been consolidating in order to build the necessary technical, service and support resources.

     The Company believes that a fundamental and unique strength of The Medical Manager is its nationwide dealer network, which currently includes approximately 180 dealer organizations. As a result of the many years of selling and supporting The Medical Manager product line, the personnel in the Company's dealer network represent a valuable resource. The Company believes that the continued consolidation and rationalization of the dealers for The Medical Manager is a necessary response to changes in the physician marketplace. The Company's strategy for its dealer network includes the acquisition of dealers in strategic markets as well as the rationalization of the remaining independent dealers in order to ensure that The Medical Manager is sold and supported on a consistent and effective basis throughout the dealer network.

     Dealer Acquisitions. The Company believes that it must have representation in all major medical communities and metropolitan markets throughout the country. As a result, the Company's dealer acquisition strategy will focus on acquiring dealerships that have both a strong presence in key markets and demonstrated expertise with The Medical Manager product line.

     Rationalization of Independent Dealers. The Company intends to continue to use its existing network of independent dealers as an integral part of its distribution network for The Medical Manager. The Company will work with its independent dealers to institute a program to standardize hardware configurations, client training programs and service levels developed by the Company. The Company will also provide services to the independent dealers, many of which are unable to provide such resources as independent entities. Such services include: (i) dealer training; (ii) help desks; (iii) advanced technical services, such as custom programming services; and (iv) sales support for large systems sales from the Enterprise Business Group.

RESEARCH AND DEVELOPMENT


     The Company seeks to meet the needs of its clients by continuing to develop new products and enhancements of existing products. Accordingly, the Company believes that continued leadership in the practice management systems industry will require significant additional commitments of resources to research and development. The Company maintains its research and development campus in Alachua, Florida, where development of The Medical Manager began over 14 years ago. As of November 15, 1996, the Company had 50 employees engaged primarily in its research and development efforts. Pro forma research and development expenses for 1995 and the first nine months of 1996 were $2.1 million and $2.4 million, respectively, and represented 5.8% and 8.1% of pro forma revenue.


     The Company's research and development activities involve Company personnel as well as physicians, physician groups practice staff and leading health care institutions. A key goal of current research and development efforts involves adapting The Medical Manager system to operate more effectively within integrated delivery environments. To achieve this goal, the Company is pursuing a strategic development initiative directed toward the development of advanced health care information systems that include a relational database, graphical user interfaces and enhanced client-server applications. The Company's current research and development efforts continue the tradition of The Medical Manager of being a consistent leader in product innovation, as indicated by the following:

     - In 1982, The Medical Manager was first installed.


     - In 1985, The Medical Manager released its electronic media claims module.


     - In 1987, The Medical Manager became the first practice management system to perform electronic claims submission in all 50 states.

     - In 1988, The Medical Manager released its Report Writer Module.


     - In 1990, The Medical Manager released its Data Merge Language module allowing unlimited customization within The Medical Manager without changing the source code.


     - In January 1991, The Medical Manager released its Electronic Remittance module.

     - In June 1991, The Medical Manager became the first practice management system to incorporate EDI with electronic interchange partners.

     - In 1992, The Medical Manager became the first practice management system to introduce electronic interfaces to laboratory systems.

     - In 1994, The Medical Manager announced its Managed Care Module.

     - In January 1995, The Medical Manager released its Quality Care Guidelines module.

     - In October 1995, The Medical Manager released an integrated Claims Adjudication System.

     - In November 1995, The Medical Manager announced its MSO Enterprise
      Manager.

     - In April 1996, The Medical Manager announced its prototype HL7 Connectivity Engine.

     Current focus areas for new product development and enhancement include the following:

  ENTERPRISE SYSTEM

     The Company intends to develop an increasing number of automation tools to support the growing number of integrated health care delivery systems across the nation. Developments within The Medical Manager's MSO Enterprise System are expected to include enterprise appointment and resource scheduling and enterprise communications. In addition, further developments in The Medical Manager's connectivity engines should continue to promote the open exchange of information between medical institutions.

  MANAGED CARE

     Physicians realize that sophisticated health care automation systems are required to support managed care, compete for capitated contracts and contain healthcare costs while providing effective, high quality care. Development efforts within the Managed Care module are expected to result in a product that provides referral outcome reporting that can perform outcome analysis across multiple practices within the provider network. As managed care matures, new markets will be created that require the support of automation. Development efforts within the Managed Care module will be designed to support the evolving subcapitation market by allowing primary care groups to receive the total capitation from a payor and allocate the capitation payment among contracted specialists for services they have provided.

  CLINICAL APPLICATIONS

     The Company recognizes that improvements in the technology that supports the gathering, storing, retrieving and reporting of clinical data and the creation of a sophisticated computerized patient record system are critical to the enhancement and improvement of health care delivery across the nation. As a result, the Company is engaged in efforts to rapidly develop fully-integrated components of a computerized patient record containing functionality and knowledge bases that support the way physicians provide health care services. Research and analysis of various input technologies and devices continue with the goal of providing physicians with usable tools that will allow them to effectively gather and use clinical data at the point-of-care.

  GRAPHICAL USER INTERFACE

     The Company's graphical user interface is currently under development. The Company's development efforts are intended to produce a product that will support users opting to install technology to support a Windows environment, as well as the Company's current installed base, which has a sizeable investment in hardware that supports character based applications.

PROPRIETARY RIGHTS AND LICENSES

     The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. The Company distributes its products under software license agreements that grant clients a nonexclusive, nontransferable license to the Company's products and contain terms and conditions prohibiting the unauthorized reproduction or transfer of the Company's products. In addition, the Company attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. Substantially all current employees involved in product development have signed an assignment of inventions agreement. There can be no assurance that the legal protections afforded to the Company or the precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies, products or services. Any infringement or misappropriation of the Company's proprietary software could disadvantage the Company in its efforts to attract and retain new clients in a highly competitive market and could cause the Company to lose revenues or incur substantial litigation expense. The Company believes that, due to the rapid pace of innovation within the software industry, factors such as the technological and creative skills of its personnel and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections afforded to its technology.

GOVERNMENT REGULATION

     The FDA has jurisdiction under the FDC Act to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. The FDA has issued a draft policy statement relating to picture archiving and communications systems that requires manufacturers of medical image storage devices and related software to submit to the

FDA premarket notification applications and otherwise comply with the requirements of the FDC Act applicable to medical devices. Recently, the FDA initiated agency rulemaking to exempt certain medical image management devices from premarket notification procedures. There can be no assurance that such rulemaking will be adopted, and if so, that the rulemaking will apply to the Company's product.



     The Company marketed The Medical Manager with a medical image management capability until recently, when it decided to cease offering this feature after considering the draft policy statement and other regulatory factors. The Company believes that The Medical Manager, when marketed without a medical image management capability, would not be subject to FDA regulation requiring registration, listing, premarket notification or approval and adherence with device good manufacturing practices or medical device reporting requirements. The FDA is currently reviewing its policy for the regulation of computer software and there is a risk that The Medical Manager could in the future become subject to some or all of the above requirements, which could have a material adverse effect on the Company's results of operations, financial condition or business.



     In addition, prior to the decision to remove its medical image management capability, a small number of The Medical Manager systems possessing a medical image capability were sold. While there can be no assurance that the FDA will not take enforcement action with respect to these prior sales, the Company believes that such action is unlikely due to the nature of the product and the small number of units sold with a medical image capability. Enforcement action can consist of warning letters, refusal to approve or clear products, revocation of approvals or clearances previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecutions. Any enforcement action by the FDA could have a material adverse effect on the Company's results of operations, financial condition or business.


COMPETITION

     The market for physician practice management systems and services is highly competitive. The Company believes that the principal competitive factors in this market include the functionality and price of the practice management system, the support provided to system users, ongoing research and development efforts and the national presence and financial stability of the seller. The industry is fragmented and includes numerous competitors. The Company believes its principal competitive advantages are the product's substantial installed client base, open system design and advanced features and capabilities, as well as the Company's focus on customer support and training programs and its network of dealers. The Company's principal competitors include other physician practice management system companies, local software companies and other companies that provide information systems to health care providers. Certain of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company. In addition, as the market for the Company's products develops, additional competitors may enter the market and competition may intensify.

EMPLOYEES

     At November 15, 1996, the Company employed 348 full-time and five part-time employees. No employees are covered by any collective bargaining agreements. The Company considers its relationships with its employees to be good.

FACILITIES

     The Company's principal corporate offices are located at 3001 North Rocky Point Drive East, Tampa, Florida. The Company's research and support facilities are located in Alachua, Florida. The Company also maintains national sales and support offices in Mountain View, California, and has 17 additional offices in various regions of the country.

     The Company leases all of its properties (an aggregate of 107,413 square feet) with remaining terms between one and five years. The Company believes that its facilities are adequate for its current needs and that suitable additional space will be available as required. See "Certain Transactions" and Note 4 of Notes to the

Company's Unaudited Pro Forma Combined Financial Statements for information regarding the Company's obligations under its lease agreements.

LEGAL PROCEEDINGS


     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. One of such dealers, Computer Clinic, Inc., threatened litigation against MMC and certain of the Founding Companies alleging, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include such dealer as one of the Founding Companies. In connection with such threatened litigation, such dealer is seeking damages in the amount of $15 million, together with costs and expenses, and is demanding that MMC and such Founding Companies cease such activities. On December 31, 1996, counsel to the Company received telephonic notice from counsel to such dealer that a lawsuit with respect to the foregoing matters had been filed that day in federal court. Neither MMC nor any of such Founding Companies has been served with such lawsuit. MMC and the Founding Companies intend to defend themselves vigorously against any such action.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each of the Company's current directors, executive officers and those persons who will become directors and executive officers in connection with this Offering.


               NAME                  AGE                         POSITION
Michael A. Singer..................  49    Chairman of the Board; Chief Executive Officer(1)
John H. Kang.......................  33    President; Director
Richard W. Mehrlich................  48    Executive Vice President -- Sales and Marketing;
                                             Director(1)
Lee A. Robbins.....................  55    Vice President and Chief Financial Officer(2)
Wayne Burks........................  49    Director(3)
Ricardo A. Salas...................  32    Director(3)
Frederick B. Karl, Jr..............  42    Vice President, General Counsel and Secretary(3)
Thomas P. Liddell..................  34    Vice President -- Midwest Region(1)
Henry W. Holbrook..................  42    Vice President, Sales -- Northeast Region(1)


---------------
(1) Appointment will become effective upon the consummation of this Offering.


(2) Appointment will become effective upon the resignation of Mr. Burks as Chief Financial Officer.



(3) Mr. Burks currently is Vice President, Treasurer and Chief Financial Officer and Mr. Salas currently is Vice President and Secretary of the Company. Mr. Burks will resign as Vice President, Treasurer and Chief Financial Officer on or prior to the commencement of this Offering, Mr. Salas will resign as Vice President and Secretary of the Company upon the consummation of this Offering and Messrs. Burks and Salas will resign as directors upon the consummation of this Offering. Mr. Karl will become Vice President, General Counsel and Secretary upon the consummation of this Offering.


     Michael A. Singer will serve as Chairman of the Board and Chief Executive Officer of the Company, effective upon the consummation of this Offering. Mr. Singer is the founder of PPI and the principal inventor of The Medical Manager software program. From PPI's inception in 1981, he has been the sole shareholder, a director and the President and Chief Executive Officer. Mr. Singer received a B.A. in Business Administration from the University of Florida in 1969, and a Masters degree in Economics from the University of Florida in 1971.


     John H. Kang has been President and a director of the Company since July 1996. He is the founder of NMS and has served as its President since its inception in 1994. In 1987, Mr. Kang founded J. Holdsworth Capital Ltd., a private investment firm, and is currently its President. He has been a director of Amorphous Technologies International, a company engaged in the research and development and manufacture of metal alloy, since May 1995. Mr. Kang also has been a director of Nutcracker Snacks, Inc., a manufacturer of snack foods, since December 1988. From June 1988 to September 1996, Mr. Kang was the Chairman and a director of Clayton Group, Inc., a distributor of waterworks materials. Mr. Kang received an A.B. in Economics from Harvard College in 1985.


     Richard W. Mehrlich will serve as Executive Vice President -- Sales and Marketing and will be a director of the Company, effective upon the consummation of this Offering. Mr. Mehrlich is the founder and a director of SPI, and has been President and Chief Executive Officer of SPI since its inception in 1980. Mr. Mehrlich's previous sales and marketing experience includes serving as Director of Marketing for Dynabyte Corporation, a microcomputer hardware manufacturer, and as a regional sales representative for Texas Instruments, Component Sales Division. Mr. Mehrlich received a degree in Electrical Engineering from the Milwaukee School of Engineering in 1970.


     Lee A. Robbins has been Vice President of the Company since November 1996. From July 1995 through November 1996, Mr. Robbins served as Vice President and Chief Financial Officer of American Ophthalmic Incorporated, a physician practice management company. From 1985 to June 1995, he was Vice

President and Chief Financial Officer of Puritan-Bennett Corporation, a respiratory equipment company. Before entering the health care management industry in 1985, Mr. Robbins held a number of financial positions with Armco Inc., a Fortune 500 company based in Middletown, Ohio. Mr. Robbins received a B.S. in Accounting from the University of Cincinnati and an M.B.A. from Xavier University.



     Wayne Burks has been Vice President, Treasurer and Chief Financial Officer and a director of the Company since July 1996. He has served as Vice President and Chief Financial Officer of NMS since 1995. Previously, Mr. Burks was a partner with Coopers & Lybrand L.L.P. from 1981. Mr. Burks received a B.S. in Accounting and Business Administration from Troy State University, Alabama in 1969. He is a member of the American and Florida Institute of Certified Public Accountants.


     Ricardo A. Salas has been Vice President, Secretary and a director of the Company since July 1996. He has served as a Vice President of NMS since its inception in 1994. Since 1987, Mr. Salas has been a Vice President of J. Holdsworth Capital Ltd., a private investment firm. He also has been a director of Amorphous Technologies International, a company engaged in the research and development and manufacture of metal alloy, since May 1995. Mr. Salas has been a director of Nutcracker Snacks, Inc., a manufacturer of snack foods, since December 1988. From June 1988 to September 1996, Mr. Salas was a director of Clayton Group, Inc., a distributor of waterworks materials. Mr. Salas received an A.B. in Economics from Harvard College in 1986.

     Frederick B. Karl, Jr. will serve as Vice President, General Counsel and Secretary of the Company, effective upon the consummation of this Offering. Mr. Karl has been the General Counsel of PPI since 1988, and also has served as a Vice President of PPI since 1990. He provided legal services to PPI from 1984 through 1988 while he was in private practice. Mr. Karl received a B.A. from Florida State University in 1977 and a J.D. from the University of Florida College of Law in 1981.

     Thomas P. Liddell will serve as Vice President -- Midwest Region, effective upon the consummation of this Offering. Mr. Liddell founded SMI in 1987 and is presently responsible for its Marketing, Finance and Administration. Prior to 1987, he was employed by Holy Cross Health System, where he developed software systems to support national group purchasing and coordinated Hospital ADT and Clinical Systems selection. Mr. Liddell received a B.S. from Indiana University in 1985.

     Henry W. Holbrook will serve as Vice President, Sales -- Northeast Region of the Company, effective upon the consummation of this Offering. Mr. Holbrook is a co-founder, President and Director of Sales and Marketing of RTI, and has been with RTI since its inception in 1988. Prior to founding RTI, he was Sales Manager and then Branch Manager of the Hartford, Connecticut office of Contel Business Systems, Inc. from 1978 to 1988. Mr. Holbrook received a B.S. from Thomas College in 1978.

BOARD OF DIRECTORS

     Board Classification. Effective upon the consummation of this Offering, the Board of Directors will be divided into three classes, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders in 1997, 1998 and 1999, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring.

     Board Committees. The Board of Directors has established an Audit Committee and a Compensation Committee, effective upon the consummation of this Offering. The Audit Committee and the Compensation Committee are expected to consist solely of outside directors.

     Director Compensation. Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Under the compensation policy to become effective upon the consummation of this Offering, non-employee directors will receive an annual retainer of $2,000 and fees for attending each meeting of the Board and any Board committee of $1,000. Such cash fees may, at the election of the director, be paid instead in the form of shares of Common Stock or be deferred in the form of "deferred shares" under the Company's 1996 Non-Employee Directors' Stock Plan. In addition, under such plan, each non-employee director will automatically receive an option to acquire a specified number of shares of Common Stock (currently 10,000 shares) upon such person's initial election as a director, and, subject to a limited exception, an annual option to acquire a specified number of shares (currently 5,000 shares) at each annual meeting of the Company's stockholders thereafter at which such director is re-elected or remains a director. See
"-- 1996 Non-Employee Directors' Stock Plan." Directors also will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, in their capacity as directors. The Board will periodically review and may revise the compensation policies for non-employee directors.

     Officers.  All officers serve at the discretion of the Board of Directors.


     The Company intends to have seven members on its Board of Directors. Accordingly, the Company expects that, within 30 days after the date of this Prospectus, the Board will vote to increase the size of the Board and to add four additional directors, three of whom will not be either current or former employees of the Company, and one of whom will be designated by Mr. Singer pursuant to the contractual right given to him by MMC in connection with the Mergers. See "Certain Transactions."


EXECUTIVE COMPENSATION

     The Company was incorporated in July 1996, has conducted no operations and generated no revenue to date and has not paid any of its executive officers compensation since its formation.


     Each of Messrs. Singer, Kang, Mehrlich, Holbrook and Liddell will enter into an employment agreement with the Company providing for an annual base salary of $150,000 and a bonus to be determined annually pursuant to an incentive bonus plan to be established by the Company. Each employment agreement will be effective as of the consummation of this Offering for a term of five years. Effective as of the expiration of such initial five-year term and as of each anniversary date thereof, the term shall be extended automatically for an additional 12-month period on the same terms and conditions existing at the time of renewal unless, not later than two months prior to each such respective date, the Company shall have given notice to the employee that the term shall not be so extended. Each of these agreements will provide that, in the event of a termination of employment by the Company without cause (other than upon the death or disability of the employee) or by the employee for good reason (including a notice of termination by such employee following a change of control of the Company, as defined in the agreement, or the non-renewal of the employment agreement by the Company), the employee shall be entitled to severance payments equal to the employee's base salary as in effect immediately prior to such termination over the longer of the then-remaining term or 24 months (the "Severance Period"). The employee will also be entitled to coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the employee is participating at the time of termination, for the continuation of the Severance Period, provided the employee does not have comparable substitute coverage from another employer. Each employment agreement will contain a covenant not to compete with the Company during the period of employment, as well as during the Severance Period, without the prior approval of the Board. In November 1996, Mr. Robbins entered into an employment agreement with the Company, effective immediately. The terms of his employment agreement are otherwise as described in this paragraph.


1996 LONG-TERM INCENTIVE PLAN


     As of September 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Long-Term Incentive Plan (the "Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not exceed the greater of 2,000,000 shares or 10% of the aggregate number of shares of Common Stock outstanding. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee. The number of shares reserved or deliverable under the Plan and the annual per-participant limit is subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.



     The purpose of the Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs");
(iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will be accelerated.

     The Compensation Committee will administer the Plan and generally select the individuals who will receive awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The number of shares deliverable upon exercise of ISOs is limited to 500,000, and the number of shares deliverable as non-performance based restricted stock and deferred stock, is limited to 500,000. Shares of Common Stock that are attributable to awards that have expired, terminated or been canceled or forfeited or otherwise terminate without delivery of shares are available for issuance or use in connection with future awards. The Plan also provides that no participant may be granted in any calendar year awards settleable by delivery of more than 250,000 shares, and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares.

     The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Plan, except (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods; and
(ii) deductions for some awards could be limited under the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under a plan during a grace period of up to three years following this Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company complies with certain requirements under Section 162(m).

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.


     In connection with this Offering, NQSOs to purchase a total of 1,181,666 shares of Common Stock of the Company will be granted as follows: 140,000 shares to Mr. Karl, 100,000 shares to Mr. Robbins, 25,000 shares to Mr. Liddell and 33,333 shares to Mr. Holbrook. In addition, options to purchase approximately 883,333 shares will be granted to the employees of the Founding Companies. Each of the foregoing options will have an exercise price equal to the initial public offering price per share in this Offering. These options will vest as to 25% each on the date that is six months, 18 months, 30 months and 42 months after the consummation of this Offering, and will expire on the earlier of 10 years after the date of grant or three months after termination of employment.


1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN


     The Company's 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders as of September 1996, provides for (i) the automatic grant to each non-employee director serving at the commencement of this Offering of an initial option to purchase 10,000 shares; and thereafter (ii) the automatic grant to each non-employee director of an initial option to purchase 10,000 shares upon such person's initial election as a director. In addition, the Directors' Plan provides for an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders following this Offering; provided, however, that a director will not be granted an annual option if he or she was granted an initial option during the preceding three months. The number of shares to be subject to initial or annual options granted after the first annual meeting of stockholders following this Offering may be altered by the Board of Directors. A total of 250,000 shares are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stocks dividends and other extraordinary corporate events.

     Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. The options to be granted to the non-employee directors of the Company in connection with this Offering will have an exercise price equal to the initial public offering price per share in this Offering. Options will expire at the earlier of 10 years after the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board of Directors, and will be forfeited upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" to be settled at future dates, as elected by the director. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time as may have been elected by the director prior to the deferral.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY


     Simultaneously with the closing of this Offering, MMC will acquire by merger all of the issued and outstanding stock of the five Founding Companies, at which time each Founding Company will become a wholly-owned subsidiary of the Company. The aggregate consideration to be paid by MMC in the Mergers is approximately $220.8 million, consisting of approximately $60.3 million in cash and 11,470,331 shares of Common Stock. The factors considered by the Company in determining the consideration to be paid included, among others, the historical operating results, the net worth, the amount and type of indebtedness and the future prospects of the Founding Companies. Immediately prior to the Mergers, certain of the Founding Companies will make distributions of approximately $4.9 million, representing S corporation earnings previously taxed to their respective stockholders. Also, prior to the Mergers, SMI distributed to its stockholders approximately $283,000 in net book value of assets.



     The closing of each Merger is subject to a minimum price requirement for the Common Stock sold in this Offering and to certain other conditions. These conditions include, among others, the accuracy on the closing date of the representations and warranties made by the Founding Companies, their principal stockholders and by the Company; the performance of each of their respective covenants included in the merger agreements; and the nonexistence of a material adverse change in the results of operations, financial condition or business of the Company. In addition, the stockholders of NMS are obligated on or prior to the consummation of this Offering, (i) to cause a capital contribution estimated at $30.1 million to be made to NMS; (ii) to pay down all indebtedness (estimated to be $2.9 million as of the closing of this Offering) of NMS (other than trade payables); and (iii) to pay to NMS $1.8 million, representing the net purchase price for the Division of Medix acquired by NMS anticipated to be remaining as of the closing of this Offering, for an estimated total capital contribution as of the closing of this Offering of $34.8 million. Such stockholders intend to meet these obligations by causing NMS to sell shares of its Common Stock to EDS and through the cancellation of shares of Common Stock of the Company to be received by them pursuant to the merger agreement among MMC, its acquisition subsidiary, NMS and such stockholders with a value per share equal to the initial public offering price. See "The Company -- Summary of the Terms of the Mergers."



     There can be no assurance that the conditions of the Mergers will be satisfied or waived or that the merger agreements will not be terminated prior to consummation. If any of the Mergers is terminated for any reason, the Company likely will not consummate this Offering on the terms described herein.


     Pursuant to the agreements to be entered into in connection with the Mergers, the stockholders of the Founding Companies have agreed not to compete with the Company for five years, commencing on the date of consummation of this Offering.


     The aggregate consideration paid by MMC for each of the Founding Companies is as follows: PPI: $134.2 million, consisting of $45.0 million to be paid in cash and 6,370,000 shares of Common Stock; SPI: $42.9 million, consisting of $12.0 million to be paid in cash and 2,210,000 shares of Common Stock; NMS:
$33.0 million, consisting of 2,360,506 shares of Common Stock; RTI: $7.2 million, consisting of $2.3 million to be paid in cash and 350,000 shares of Common Stock; and SMI: $3.5 million, consisting of $1.0 million to be paid in cash and 179,825 shares of Common Stock.



     In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain executive officers, directors and holders of more than 5% of the outstanding shares of Common Stock of the Company will receive, directly or indirectly, cash and shares of Common Stock of the Company as follows: Mr. Singer -- $45.0 million and 6,370,000 shares of Common Stock; Mr. Kang -- 500,780 shares of Common Stock; Mr. Mehrlich -- $12.0 million and 2,210,000 shares of Common Stock; Mr. Burks -- 69,937 shares of Common Stock; Mr. Salas -- 500,780 shares of Common Stock; Mr. Thomas Liddell -- $0.5 million and 89,913 shares of Common Stock; and Mr. Holbrook -- $1.1 million and 175,000 shares of Common Stock. See "The Company -- Summary of the Terms of the Mergers."

     In connection with the Mergers, the Company has agreed that for so long as Mr. Singer beneficially owns at least 10% of the outstanding Common Stock of MMC, Mr. Singer shall have the right to designate two individuals to serve as directors on the Board of Directors if the Board consists of six or more members and one individual to serve as a director if the Board consists or five or fewer members.


CERTAIN INDEBTEDNESS


     Certain of the Founding Companies have incurred indebtedness that has been personally guaranteed by their respective stockholders. At September 30, 1996, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $2.7 million. The Company intends to repay substantially all of such indebtedness in connection with the consummation of the Mergers and to use its best efforts to have the personal guarantees of the balance of this indebtedness released within 120 days after the closing of this Offering and, in the event that any guarantee cannot be released, to repay the balance of such indebtedness. The Company will also repay all of the indebtedness owed to Messrs. Kang, Salas and Burks, which aggregated $1.1 million as of September 30, 1996 and is estimated to be approximately $1.0 million as of the consummation of the Mergers.



     In addition, Messrs. Singer and Kang have each made an interest-free loan of $50,000 to the Company to be used for working capital purposes. Such loans will be repaid out of the proceeds of this Offering.


REAL ESTATE AND OTHER TRANSACTIONS


     PPI leases property in Alachua, Florida that is owned by a company controlled by Mr. Singer and a member of his family. PPI is responsible for all real estate taxes, insurance and maintenance relating to the property. The term of the lease is through March 31, 1999 and provides for two one year extensions in favor of PPI. The lease commenced on April 1, 1996 and provides for annual rentals of approximately $320,000. The Company believes that the rent for such property does not exceed the fair market rental thereof.



     Certain property owned by SMI with a net book value of $283,000 as of September 30, 1996 has been distributed to an entity controlled by the stockholders of SMI and will be leased to the Company. The lease is for a term of five years with three renewal options for five years each and provides for annual rent of approximately $83,160. SMI is responsible for all real estate taxes, insurance and maintenance. The Company believes that the rent for such property does not exceed the fair market rental thereof.



     Mr. Mehrlich owns a 90% interest in Professional Management Systems, Inc. ("PMSI"), an independent dealer for The Medical Manager system in the greater Chicago, Illinois area. He acquired the interest in February 1996. SPI recognized revenue, primarily from software license, from PMSI totaling approximately $243,000, $190,000 and $154,000 for 1995 and for the nine months ended September 30, 1995 and 1996, respectively.


COMPANY POLICY

     In the future, the Company intends that any transactions with executive officers, directors and holders of more than 5% of the Common Stock (including any transactions with respect to PMSI) will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company, after giving effect to the Mergers and this Offering, by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors and persons who have consented to be named as directors ("named directors"); (iii) each named executive officer; and (iv) all executive officers, directors and named directors as a group. All persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.


                                                                                           PERCENT OF
                                                                                           OWNERSHIP
                                                                                           ----------
                                                                     NUMBER OF SHARES        AFTER
NAME                                                                BENEFICIALLY OWNED      OFFERING
Michael A. Singer................................................        6,370,000            36.5%
John H. Kang.....................................................          500,780             2.9
Richard W. Mehrlich..............................................        2,210,000            12.7
Electronic Data Systems Corporation..............................          960,061             5.5
  5400 Legacy Drive
  Plano, Texas 75024-3105
Henry W. Holbrook(1).............................................          175,000             1.0
Thomas P. Liddell(2).............................................           89,913               *
Frederick B. Karl, Jr.(3)........................................               --               *
Lee A. Robbins(4)................................................               --               *
All executive officers, directors and persons to be named as
  directors as a group (9 persons)...............................        9,345,693            53.5%


---------------


(1) Does not include 33,333 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.



(2) Does not include 25,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.



(3) Does not include 140,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.



(4) Does not include 100,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.


 *  less than 1.0%

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 500,000 shares of undesignated preferred stock, par value $0.01 per share (the "Preferred Stock"). After giving effect to the Mergers and the completion of this Offering, the Company will have outstanding 17,470,331 shares of Common Stock (18,370,331 shares if the Underwriters' over-allotment option is exercised in full) and no shares of Preferred Stock designated or issued.


     The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement. The following is qualified in its entirety by reference thereto.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders, including the election of directors. The Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of shares of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Offering will be upon payment therefor, fully paid and nonassessable.

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MMGR," subject to notice of issuance.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon consummation of this Offering, the Company will be subject to the provisions of Section 203 ("Section 203") of the Delaware General Corporation Law ("DGCL"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under
Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on the Common Stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

     Limitation on Liability. Pursuant to the Company's Certificate of Incorporation and as permitted by Section 102(b)(7) of the DGCL, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit.

     Indemnification. To the maximum extent permitted by law, the Certificate of Incorporation provides for mandatory indemnification of directors and officers of the Company against any expense, liability and loss to which they become subject, or which they may incur as a result of having been a director or officer of the Company. In addition, the Company must advance or reimburse directors and officers for expenses incurred by them in connection with certain claims.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation and By-laws of the Company contain provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. These provisions also are intended to help ensure that the Board of Directors, if confronted by an unsolicited proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders.

     The following is a summary of such provisions included in the Certificate of Incorporation and By-laws of the Company. The Board of Directors has no current plans to formulate or effect additional measures that could have an antitakeover effect.

     Classified Board of Directors. The Certificate of Incorporation provides for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Board of Directors and the stockholders, if confronted with an unsolicited proposal by a stockholder attempting to force a stock repurchase at a premium above market, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. Directors, if any, elected by holders of preferred stock voting as a class, will not be classified as aforesaid. Moreover, under Delaware law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision will preclude a stockholder from removing incumbent directors without cause.

     Advance Notice Requirements for Director Nominees. The By-laws establish an advance notice procedure with regard to the nomination of candidates for election as directors at any meeting of stockholders called for the election of directors. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 90 days prior to any annual meeting or 10 days following notice to the stockholder of any special meeting called for the election of directors.

     Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address and principal occupation of each proposed nominee and other information that may be required under the proxy rules of the Commission. Such notice must also contain the total number of shares of capital stock of the Company that will be voted for each of the proposed nominees, the name and address of the notifying stockholder and the number of shares of capital stock of the Company owned by the notifying stockholder.

     The presiding officer of a meeting of stockholders may determine that a person is not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. Nothing in the nomination procedure will preclude discussion by any stockholder of any nomination properly made or brought before any meeting called for the election of directors in accordance with the above-mentioned procedures.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Mergers and completion of this Offering, the Company will have outstanding 17,470,331 shares of Common Stock. The 6,000,000 shares sold in this Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable without restriction unless acquired by affiliates of the Company. None of the remaining 11,470,331 outstanding shares of Common Stock have been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.



     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.



     The Company and its executive officers, directors and certain stockholders who will beneficially own 11,470,331 shares in the aggregate upon the consummation of this Offering have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except that the Company may issue Common Stock in connection with acquisitions or in connection with the Plan and the Directors' Plan (collectively, the "Plans"). See "Underwriting." In addition, the stockholders of the Founding Companies and the Company's executive officers, certain directors and certain stockholders have agreed with the Company that they will not sell any of their shares for a period of two years after the closing of this Offering. If the two-year "holding" period for restricted securities under Rule 144 described above is reduced by the Commission, this two-year restriction on sales of Common Stock will be correspondingly reduced.

     In connection with the Mergers, the Company has agreed to provide certain registration rights with respect to the Common Stock issued to the stockholders of the Founding Companies and EDS. The registration rights provide for a single demand registration right, exercisable by the holders of a majority of the shares of Common Stock subject to the registration rights, pursuant to which the Company will file a registration statement under the Securities Act to register the sale of shares by those requesting stockholders and any other holders of Common Stock subject to the registration rights who desire to sell pursuant to such registration statement. The demand request may not be made until the expiration of two years after the closing of this Offering. Subject to certain conditions and limitations, the registration rights also provide the holders of Common Stock subject to the registration rights with the right to participate in registrations by the Company of its equity securities in underwritten offerings, subject to certain exceptions. In addition, Mr. Singer has been granted an additional separate demand registration right with respect to the shares of Common Stock received by him in connection with the Mergers, exercisable commencing two years after the closing of this Offering.

     In the case of each of the registration rights described above, the Company is generally required to pay the costs associated with such an offering other than underwriting discounts and commissions attributable to the shares sold on behalf of the selling stockholders.

     Within 90 days after the closing of this Offering, the Company intends to register 5,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions. Upon such registration, these shares will generally be freely tradable after their issuance unless acquired by parties to the transaction or affiliates thereof, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits, in part, such persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information requirements, volume limitations and manner of sale requirements of Rule 144. If a period of two years has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities. In some instances, the Company may contractually restrict the sale of shares issued in connection with future acquisitions. The registration rights described above do not apply to the registration statement relating to these 5,000,000 shares.

     In addition to the shares described above, 2,000,000 shares of Common Stock have been reserved for issuance upon exercise of options that may be granted under the Plans. The Company intends to file one or more registration statements on Form S-8 under the Securities Act with respect to such shares of Common Stock. Shares of Common Stock covered by such registration statements will be freely tradable by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.

     Prior to this Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING


     Subject to the terms and certain conditions contained in the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation and Dean Witter Reynolds Inc. are acting as representatives (collectively, the "Representatives"), have severally agreed to purchase from the Company an aggregate of 6,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:



                                                                               NUMBER
                                  UNDERWRITERS                                OF SHARES
     Donaldson, Lufkin & Jenrette Securities Corporation...................
     Dean Witter Reynolds Inc..............................................
                                                                             -----------
               Total.......................................................    6,000,000
                                                                             ===========


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than the shares of the Common Stock covered by the over-allotment option described below) if any are taken.

     Prior to this Offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby will be determined by negotiations between the Company and the Representatives. The factors to be considered in determining the initial price to the public are expected to include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies, and the general condition of the securities markets at the time of this Offering.


     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain liabilities, including liabilities under the Securities Act.


     The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed $
per share. The Underwriters may allow, and such dealers may reallow, discounts
not in excess of $     per share to any other Underwriter and certain other
dealers. After this Offering, the prices and concessions and reallowances to dealers may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.


     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 900,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares offered.



     Subject to certain exceptions, the Company and certain of its directors, executive officers, and holders of more than 5% of the Company's Common Stock who are expected to be the holders of 11,470,331 shares of Common Stock upon the consummation of this Offering have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable into any shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. See "Shares Eligible for Future Sale."


     The Underwriters do not intend to confirm sales of shares of Common Stock to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters related to this Offering will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS


     The audited historical financial statements as indicated in the index on pages F-1 and F-2 of this Prospectus have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, Washington, D.C., a Registration Statement on Form S-1 with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits, financial statements and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such Internet web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Unaudited Pro Forma Combined Financial Statements
  Basis of Presentation...............................................................   F-3
  Pro Forma Combined Balance Sheet as of September 30, 1996 (unaudited)...............   F-4
  Pro Forma Combined Statements of Operations for the Year Ended December 31, 1995
     (unaudited)......................................................................   F-5
  Pro Forma Combined Statements of Operations for the Nine Months Ended September 30,
     1995 (unaudited).................................................................   F-6
  Pro Forma Combined Statements of Operations for the Nine Months Ended September 30,
     1996 (unaudited).................................................................   F-7
  Notes to Unaudited Pro Forma Combined Financial Statements..........................   F-8
Historical Financial Statements
  Medical Manager Corporation
     Report of Independent Accountants................................................  F-14
     Balance Sheet....................................................................  F-15
     Notes to Balance Sheet...........................................................  F-16
  Personalized Programming, Inc.
     Report of Independent Accountants................................................  F-18
     Balance Sheets...................................................................  F-19
     Statements of Operations.........................................................  F-20
     Statements of Changes in Stockholder's Equity....................................  F-21
     Statements of Cash Flows.........................................................  F-22
     Notes to Financial Statements....................................................  F-23
  Systems Plus, Inc.
     Report of Independent Accountants................................................  F-27
     Combined Balance Sheets..........................................................  F-28
     Combined Statements of Operations................................................  F-29
     Combined Statements of Changes in Stockholder's Equity...........................  F-30
     Combined Statements of Cash Flows................................................  F-31
     Notes to Combined Financial Statements...........................................  F-32
  RTI Business Systems, Inc.
     Report of Independent Accountants................................................  F-37
     Balance Sheets...................................................................  F-38
     Statements of Operations and Accumulated Deficit.................................  F-39
     Statements of Cash Flows.........................................................  F-40
     Notes to Financial Statements....................................................  F-41
  National Medical Systems, Inc.
     Report of Independent Accountants................................................  F-46
     Consolidated Balance Sheets......................................................  F-47
     Consolidated Statements of Operations............................................  F-48
     Consolidated Statements of Changes in Stockholder's Deficit......................  F-49
     Consolidated Statements of Cash Flows............................................  F-50
     Notes to Consolidated Financial Statements.......................................  F-51

                                                                                        PAGE
                                                                                        ----
  Systems Management, Inc.
     Report of Independent Accountants................................................  F-58
     Balance Sheets...................................................................  F-59
     Statements of Operations.........................................................  F-60
     Statements of Changes in Stockholders' Equity....................................  F-61
     Statements of Cash Flows.........................................................  F-62
     Notes to Financial Statements....................................................  F-63
  GBP With Excellence, Inc.
     Report of Independent Accountants................................................  F-67
     Balance Sheet....................................................................  F-68
     Statements of Operations and Accumulated Deficit.................................  F-69
     Statements of Cash Flows.........................................................  F-70
     Notes to Financial Statements....................................................  F-71
  Medical Manager Division
     Report of Independent Accountants................................................  F-73
     Financial Position...............................................................  F-74
     Statements of Operations.........................................................  F-75
     Statements of Cash Flows.........................................................  F-76
     Notes to Financial Statements....................................................  F-77

               MEDICAL MANAGER CORPORATION AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION
                                  (UNAUDITED)


     The following unaudited pro forma combined financial statements give effect to the acquisition by Medical Manager Corporation ("MMC") of substantially all of the net assets of (a) Personalized Programming, Inc. ("PPI"), Systems Plus, Inc. ("SPI"), RTI Business Systems, Inc. ("RTI"), National Medical Systems, Inc. ("NMS") and Systems Management, Inc. ("SMI") (together, the "Founding Companies"). MMC and the Founding Companies are hereinafter referred to as the "Company." These acquisitions (the "Mergers") will occur simultaneously with the closing of MMC's initial public offering (this "Offering") and will be accounted for as a combination of the Founding Companies at historical cost for accounting purposes. PPI, one of the Founding Companies, has been identified as the acquiror for financial statement presentation purposes. In addition, NMS acquired the Medical Manager Division of Medix, Inc. on December 31, 1996. The unaudited pro forma combined financial statements also give effect to a capital contribution required to be made by the stockholders of NMS and to the issuance of Common Stock by MMC to the stockholders of the Founding Companies upon the consummation of the Mergers. These statements are based on historical financial statements of the Founding Companies included elsewhere in this Prospectus and the estimates and assumptions set forth below and in the notes to the Unaudited Pro Forma Combined Financial Statements of the Company.


     The unaudited pro forma combined balance sheet gives effect to the Mergers and this Offering as if they had occurred on September 30, 1996. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred at the beginning of each period presented.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein do not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Founding Companies. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere herein.

                     MEDICAL MANAGER AND FOUNDING COMPANIES

                      PRO FORMA COMBINED BALANCE SHEET(1)
                               SEPTEMBER 30, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              PPI      SPI       RTI       NMS      SMI     ELIMINATIONS    TOTAL
CURRENT ASSETS
  Cash and cash equivalents................................  $2,977   $    0   $    84   $    10   $  455                  $ 3,526
  Investments..............................................     202        0         0         0        0                      202
  Accounts receivable......................................   1,324    1,262       174       934      248      $ (702)       3,240
  Inventory................................................     109       82       164       122      189                      666
  Prepaid expenses and other current assets................     132      198        16        56       15                      417
  Deferred income taxes....................................       0        0       262         0        0                      262
                                                             ------   ------    ------   -------   ------       -----      -------
        Total current assets...............................   4,744    1,542       700     1,122      907        (702)       8,313
PROPERTY AND EQUIPMENT, net................................     444      599       533       356      147                    2,079
GOODWILL AND OTHER INTANGIBLES, net........................       0        0         0     2,693       99                    2,792
OTHER ASSETS...............................................       0      986         0       520        0                    1,506
                                                             ------   ------    ------   -------   ------       -----      -------
        Total assets.......................................  $5,188   $3,127   $ 1,233   $ 4,691   $1,153      $ (702)     $14,690
                                                             ======   ======    ======   =======   ======       =====      =======
CURRENT LIABILITIES
  Current maturities of long-term obligations..............  $    0   $  625   $   514   $ 1,322   $  104                  $ 2,565
  Accounts payable and accrued liabilities.................     575    1,365       566       774      192      $ (702)       2,770
  Customer deposits and deferred maintenance revenue.......   1,112      190       630       729      505                    3,166
  Income taxes payable.....................................       0       16       147         0        0                      163
                                                             ------   ------    ------   -------   ------       -----      -------
        Total current liabilities..........................   1,687    2,196     1,857     2,825      801        (702)       8,664
LONG-TERM OBLIGATIONS, net of current maturities...........       0        0       140       729      230                    1,099
SUBORDINATED NOTES PAYABLE.................................       0        0         0     1,065        0                    1,065
                                                             ------   ------    ------   -------   ------       -----      -------
        Total liabilities..................................   1,687    2,196     1,997     4,619    1,031        (702)      10,828
                                                             ------   ------    ------   -------   ------       -----      -------
REDEEMABLE PREFERRED STOCK.................................       0        0         0       500        0                      500
STOCKHOLDERS' EQUITY
  Common stock.............................................       0       28       102        69       16                      215
  Additional paid-in capital...............................       8        0         0       790        0                      798
  Retained earnings (deficit)..............................   3,493      903      (866)   (1,287)     106                    2,349
                                                             ------   ------    ------   -------   ------       -----      -------
        Total stockholders' equity.........................   3,501      931      (764)     (428)     122                    3,362
                                                             ------   ------    ------   -------   ------       -----      -------
        Total liabilities and stockholders' equity.........  $5,188   $3,127   $ 1,233   $ 4,691   $1,153      $ (702)     $14,690
                                                             ======   ======    ======   =======   ======       =====      =======

                                                             PRO FORMA                POST-MERGER      AS
                                                            ADJUSTMENT    PROFORMA    ADJUSTMENTS   ADJUSTED
CURRENT ASSETS
  Cash and cash equivalents................................   $    828     $ 4,354      $15,550     $19,904
  Investments..............................................       (202)          0                        0
  Accounts receivable......................................        382       3,622                    3,622
  Inventory................................................        192         858                      858
  Prepaid expenses and other current assets................        315         732                      732
  Deferred income taxes....................................          0         262                      262
                                                               -------     -------      -------     -------
        Total current assets...............................      1,515       9,828       15,550      25,378
PROPERTY AND EQUIPMENT, net................................        103       2,182                    2,182
GOODWILL AND OTHER INTANGIBLES, net........................      2,810       5,602                    5,602
OTHER ASSETS...............................................     (1,282)        224                      224
                                                               -------     -------      -------     -------
        Total assets.......................................   $  3,146     $17,836      $15,550     $33,386
                                                               =======     =======      =======     =======
CURRENT LIABILITIES
  Current maturities of long-term obligations..............   $ (2,565)    $     0                  $     0
  Accounts payable and accrued liabilities.................          0       2,770                    2,770
  Customer deposits and deferred maintenance revenue.......        602       3,768                    3,768
  Income taxes payable.....................................          0         163                      163
                                                               -------     -------      -------     -------
        Total current liabilities..........................     (1,963)      6,701                    6,701
LONG-TERM OBLIGATIONS, net of current maturities...........     (1,099)          0                        0
SUBORDINATED NOTES PAYABLE.................................     (1,065)          0                        0
                                                               -------     -------      -------     -------
        Total liabilities..................................     (4,127)      6,701                    6,701
                                                               -------     -------      -------     -------
REDEEMABLE PREFERRED STOCK.................................       (500)          0                        0
STOCKHOLDERS' EQUITY
  Common stock.............................................       (100)        115      $    60         175
  Additional paid-in capital...............................     10,222      11,020       15,490      26,510
  Retained earnings (deficit)..............................     (2,349)          0                        0
                                                               -------     -------      -------     -------
        Total stockholders' equity.........................      7,773      11,135       15,550      26,685
                                                               -------     -------      -------     -------
        Total liabilities and stockholders' equity.........   $  3,146     $17,836      $15,550     $33,386
                                                               =======     =======      =======     =======


---------------

(1) Pro forma amounts for Medical Manager Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                     MEDICAL MANAGER AND FOUNDING COMPANIES

                 PRO FORMA COMBINED STATEMENTS OF OPERATIONS(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                PPI       SPI      RTI     NMS(2)    SMI     ELIMINATIONS    TOTAL
Revenue
  Systems...................................................  $ 1,018   $   766   $2,712   $3,588   $1,094     $      0     $ 9,178
  Software license..........................................    7,529    12,503        0       0         0       (6,713)     13,319
  Maintenance and other.....................................    2,473     1,910    2,241   5,568     1,623            0      13,815
                                                              -------   -------   ------   ------   ------      -------     -------
         Total revenue......................................   11,020    15,179    4,953   9,156     2,717       (6,713)     36,312
                                                              -------   -------   ------   ------   ------      -------     -------
Cost of revenue
  Systems...................................................      704       441    1,486   2,764       517       (1,363)      4,549
  Software license..........................................      651     6,978        0       0         0       (5,350)      2,279
  Maintenance and other.....................................      227     1,682    1,215   3,300     1,714            0       8,138
                                                              -------   -------   ------   ------   ------      -------     -------
         Total costs of revenue.............................    1,582     9,101    2,701   6,064     2,231       (6,713)     14,966
                                                              -------   -------   ------   ------   ------      -------     -------
         Gross margin.......................................    9,438     6,078    2,252   3,092       486     $      0      21,346
                                                              -------   -------   ------   ------   ------      -------     -------
Operating expenses
  Selling, general and administrative.......................    1,351     3,345    2,269   2,132       426                    9,523
  Research and development..................................    2,024         0        0       0         0                    2,024
  Depreciation and amortization.............................      226       102       58     493        32                      911
                                                              -------   -------   ------   ------   ------      -------     -------
         Total operating expenses...........................    3,601     3,447    2,327   2,625       458                   12,458
                                                              -------   -------   ------   ------   ------      -------     -------
         Income (loss) from operations......................    5,837     2,631      (75)    467        28                    8,888
Other income (expense)
  Interest expense..........................................        0       (37)     (33)   (109)      (23)                    (202)
  Interest income...........................................      136        88        0       0         0                      224
  Other.....................................................      (27)      169        3       0         0                      145
                                                              -------   -------   ------   ------   ------      -------     -------
Income (loss) before income taxes...........................    5,946     2,851     (105)    358         5                    9,055
Income taxes................................................        0        53        0       0         0                       53
                                                              -------   -------   ------   ------   ------      -------     -------
         Net income (loss)..................................  $ 5,946   $ 2,798   $ (105)  $ 358    $    5                  $ 9,002
                                                              =======   =======   ======   ======   ======      =======     =======
Pro Forma income per share.........................................................................................................
Shares used in computing pro forma income per share................................................................................

                                                                         PRO FORMA ADJUSTMENTS
                                                              -------------------------------------------
                                                              (I)       (J)       (K)       (L)       (M)       PRO FORMA
Revenue
  Systems...................................................                                                     $  9,178
  Software license..........................................                                                       13,319
  Maintenance and other.....................................                                                       13,815
                                                              -------   -------   -------   -------   -------     -------
         Total revenue......................................                                                       36,312
                                                              -------   -------   -------   -------   -------     -------
Cost of revenue
  Systems...................................................  $   (47)  $    35                                     4,537
  Software license..........................................      (27)       11                                     2,263
  Maintenance and other.....................................      (51)       41                                     8,128
                                                              -------   -------   -------   -------   -------     -------
         Total costs of revenue.............................     (125)       87                                    14,928
                                                              -------   -------   -------   -------   -------     -------
         Gross margin.......................................      125       (87)                                   21,384
                                                              -------   -------   -------   -------   -------     -------
Operating expenses
  Selling, general and administrative.......................     (557)       39                                     9,005
  Research and development..................................                 99                                     2,123
  Depreciation and amortization.............................                (99)                                      812
                                                              -------   -------   -------   -------   -------     -------
         Total operating expenses...........................     (557)       39                                    11,940
                                                              -------   -------   -------   -------   -------     -------
         Income (loss) from operations......................      682      (126)                                    9,444
Other income (expense)
  Interest expense..........................................                 19   $   183                               0
  Interest income...........................................                                $  (224)                    0
  Other.....................................................                                   (169)                  (24)
                                                              -------   -------   -------   -------   -------     -------
Income (loss) before income taxes...........................      682      (107)      183      (393)                9,420
Income taxes................................................                                          $ 3,574       3,627
                                                              -------   -------   -------   -------   -------     -------
         Net income (loss)..................................  $   682   $  (107)  $   183   $  (393)  $(3,574)   $  5,793
                                                              =======   =======   =======   =======   =======     =======
Pro Forma income per share...................................................................................    $   0.33
                                                                                                                  =======
Shares used in computing pro forma income per share..........................................................      17,470(n)
                                                                                                                  =======


------------------

(1) Pro forma amounts for Medical Manager Corporation have not been included as such amounts are insignificant.

(2) NMS is presented on a pro forma basis to include acquisitions of GBP and Medix as if each had occurred on January 1, 1995. See Note 6.



  See accompanying notes to unaudited pro forma combined financial statements.

                     MEDICAL MANAGER AND FOUNDING COMPANIES

                 PRO FORMA COMBINED STATEMENTS OF OPERATIONS(1)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                         PRO FORMA ADJUSTMENTS
                                                                                                      ---------------------------
                                 PPI      SPI      RTI     NMS(2)    SMI     ELIMINATIONS    TOTAL      (I)       (J)       (K)
Revenue
  Systems...................... $  751   $  139   $1,617  $2,849    $  523     $      0     $ 5,879
  Software license.............  5,771    9,350        0       0         0       (5,275)      9,846
  Maintenance and other........  1,825    1,465    1,736   3,946     1,215          (68)     10,119
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Total revenue.........  8,347   10,954    3,353   6,795     1,738       (5,343)     25,844
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
Cost of revenue
  Systems......................    487      136    1,010   2,083       282       (1,426)      2,572   $    (3)  $    26
  Software license.............    600    5,174        0       0         0       (3,917)      1,857       (19)        7
  Maintenance and other........    191    1,386    1,083   2,294     1,179            0       6,133       (16)       33
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Total costs of
           revenue.............  1,278    6,696    2,093   4,377     1,461       (5,343)     10,562       (38)       66
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Gross margin..........  7,069    4,258    1,260   2,418       277                   15,282        38       (66)
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
Operating expenses
  Selling, general and
    administrative.............    908    2,357    1,313   1,542       323                    6,443      (254)       32
  Research and development.....  1,484        0        0       0         0                    1,484                  74
  Depreciation and
    amortization...............    140       77       44     297        27                      585
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Total operating
           expenses............  2,532    2,434    1,357   1,839       350                    8,512      (254)      106
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Income (loss) from
           operations..........  4,537    1,824      (97)    579       (73)                   6,770       292      (172)
Other income (expense)
  Interest expense.............      0      (31)     (24)    (41)       (8)                    (104)                      $   104
  Interest income..............    143       63                                                 206
  Other........................      0      176                                                 176
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
Income (loss) before income
  taxes........................  4,680    2,032     (121)    538       (81)                   7,048       292      (172)      104
Income taxes...................      0       60        0       0         0                       60
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Net income (loss)..... $4,680   $1,972   $ (121) $  538    $  (81)                 $ 6,988   $   292   $  (172)  $   104
                                ======   ======   ======   ======   ======      =======     =======   =======   =======   =======
Pro forma income per share.......................................................................................................
Shares used in computing pro forma income per share..............................................................................

                                PRO FORMA ADJUSTMENTS
                                ---------------------
                                   (L)       (M)     PRO FORMA
Revenue
  Systems......................                       $ 5,879
  Software license.............                         9,846
  Maintenance and other........                        10,119
                                 -------   -------    -------
         Total revenue.........                        25,844
                                 -------   -------    -------
Cost of revenue
  Systems......................                         2,595
  Software license.............                         1,845
  Maintenance and other........                         6,150
                                 -------   -------    -------
         Total costs of
           revenue.............                        10,590
                                 -------   -------    -------
         Gross margin..........                        15,254
                                 -------   -------    -------
Operating expenses
  Selling, general and
    administrative.............                         6,221
  Research and development.....                         1,558
  Depreciation and
    amortization...............                           585
                                 -------   -------    -------
         Total operating
           expenses............                         8,364
                                 -------   -------    -------
         Income (loss) from
           operations..........                         6,890
Other income (expense)
  Interest expense.............                             0
  Interest income..............  $  (206)                   0
  Other........................     (176)                   0
                                 -------   -------    -------
Income (loss) before income
  taxes........................     (382)               6,890
Income taxes...................            $ 2,593      2,653
                                 -------   -------    -------
         Net income (loss).....  $  (382)  $(2,593)   $ 4,237
                                 =======   =======    =======
Pro forma income per share........................    $  0.24
                                                      =======
Shares used in computing pro
  forma income per share..........................     17,470(n)
                                                      =======


---------------

(1) Pro forma amounts for Medical Manager Corporation have not been included as such amounts are insignificant.

(2) NMS is presented on a pro forma basis to include the acquisitions of GBP and Medix as if each had occurred on January 1, 1995. See Note 6.



  See accompanying notes to unaudited pro forma combined financial statements.

                     MEDICAL MANAGER AND FOUNDING COMPANIES

                 PRO FORMA COMBINED STATEMENTS OF OPERATIONS(1)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                         PRO FORMA ADJUSTMENTS
                                                                                                      ---------------------------
                                 PPI      SPI      RTI     NMS(2)    SMI     ELIMINATIONS    TOTAL      (I)       (J)       (K)
Revenue
  Systems...................... $  566   $  827   $1,804  $2,708    $1,502     $      0     $ 7,407
  Software license.............  6,055   10,132        0       0         0       (5,628)     10,559
  Maintenance and other........  1,866    1,244    2,575   4,621     1,445          (18)     11,733
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Total revenue.........  8,487   12,203    4,379   7,329     2,947       (5,646)     29,699
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
Cost of revenue
  Systems......................    553      648    1,252   1,891     1,192       (1,291)      4,245   $   (29)  $    31
  Software license.............    381    5,551        0       0         0       (4,355)      1,577       (34)        4
  Maintenance and other........    322    1,228    1,521   2,675     1,044            0       6,790       (42)       25
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Total costs of
           revenue.............  1,256    7,427    2,773   4,566     2,236       (5,646)     12,612      (105)       60
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
           Gross margin........  7,231    4,776    1,606   2,763       711                   17,087       105       (60)
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
Operating expenses
  Selling, general and
    administrative.............  1,041    2,921    1,741   1,650       377                    7,730      (638)       22
  Research and development.....  1,935        0        0     410         0                    2,345                  50
  Depreciation and
    amortization ..............    189      117       68     450        47                      871
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Total operating
           expenses............  3,165    3,038    1,809   2,510       424                   10,946      (638)       72
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
           Income (loss) from
             operations........  4,066    1,738     (203)    253       287                    6,141       743      (132)
Other income (expense)
  Interest expense.............      0      (12)     (34)   (130)      (16)                    (192)                      $   192
  Interest income..............     83       48        0                 0                      131
  Other........................      0      240        0                 0                      240
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
Income (loss) before income
  taxes........................  4,149    2,014     (237)    123       271                    6,320       743      (132)      192
Income taxes...................      0       36        0       0         0                       36
                                ------   ------   ------   ------   ------      -------     -------   -------   -------   -------
         Net income(loss)...... $4,149   $1,978   $ (237) $  123    $  271                  $ 6,284   $   743   $  (132)  $   192
                                ======   ======   ======   ======   ======      =======     =======   =======   =======   =======
Pro forma income per share.......................................................................................................
Shares used in computing pro forma income per share..............................................................................

                               PRO FORMA ADJUSTMENTS
                               ---------------------
                                   (L)       (M)     PRO FORMA
Revenue
  Systems......................                       $ 7,407
  Software license.............                        10,559
  Maintenance and other........                        11,733
                                 -------   -------    -------
         Total revenue.........                        29,699
                                 -------   -------    -------
Cost of revenue
  Systems......................                         4,247
  Software license.............                         1,547
  Maintenance and other........                         6,773
                                 -------   -------    -------
         Total costs of
           revenue.............                        12,567
                                 -------   -------    -------
           Gross margin........                        17,132
                                 -------   -------    -------
Operating expenses
  Selling, general and
    administrative.............                         7,114
  Research and development.....                         2,395
  Depreciation and
    amortization ..............                           871
                                 -------   -------    -------
         Total operating
           expenses............                        10,380
                                 -------   -------    -------
           Income (loss) from
             operations........                         6,752
Other income (expense)
  Interest expense.............                             0
  Interest income..............  $  (131)                   0
  Other........................     (240)                   0
                                 -------   -------    -------
Income (loss) before income
  taxes........................     (371)               6,752
Income taxes...................            $ 2,564      2,600
                                 -------   -------    -------
         Net income(loss)......  $  (371)  $(2,564)   $ 4,152
                                 =======   =======    =======
Pro forma income per share........................    $  0.24
                                                      =======
Shares used in computing pro
  forma income per share..........................     17,470(n)
                                                      =======


---------------
(1) Pro forma amounts for Medical Manager Corporation have not been included as such amounts are insignificant.

(2) NMS is presented on a pro forma basis to include the acquisition of Medix as if it had occurred on January 1, 1996. See Note 6.


  See accompanying notes to unaudited pro forma combined financial statements.

                          MEDICAL MANAGER CORPORATION

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  MEDICAL MANAGER CORPORATION BACKGROUND:

     Medical Manager Corporation ("MMC") was formed to bring together the research, development, service and support and sales and marketing efforts for The Medical Manager, a comprehensive physician practice management system, in one entity serving the United States. MMC has conducted no operations to date and will acquire the Founding Companies simultaneously with the consummation of this Offering.

2.  HISTORICAL FINANCIAL STATEMENTS:

     The historical financial statements represent the financial position and results of operations of all the Founding Companies and were derived from the respective financial statements where indicated. All Founding Companies have a December 31 year-end or they have been converted to a December 31 year-end. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission (the "SEC") Staff Accounting Bulletin No. 80. Eliminations are for intercompany transactions.

3.  ACQUISITION OF FOUNDING COMPANIES;

     Concurrent with the closing of this Offering, MMC will acquire substantially all of the net assets of the Founding Companies. The Mergers will be accounted for as a combination of the Founding Companies at historical cost for accounting purposes, with PPI being treated as the acquiror.

     The following table sets forth for each Founding Company the consideration (in thousands) to be paid to its common stockholders (i) in cash; and (ii) in shares of common stock of MMC:


                                                                             COMMON STOCK
                                                                          -------------------
                                                                                   FAIR VALUE
                                                                 CASH     SHARES   OF SHARES
                                                                -------   ------   ----------
    PPI.......................................................  $45,000    6,370    $  89,180
    SPI.......................................................   12,000    2,210       30,940
    RTI.......................................................    2,250      350        4,900
    NMS.......................................................       --    2,360       33,040
    SMI.......................................................    1,000      180        2,520
                                                                 ------   ------     --------
              Total...........................................  $60,250   11,470    $ 160,580
                                                                 ======   ======     ========


4.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

     (a) Records additional capital contribution by NMS.

     (b) Records the distribution of PPI's Accumulated Adjustment Account.

     (c) Records the distribution of SPI's Accumulated Adjustment Account.

     (d) Records the purchase of Medix by NMS.

     (e) Records the conversion of NMS preferred stock and notes payable to common stock and exercise of warrants for NMS.

     (f) Records the repayment of debt obligations and other pro forma adjustments.


     (g) Records the proceeds from the issuance of 6,000,000 shares of MMC Common Stock, net of estimated offering costs of $8,200,000 (based on an assumed initial public offering price of $14.00 per share, the midpoint of the estimated price range). Offering costs primarily consist of underwriting discounts and commissions, legal fees, accounting fees and printing expenses.



     The holders of 10.5 million shares of Common Stock issued in partial payment of the Mergers have agreed not to offer, sell or otherwise dispose of any of those shares for a period of two years after this Offering (or for such shorter period as the SEC may prescribe as the holding period for restricted securities under Rule 144(d)).

                          MEDICAL MANAGER CORPORATION

4.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS: -- (CONTINUED)
     (h) Records the cash portion to be paid to the stockholders of the Founding Companies in connection with the Mergers.

5.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS:

     (i) Adjusts compensation expense to the level the stockholders of certain of the Founding Companies have agreed to receive subsequent to the Mergers.

     (j) Adjusts for the effects of assets distributed to and the costs of certain building leases executed by MMC with the stockholders of PPI and SMI.

     (k) Records change in interest expense for pro forma adjustments to debt.


     (l) Records pro forma change in interest and dividend income and realized gains (losses) on investments for pro forma adjustments to cash and investments.



     (m) Records the incremental provision for federal and state income taxes relating to the compensation differential, S corporation income and other pro forma adjustments.



     (n) The number of shares estimated to be outstanding on completion of this Offering includes the following:



        Outstanding......................................................           3
        Issued at Initial Public Offering................................   6,000,000
        Issued to acquire Founding Companies.............................  11,470,328
        Shares assumed issued from Long-Term Incentive Plan..............   1,081,666
        Shares assumed repurchased from proceeds from shares assumed issued from Long-Term Incentive Plan...........................  (1,081,666)
                                                                           ----------
        Shares estimated to be outstanding...............................  17,470,331
                                                                            =========


6.  NMS AND AFFILIATES PRO FORMA COMBINED STATEMENTS OF OPERATIONS:


     The following statements set forth the pro forma combination of NMS's operations with those of Medix in 1995 and 1996 and GBP in 1995. Pro forma adjustments for NMS and GBP relate to contractual salary amounts. Pro forma adjustments for Medix relate to adjustments of expenses for payroll, occupancy costs, administrative and other operating costs as provided for by NMS's management services agreement with Medix's parent company.

                          MEDICAL MANAGER CORPORATION

     The following tables summarize the unaudited pro forma combined balance sheet adjustments:


    PRO FORMA BALANCE SHEET
      ADJUSTMENTS                                      (A)        (B)       (C)      (D)      (E)      (F)      TOTAL
    Cash and cash equivalents......................  $ 11,875   $ (2,977)  $       $         $  91   $(8,161)  $    828
    Investments....................................                 (202)                                          (202)
    Accounts receivable............................                                    382                          382
    Inventory......................................                                    192                          192
    Prepaid expenses and other current assets......                                    315                          315
    Property and equipment, net....................                                    103                          103
    Goodwill and other intangibles.................                                  2,810                        2,810
    Other assets...................................                         (782)     (500)                      (1,282)
    Current maturities of long term
      obligations..................................                 (821)   (111)   (2,700)            6,197      2,565
    Customer deposits and deferred maintenance.....                                   (602)                        (602)
    Long-term obligations..........................                                            200       899      1,099
    Subordinated notes payable.....................                                                    1,065      1,065
    Redeemable preferred stock.....................                                            500                  500
    Common stock...................................        (9)                                 (13)      122        100
    Additional paid-in capital.....................   (11,866)         8                      (778)    2,414    (10,222)
    Retained earnings..............................                3,992     893                      (2,536)     2,349
                                                     --------   --------   -----   -------   -----   -------   --------
                                                     $      0   $      0   $   0   $     0   $   0   $     0   $      0
                                                     ========   ========   =====   -------   -----   -------   --------




    POST-MERGER BALANCE SHEET
      ADJUSTMENTS                                      (G)        (H)                                           TOTAL
    Cash and cash equivalents......................  $ 75,800   $(60,250)                                      $ 15,550
    Investments....................................                                                                   0
    Accounts receivable............................                                                                   0
    Inventory......................................                                                                   0
    Prepaid expenses and other current assets......                                                                   0
    Property and equipment, net....................                                                                   0
    Goodwill and other intangibles.................                                                                   0
    Other assets...................................                                                                   0
    Current maturities of long term debt...........                                                                   0
    Customer deposits and deferred
      maintenance..................................                                                                   0
    Long-term debt, net of current maturities......                                                                   0
    Subordinated notes payable.....................                                                                   0
    Redeemable preferred stock.....................                                                                   0
    Common stock...................................       (60)                                                      (60)
    Additional paid-in capital.....................   (75,740)    60,250                                        (15,490)
    Marketable securities valuation................                                                                   0
    Retained earnings..............................                                                                   0
                                                     --------   --------   -----   -------   -----   -------    -------
                                                     $      0   $      0   $   0   $     0   $   0   $     0   $      0
                                                     ========   ========   =====   =======   =====   =======    =======

                               NMS AND AFFILIATES

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                    NMS                                      MEDIX
                                                   -------------------------------------     -------------------------------------
                                                                      PRO                                       PRO
                                                                     FORMA         PRO                         FORMA         PRO
                                                   HISTORICAL     ADJUSTMENTS     FORMA      HISTORICAL     ADJUSTMENTS     FORMA
                                                   ----------     -----------     ------     ----------     -----------     ------
Revenue
  Systems........................................    $1,516                       $1,516       $  520                       $  520
  Maintenance and other..........................       615                          615        3,944                        3,944
                                                     ------                       ------       ------                       ------
        Total revenue............................     2,131                        2,131        4,464                        4,464
                                                     ------                       ------       ------                       ------
Cost of revenue
  Systems........................................     1,129                        1,129          361                          361
  Maintenance and other..........................       596                          596        2,829         $  (686)       2,143
                                                     ------                       ------       ------          ------       ------
        Total costs of revenue...................     1,725                        1,725        3,190             686        2,504
                                                     ------                       ------       ------          ------       ------
        Gross margin.............................       406                          406        1,274             686        1,960
                                                     ------                       ------       ------          ------       ------
Operating expenses
  Selling, general and administrative............       395         $   300          695        1,189            (453)         736
  Depreciation and amortization..................       197                          197           90             113          203
                                                     ------           -----       ------       ------          ------       ------
        Total operating
          expenses...............................       592             300          892        1,279            (340)         939
                                                     ------           -----       ------       ------          ------       ------
        Income (loss) from operations............      (186)           (300)        (486)          (5)          1,026        1,021
Other income (expense)
  Interest expense...............................       (28)                         (28)         (60)             60
  Interest income................................                                                  15             (15)
                                                     ------           -----       ------       ------          ------       ------
Income (loss) before income
  taxes..........................................      (214)           (300)        (514)         (50)          1,071        1,021
Income taxes (benefit)...........................                                                 (10)             10            0
                                                     ------           -----       ------       ------          ------       ------
        Net income (loss)........................    $ (214)        $  (300)      $ (514)      $  (40)        $ 1,061       $1,021
                                                     ======           =====       ======       ======          ======       ======

                                                                    GBP
                                                   -------------------------------------
                                                                      PRO
                                                                     FORMA         PRO
                                                   HISTORICAL     ADJUSTMENTS     FORMA      TOTAL
                                                   ----------     -----------     ------     ------
Revenue
  Systems........................................    $1,552                       $1,552     $3,588
  Maintenance and other..........................     1,009                        1,009      5,568
                                                     ------                       ------     ------
        Total revenue............................     2,561                        2,561      9,156
                                                     ------                       ------     ------
Cost of revenue
  Systems........................................     1,274                        1,274      2,764
  Maintenance and other..........................       561                          561      3,300
                                                     ------                       ------     ------
        Total costs of revenue...................     1,835                        1,835      6,064
                                                     ------                       ------     ------
        Gross margin.............................       726                          726      3,092
                                                     ------                       ------     ------
Operating expenses
  Selling, general and administrative............       752          $ (51)          701      2,132
  Depreciation and amortization..................        22             71            93        493
                                                     ------           ----        ------     ------
        Total operating
          expenses...............................       774             20           794      2,625
                                                     ------           ----        ------     ------
        Income (loss) from operations............       (48)           (20)          (68)       467
Other income (expense)
  Interest expense...............................       (31)           (50)          (81)      (109)
  Interest income................................
                                                     ------                       ------     ------
Income (loss) before income
  taxes..........................................       (79)                        (149)       358
Income taxes (benefit)...........................         0                            0          0
                                                     ------           ----        ------     ------
        Net income (loss)........................    $  (79)         $ (70)       $ (149)    $  358
                                                     ======           ====        ======     ======

                               NMS AND AFFILIATES

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                         NMS                                MEDIX                    GBP
                                          ---------------------------------   ---------------------------------   ----------
                                                        PRO FORMA     PRO                   PRO FORMA     PRO
                                          HISTORICAL   ADJUSTMENTS   FORMA    HISTORICAL   ADJUSTMENTS   FORMA    HISTORICAL
                                          ----------   -----------   ------   ----------   -----------   ------   ----------
Revenue
  Systems...............................    $1,112                   $1,112     $  472                   $  472     $1,265
  Maintenance and other.................       479                      479      2,925                    2,925        542
                                            ------                   ------     ------                   ------     ------
          Total revenue.................     1,591                    1,591      3,397                    3,397      1,807
                                            ------                   ------     ------                   ------     ------
Cost of revenue
  Systems...............................       828                      828        368        $ (16)        352        903
  Maintenance and other.................       429                      429      2,080         (581)      1,499        366
                                            ------                   ------     ------                   ------     ------
          Total costs of revenue........     1,257                    1,257      2,448         (597)      1,851      1,269
                                            ------                   ------     ------                   ------     ------
          Gross margin..................       334                      334        949          597       1,546        538
                                            ------                   ------     ------        -----      ------     ------
Operating expenses
  Selling, general and administrative...       250        $ 225         475        862         (357)        505        612
  Depreciation and amortization.........       134                      134         56           92         148         15
                                            ------        -----      ------     ------        -----      ------     ------
          Total operating expenses......       384          225         609        918         (265)        653        627
                                            ------        -----      ------     ------        -----      ------     ------
          Income (loss) from
            operations..................       (50)        (225)       (275)        31          862         893        (89)
Other income (expense)
  Interest expense......................       (19)                     (19)       (58)          58                    (22)
  Interest income.......................                                            13          (13)
                                            ------        -----      ------     ------        -----      ------     ------
Income (loss) before income taxes.......       (69)        (225)       (294)       (14)         907         893       (111)
Income taxes (benefit)..................         0                                  (3)           3
                                            ------        -----      ------     ------        -----      ------     ------
          Net income (loss).............    $  (69)       $(225)     $ (294)    $  (11)       $ 904      $  893     $ (111)
                                            ======        =====      ======     ======        =====      ======     ======

                                                   GBP
                                          --------------------
                                           PRO FORMA     PRO
                                          ADJUSTMENTS   FORMA    TOTAL
                                          -----------   ------   ------
Revenue
  Systems...............................                $1,265   $2,849
  Maintenance and other.................                   542    3,946
                                                        ------   ------
          Total revenue.................                 1,807    6,795
                                                        ------   ------
Cost of revenue
  Systems...............................                   903    2,083
  Maintenance and other.................                   366    2,294
                                                        ------   ------
          Total costs of revenue........                 1,269    4,377
                                                        ------   ------
          Gross margin..................                   538    2,418
                                                        ------   ------
Operating expenses
  Selling, general and administrative...     $ (50)        562    1,542
  Depreciation and amortization.........                    15      297
                                             -----      ------   ------
          Total operating expenses......       (50)        577    1,839
                                             -----      ------   ------
          Income (loss) from
            operations..................        50         (39)     579
Other income (expense)
  Interest expense......................                   (22)     (41)
  Interest income.......................
                                             -----      ------   ------
Income (loss) before income taxes.......        50         (61)     538
Income taxes (benefit)..................
                                             -----      ------   ------
          Net income (loss).............     $  50      $  (61)  $  538
                                             =====      ======   ======

------------------

                               NMS AND AFFILIATES

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                              MEDIX
                                                                ---------------------------------
                                                                                 PRO
                                                      NMS                       FORMA       PRO
                                                   HISTORICAL   HISTORICAL   ADJUSTMENTS   FORMA    TOTAL
                                                   ----------   ----------   -----------   ------   ------
Revenue
  Systems........................................    $2,430       $  278                   $  278   $2,708
  Maintenance and other..........................     1,670        2,951                    2,951    4,621
                                                     ------       ------                   ------   ------
          Total revenue..........................     4,100        3,229                    3,229    7,329
                                                     ------       ------                   ------   ------
Cost of revenue
  Systems........................................     1,731          195        $ (35)        160    1,891
  Maintenance and other..........................     1,212        1,934         (471)      1,463    2,675
                                                     ------       ------        -----      ------   ------
          Total costs of revenue.................     2,943        2,129         (506)      1,623    4,566
                                                     ------       ------        -----      ------   ------
          Gross margin...........................     1,157        1,100          506       1,606    2,763
                                                     ------       ------        -----      ------   ------
Operating expenses
  Selling, general and administrative............     1,069          899         (318)        581    1,650
  Research and development.......................       410            0            0           0      410
  Depreciation and amortization..................       294           65           91         156      450
                                                     ------       ------        -----      ------   ------
          Total operating expenses...............     1,773          964         (227)        737    2,510
                                                     ------       ------        -----      ------   ------
          Income (loss) from operations..........      (616)         136          733         869      253
Other income (expense)
  Interest expense...............................      (130)         (41)          41                 (130)
  Interest income................................                     11          (11)
                                                     ------       ------        -----      ------   ------
Income (loss) before income taxes................      (746)         106          763         869      123
Income taxes.....................................                     37          (37)
                                                     ------       ------        -----      ------   ------
          Net income (loss)......................    $ (746)      $   69        $ 800      $  869   $  123
                                                     ======       ======        =====      ======   ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Medical Manager Corporation


     We have audited the accompanying balance sheet of Medical Manager Corporation as of July 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.


     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Medical Manager Corporation as of July 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 4 to the balance sheet, the Company was formed in July 1996 and has entered into definitive agreements for the acquisition of substantially all the net assets of Personalized Programming, Inc., Systems Plus, Inc. and Systems Plus Distribution, Inc., RTI Business Systems, Inc., National Medical Systems, Inc. and Systems Management, Inc. in connection with an initial public offering of its common stock.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida

September 27, 1996, except for information in Note 5


for which the date is December 31, 1996

                          MEDICAL MANAGER CORPORATION

                                 BALANCE SHEET
                                 JULY 31, 1996

                                           ASSETS
    Cash..........................................................................  $100
                                                                                    ====
                            LIABILITIES AND STOCKHOLDERS' EQUITY
    Commitments and Contingencies (Note 4)........................................
    STOCKHOLDERS' EQUITY
    Preferred Stock, 500,000 shares authorized, none issued and outstanding.......
    Common Stock, $0.01 par value, 50,000,000 shares authorized, 3 issued and outstanding.................................................................
    Additional paid in capital....................................................   100
                                                                                    ----
                                                                                    $100
                                                                                    ====

                    See accompanying notes to balance sheet.

                          MEDICAL MANAGER CORPORATION

                             NOTES TO BALANCE SHEET

1. ORGANIZATION AND OPERATIONS:

     Medical Manager Corporation ("MMC") was formed in July 1996 to bring together the research and development, sales, marketing and support resources for The Medical Manager, a leading physician practice management system for independent physicians, physician groups, MSO's, IPA's, management care organizations and other providers of health care services in the United States. MMC intends to acquire five companies (the "Founding Companies"), including the developer of The Medical Manager, the master distributor of The Medical Manager and three of the national dealers for The Medical Manager (the "Mergers"); complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire, through mergers or purchase, other dealers to expand its national and regional operations. MMC plans to file a registration statement on Form S-1 in September 1996 for the sale of its common stock.

     MMC's primary asset at July 31, 1996 was cash. MMC has not conducted any operations, and all activities to date relating to the Mergers and the Offering have been conducted by National Medical Systems, Inc. ("NMS"), one of the companies to be acquired in the Mergers. Cash of $100 results from the initial capitalization of MMC. There is no assurance that the Acquisitions discussed below will be completed and that MMC will be able to generate future operating revenue. MMC is dependent upon the Offering to fund the Mergers and future operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Income Taxes. Income taxes are provided under the liability method considering the tax effects of transactions reported in the financial statements that are different from the tax returns. Deferred tax assets or liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the underlying assets or liabilities are recovered or settled. MMC provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," is effective for years beginning after December 15, 1995. This statement requires that long-lived assets and certain intangibles to be held and used by MMC be reviewed for impairments. This pronouncement is not expected to have a material impact on the financial position of MMC.

     SFAS No. 123, "Accounting for Stock-Based Compensation," will be effective for MMC. SFAS No. 123 permits, but does not require, a fair-value based method of accounting for employee stock option plans which results in compensation expense recognition when stock options are granted. As permitted by SFAS No. 123, MMC will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

3. STOCK OPTIONS:

     MMC has approved the 1996 Incentive Plan (the "Plan"), which provides for the granting or awarding of stock options and stock appreciation rights to non-employee directors, officers and other key employees (including officers of the Founding Companies). The number of shares authorized and reserved for issuance under the Plan is limited to the greater of 2,000,000 shares or 10% of the number of shares of Common Stock outstanding at the time of the grant. The options will have an exercise price equal to the initial public offering price and will vest as to 25% each on the date that is six months, 18 months, 30 months and 42 months after the consummation of the Offering, and will expire on the earlier of 10 years after the date of the grant or three months after termination of employment.

4. COMMITMENTS AND CONTINGENCIES:

     As discussed in Note 1, MMC has entered into definitive agreements with the Founding Companies providing for the acquisition by MMC of Personalized Programming, Inc. ("PPI"), Systems Plus, Inc. and Systems Plus Distribution, Inc. ("SPI"), RTI Business Systems, Inc. ("RTI"), National Medical Systems, Inc. ("NMS") and Systems Management, Inc. ("SMI"). The Mergers will be accounted for as a net book value purchase of the Founding Companies at historical cost for accounting purposes, with PPI being treated as the acquiror.

     The following table sets forth for each Founding Company the consideration to be paid to its common stockholders (i) in cash and (ii) in shares of common stock of MMC (in thousands):


                                                                            COMMON STOCK
                                                                       ----------------------
                                                                                   FAIR VALUE
                                                            CASH       SHARES      OF SHARES
                                                           -------     -------     ----------
    PPI..................................................  $45,000       6,370      $  89,180
    SPI..................................................   12,000       2,210         30,940
    RTI..................................................    2,250         350          4,900
    NMS..................................................       --       2,360         33,040
    SMI..................................................    1,000         180          2,520
                                                           -------     -------       --------
                                                           $60,250      11,470      $ 160,580
                                                           =======     =======       ========



5. SUBSEQUENT EVENTS:



     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. One of such dealers, Computer Clinic, Inc., threatened litigation against MMC and certain of the Founding Companies alleging, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include such dealer as one of the Founding Companies. In connection with such threatened litigation, such dealer is seeking damages in the amount of $15 million, together with costs and expenses, and is demanding that MMC and such Founding Companies cease such activities. On December 31, 1996, counsel to MMC received telephonic notice from counsel to such dealer that a lawsuit with respect to the foregoing matters had been filed that day in federal court. Neither MMC nor any of such Founding Companies has been served with such lawsuit. MMC and the Founding Companies intend to defend themselves vigorously against any such action.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Personalized Programming, Inc.


     We have audited the accompanying balance sheets of Personalized Programming, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the related statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Personalized Programming, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 in conformity with generally accepted accounting principles.


     As discussed in Note 8 to the financial statements, in July 1996 the Company and its stockholder entered into a definitive agreement with Medical Manager Corporation (MMC) providing for the merger of the Company with a subsidiary of MMC.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida

August 23, 1996, except for certain
information in Note 8 for which the
date is December 31, 1996

                         PERSONALIZED PROGRAMMING, INC.

                                 BALANCE SHEETS


                                                                                           SEPTEMBER 30,
                                                DECEMBER 31,   DECEMBER 31,    JUNE 30,        1996
                                                    1994           1995          1996       (UNAUDITED)
                                                 ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................   $1,308,844     $1,166,679    $2,609,824    $ 2,977,039
  Investments.................................      255,962        355,414       507,421        202,488
  Accounts receivable.........................    1,272,374      1,383,849     1,395,878      1,323,792
  Inventory...................................            0              0             0        109,127
  Prepaid expenses and other current assets...       61,194         71,039        79,506        132,051
                                                 ----------     ----------    ----------     ----------
          Total current assets................    2,898,374      2,976,981     4,592,629      4,744,497
PROPERTY AND EQUIPMENT, net...................    1,817,798      2,842,315       370,252        444,343
                                                 ----------     ----------    ----------     ----------
          Total assets........................   $4,716,172     $5,819,296    $4,962,881    $ 5,188,840
                                                 ==========     ==========    ==========     ==========
                                  LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued liabilities....   $  337,106     $  474,783    $  486,944    $   575,388
  Customer deposits and deferred maintenance
     revenue..................................      551,793        581,357     1,107,110      1,111,983
                                                 ----------     ----------    ----------     ----------
          Total current liabilities...........      888,899      1,056,140     1,594,054      1,687,371
                                                 ----------     ----------    ----------     ----------
Commitments and contingencies (Notes 5 and 8)
STOCKHOLDER'S EQUITY
  Common stock $0.10 par value, 1,000 shares
     authorized, issued and outstanding.......          100            100           100            100
  Additional paid-in capital..................        8,035          8,035         8,035          8,035
  Unrealized gain (loss) on investments.......      (95,014)         2,085         2,085              0
  Retained earnings...........................    3,914,152      4,752,936     3,358,607      3,493,334
                                                 ----------     ----------    ----------     ----------
          Total stockholder's equity..........    3,827,273      4,763,156     3,368,827      3,501,469
                                                 ----------     ----------    ----------     ----------
          Total liabilities and stockholder's
            equity............................   $4,716,172     $5,819,296    $4,962,881    $ 5,188,840
                                                 ==========     ==========    ==========     ==========


                See accompanying notes to financial statements.

                         PERSONALIZED PROGRAMMING, INC.

                            STATEMENTS OF OPERATIONS


                                                                            SIX MONTHS      NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,            ENDED           SEPTEMBER 30,
                                    -------------------------------------    JUNE 30,    ------------------------
                                       1993         1994         1995          1996         1995         1996
                                                                                               (UNAUDITED)
Revenue
  Systems.........................  $  693,964   $1,013,675   $ 1,017,993   $  406,971   $  750,739   $   566,011
  Software license................   4,840,055    6,327,994     7,528,997    4,058,340    5,771,264     6,055,033
  Maintenance and other...........   1,355,726    2,275,515     2,472,704    1,308,373    1,825,222     1,865,514
                                    ----------   ----------    ----------   ----------   ----------    ----------
     Total revenue................   6,889,745    9,617,184    11,019,694    5,773,684    8,347,225     8,486,558
                                    ----------   ----------    ----------   ----------   ----------    ----------
Cost of revenue
  Systems.........................     571,735      751,643       703,755      385,229      487,160       553,233
  Software license................      63,675      380,877       650,460      286,062      600,158       380,855
  Maintenance and other...........     174,820      235,012       227,435      260,164      190,584       321,683
                                    ----------   ----------    ----------   ----------   ----------    ----------
     Total costs of revenue.......     810,230    1,367,532     1,581,650      931,455    1,277,902     1,255,771
                                    ----------   ----------    ----------   ----------   ----------    ----------
          Gross margin............   6,079,515    8,249,652     9,438,044    4,842,229    7,069,323     7,230,787
                                    ----------   ----------    ----------   ----------   ----------    ----------
Operating expenses
  Selling, general and
     administrative...............     982,373    1,184,097     1,350,427      646,855      907,917     1,040,812
  Research and development........   1,039,971    1,501,605     2,024,252    1,223,679    1,484,176     1,934,956
  Depreciation and amortization...     104,475      196,547       226,167      132,888      139,636       189,477
                                    ----------   ----------    ----------   ----------   ----------    ----------
     Total operating expenses.....   2,126,819    2,882,249     3,600,846    2,003,422    2,531,729     3,165,245
                                    ----------   ----------    ----------   ----------   ----------    ----------
          Income from
            operations............   3,952,696    5,367,403     5,837,198    2,838,807    4,537,594     4,065,542
Other income (expense)
  Interest and dividend income....      91,612       69,950       136,020       33,161      142,843        83,593
  Other...........................      81,382      (15,097)      (27,550)      20,966
                                    ----------   ----------    ----------   ----------   ----------    ----------
          Net income..............  $4,125,690   $5,422,256   $ 5,945,668   $2,892,934   $4,680,437   $ 4,149,135
                                    ==========   ==========    ==========   ==========   ==========    ==========


                See accompanying notes to financial statements.

                         PERSONALIZED PROGRAMMING, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY


                                    COMMON STOCK     ADDITIONAL    UNREALIZED
                                   ---------------    PAID IN      GAIN (LOSS)     RETAINED
                                   SHARES   AMOUNT    CAPITAL     ON INVESTMENT    EARNINGS        TOTAL
Balance January 1, 1993..........  1,000     $100      $8,035       $ (49,775)    $ 2,520,860   $ 2,479,220
  Net income.....................                                                   4,125,690     4,125,690
  Dividends......................                                                  (3,985,000)   (3,985,000)
  Change in unrealized (loss) on
     investments.................                                     (37,850)                      (37,850)
                                   -----     ----       -----        --------      ----------    ----------
Balance December 31, 1993........  1,000      100       8,035         (87,625)      2,661,550     2,582,060
  Net income.....................                                                   5,422,256     5,422,256
  Dividends......................                                                  (4,169,654)   (4,169,654)
  Change in unrealized (loss) on
     investments.................                                      (7,389)                       (7,389)
                                   -----     ----       -----        --------      ----------    ----------
Balance December 31, 1994........  1,000      100       8,035         (95,014)      3,914,152     3,827,273
  Net income.....................                                                   5,945,668     5,945,668
  Dividends......................                                                  (5,106,884)   (5,106,884)
  Change in unrealized (loss) on
     investments.................                                      97,099                        97,099
                                   -----     ----       -----        --------      ----------    ----------
Balance December 31, 1995........  1,000      100       8,035           2,085       4,752,936     4,763,156
  Net income.....................                                                   2,892,934     2,892,934
  Dividends......................                                                  (4,287,263)   (4,287,263)
                                   -----     ----       -----        --------      ----------    ----------
Balance June 30, 1996............  1,000      100       8,035           2,085       3,358,607     3,368,827
  Net income.....................                                                   1,256,201     1,256,201
  Dividends......................                                                  (1,121,474)   (1,121,474)
  Change in unrealized gain on
     investments.................                                      (2,085)                       (2,085)
                                   -----     ----       -----        --------      ----------    ----------
Balance September 30, 1996
  (unaudited)....................  1,000     $100      $8,035       $       0     $ 3,493,334   $ 3,501,469
                                   =====     ====       =====        ========      ==========    ==========


                See accompanying notes to financial statements.

                         PERSONALIZED PROGRAMMING, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                          SIX MONTHS           NINE MONTHS
                                                      YEARS ENDED DECEMBER 31,               ENDED         ENDED SEPTEMBER 30,
                                             ------------------------------------------    JUNE 30,     -------------------------
                                                 1993           1994           1995          1996          1995          1996
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income................................ $ 4,125,690    $ 5,422,256    $ 5,945,668    $2,892,934    $ 4,680,437   $ 4,149,135
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization...........     104,475        196,547        226,167       132,888        139,636       189,477
    Gain on sale of property and
      equipment.............................           0              0              0        (3,309)             0        (3,309)
    Realized (gains) losses on marketable
      securities............................           0         39,183          3,082            26        (62,813)           26
  Changes in assets and liabilities
    Accounts receivable.....................     873,687       (635,245)      (111,475)      (12,030)      (314,147)       60,057
    Prepaid expenses and other current
      assets................................     (36,757)        62,710         (9,845)       (8,466)       (22,500)      (61,014)
    Accounts payable and accrued
      liabilities...........................     (59,347)       101,965        137,677        12,161        330,267        (8,522)
    Customer deposits and deferred
      maintenance revenue...................     112,218        115,813         29,564       323,265        371,745       328,140
    Income taxes payable....................     (10,729)             0              0             0             --
                                             -----------    -----------    -----------    -----------   -----------   -----------
        Net cash provided by operating
          activities........................   5,109,237      5,303,229      6,220,838     3,337,469      5,122,625     4,653,990
                                             -----------    -----------    -----------    -----------   -----------   -----------
Cash flow from investing activities:
  Purchases of investments..................  (6,232,076)      (150,433)      (247,595)      (49,812)      (147,305)      (50,543)
  Proceeds from the sale of investments.....   6,204,571        190,489        242,160       100,264        133,919       100,264
  Purchases of property and equipment.......    (969,767)      (210,644)    (1,250,684)     (124,851)    (1,070,207)     (255,531)
  Proceeds on sale of property and
    equipment...............................       8,900              0              0        25,690              0        25,690
                                             -----------    -----------    -----------    -----------   -----------   -----------
        Net cash used in investing
          activities........................    (988,372)      (170,588)    (1,256,119)      (48,709)    (1,083,593)     (180,120)
                                             -----------    -----------    -----------    -----------   -----------   -----------
Cash flow from financing activities:
  Dividends.................................  (3,985,000)    (4,169,654)    (5,106,884)   (1,845,615)    (2,512,387)   (2,663,510)
                                             -----------    -----------    -----------    -----------   -----------   -----------
        Net cash used in financing
          activities........................  (3,985,000)    (4,169,654)    (5,106,884)   (1,845,615)    (2,512,387)   (2,663,510)
                                             -----------    -----------    -----------    -----------   -----------   -----------
        Net change in cash and cash
          equivalents.......................     135,865        962,987       (142,165)    1,443,145      1,526,645     1,810,360
Cash and cash equivalents:
  Beginning of period.......................     209,992        345,857      1,308,844     1,166,679      1,308,844     1,166,679
                                             -----------    -----------    -----------    -----------   -----------   -----------
  End of period............................. $   345,857    $ 1,308,844    $ 1,166,679    $2,609,824    $ 2,835,489   $ 2,977,039
                                             ===========    ===========    ===========    ===========   ===========   ===========
Non-cash dividends.......................... $         0    $         0    $         0    $2,441,648    $         0   $ 2,747,312
                                             ===========    ===========    ===========    ===========   ===========   ===========


                See accompanying notes to financial statements.

                         PERSONALIZED PROGRAMMING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     Personalized Programming, Inc. is the developer of The Medical Manager physician practice management system that is sold through a master distributor and by direct sales to certain other dealers to clients throughout the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Interim Financial Information. The financial statements of the Company as of September 30, 1995 and 1996 and for the nine months then ended are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.


     Revenue Recognition. Revenue from software license is recognized upon sale and shipment. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services are recognized as they are provided. Certain expenses are allocated between the cost of sales for systems, software license and maintenance and other based upon revenue, which basis management believes to be reasonable.


     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. With the exception of approximately $749,000, $708,000, $728,000 and $702,000 in receivables from a significant customer at December 31, 1994 and 1995, June 30, 1996 and (unaudited) September 30, 1996, respectively (See Note 8), the Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold.


     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Investments. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires fair value accounting for debt and equity securities. The Company classifies its investments as available for sale, which requires that they be recorded at fair market value with gross unrealized holding gains and losses treated as a separate component of stockholder's equity.


     Inventory. Inventory primarily consists of peripheral computer equipment. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.


     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided principally on accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided for over the shorter of the estimated service life of the leased asset or the lease term using the straight-line method.

     Research and Development. Software development costs are included in research and development and are expensed as incurred. SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized over the estimated product life. To date, the

                         PERSONALIZED PROGRAMMING, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant.

     Income Taxes. The Company has elected S corporation status, as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Instead, the taxable income of the S corporation is included in the individual income tax return of the Company's single stockholder for federal income tax purposes. Accordingly, a provision for income taxes has not been reflected in the financial statements. The Company's S corporation status will terminate with the effective date of the Merger discussed in Note 8.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement is not expected to have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1996 presentations.

3.  INVESTMENTS:

     Investments held consisted of the following:


                                                                GROSS UNREALIZED
                                                               ------------------   FAIR MARKET
                                                      COST      GAINS     LOSSES       VALUE
                                                                SEPTEMBER 30, 1996
    Marketable equity securities..................  $202,488   $         $           $ 202,488
                                                    ========   ========  ========     ========
                                                                   JUNE 30, 1996
                                                    -------------------------------------------
    Marketable equity securities..................  $505,336   $18,105   $ 16,020    $ 507,421
                                                    ========   ========  ========     ========
                                                                 DECEMBER 31, 1995
                                                    -------------------------------------------
    Marketable equity securities..................  $253,120   $17,824   $ 15,530    $ 255,414
    Fixed income securities.......................   100,209                  209      100,000
                                                    --------   --------  --------     --------
                                                    $353,329   $17,824   $ 15,739    $ 355,414
                                                    ========   ========  ========     ========
                                                                 DECEMBER 31, 1994
                                                    -------------------------------------------
    Marketable equity securities..................  $350,976   $10,687   $105,701    $ 255,962
                                                    ========   ========  ========     ========

                         PERSONALIZED PROGRAMMING, INC.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:


                                                   DECEMBER 31,
                                              -----------------------   JUNE 30,   SEPTEMBER 30,
                                                 1994         1995        1996         1996
                                                                                    (UNAUDITED)
    Land and improvements...................  $  760,467   $  856,748
    Building................................     857,896    1,784,932
    Furniture and equipment.................     326,959      446,234   $466,386    $   527,845
    Computers...............................     270,809      374,800    440,287        509,511
    Leasehold improvements..................      42,359       46,460     19,810         19,810
                                              ----------   ----------   ---------    ----------
                                               2,258,490    3,509,174    926,483      1,057,166
    Less accumulated depreciation and
      amortization..........................    (440,692)    (666,859)   556,231       (612,823)
                                              ----------   ----------   ---------    ----------
                                              $1,817,798   $2,842,315   $370,252    $   444,343
                                              ==========   ==========   =========    ==========


5.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities under an operating lease from an entity owned by the Company's stockholder. Such facilities were distributed to the stockholder in March 1996 at their fair value. The lease provides for two one year renewals. Future minimum rental commitments under the noncancelable operating lease are approximately as follows:

                        TWELVE MONTHS ENDING SEPTEMBER 30:
               1997.......................................................  $320,000
               1998.......................................................   320,000
               1999.......................................................   160,000
                                                                            --------
                         Total............................................  $800,000
                                                                            ========

     Rent expense for the nine months ended September 30, 1996 was approximately $170,000.

6.  RETIREMENT PLANS:


     The Company has a non-contributory profit sharing plan covering substantially all full-time employees. Contributions are made at the discretion of the Board of Directors. Total expense amounted to approximately $186,400, $246,300 and $265,700 for 1993, 1994 and 1995 and (unaudited) $199,300 for the nine months ended September 30, 1995, respectively. There was no contribution for the nine months ended September 30, 1996.


7.  SIGNIFICANT CUSTOMER:


     Revenue from one customer comprised 52%, 48%, 47%, 47%, 47% and 49% of the Company's revenue for 1993, 1994 and 1995 for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996, respectively.


8.  SUBSEQUENT EVENTS:

     In July 1996, the Company and its stockholder entered into a definitive agreement with Medical Manager Corporation ("MMC") providing for the Merger of the Company with a subsidiary of MMC. All outstanding shares of the Company's common stock will be exchanged for cash and shares of MMC's common stock concurrent with the consummation of the initial public offering of the common stock of MMC.

                         PERSONALIZED PROGRAMMING, INC.

8.  SUBSEQUENT EVENTS: -- (CONTINUED)


     In connection with the Merger, the Company will elect to terminate its S corporation status and will be required to effect the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Had the Company elected to terminate its S Corporation status immediately prior to September 30, 1996, the Company would have been required to establish a deferred tax asset of approximately $325,000 related primarily to the use of different methods of accounting for deferred revenue for tax and financial reporting purposes. Also, the Company will dividend certain assets to the stockholder, consisting primarily of cash and investments, in an amount equal to the balance in the Company's S corporation Accumulated Adjustment Account. Had the estimated balance of the Accumulated Adjustment Account of $4,000,000 at September 30, 1996 been distributed and recorded as of that date, the effect on the accompanying balance sheet would be a decrease of $3,180,000 in assets, an increase of $820,000 in notes payable and a decrease of $4,000,000 in stockholder's equity.


     Revenue from other companies which have also entered into definitive agreements with MMC totaled approximately $3,617,000, $4,741,000, $5,568,000, $3,044,000, $4,507,000 and $4,722,000 for 1993, 1994 and 1995 for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996, respectively. Such amounts include the significant customer discussed in Note 2.



     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. One of such dealers, Computer Clinic, Inc., threatened litigation against MMC and certain of the Founding Companies alleging, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include such dealer as one of the Founding Companies. In connection with such threatened litigation, such dealer is seeking damages in the amount of $15 million, together with costs and expenses, and is demanding that MMC and such Founding Companies cease such activities. On December 31, 1996, counsel to MMC received telephonic notice from counsel to such dealer that a lawsuit with respect to the foregoing matters had been filed that day in federal court. Neither MMC nor any of such Founding Companies has been served with such lawsuit. MMC and the Founding Companies intend to defend themselves vigorously against any such action.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Systems Plus, Inc. and Systems Plus Distribution, Inc.


     We have audited the accompanying combined balance sheets of Systems Plus, Inc. and Systems Plus Distribution, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the related combined statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Systems Plus, Inc. and Systems Plus Distribution, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 in conformity with generally accepted accounting principles.


     As discussed in Note 10 to the combined financial statements, in July 1996 the Companies and their stockholder entered into a definitive agreement with Medical Manager Corporation (MMC) providing for the merger of the Companies with subsidiaries of MMC.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida

August 28, 1996, except for certain
information in Note 10 for which the
date is December 31, 1996

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

                            COMBINED BALANCE SHEETS


                                                DECEMBER 31,   DECEMBER 31,    JUNE 30,    SEPTEMBER 30,
                                                    1994           1995          1996          1996
                                                                                            (UNAUDITED)
                                                 ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................   $  286,389     $  597,606    $  285,603    $         0
  Investments.................................    1,184,628      1,793,420        50,000              0
  Accounts receivable.........................    1,394,759      1,479,740     1,462,861      1,262,046
  Inventory...................................      125,000        199,439       114,000         82,000
  Prepaid expenses and other current assets...      235,450        198,930       145,027        197,456
                                                ------------   ------------   ----------   -------------
          Total current assets................    3,226,226      4,269,135     2,057,491      1,541,502
PROPERTY AND EQUIPMENT, net...................      237,375        421,238       623,829        598,830
OTHER ASSETS..................................      498,679        422,312       797,333        986,019
                                                ------------   ------------   ----------   -------------
          Total assets........................   $3,962,280     $5,112,685    $3,478,653    $ 3,126,351
                                                 ==========     ==========     =========     ==========
                                  LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Notes payable...............................   $  536,354     $  504,159    $        0    $   625,000
  Accounts payable and accrued liabilities....      860,256        947,063     1,029,014      1,364,751
  Customer deposits and deferred maintenance
     revenue..................................       42,811        117,677       172,357        189,836
  Income taxes payable........................       31,624          5,450         3,014         15,948
                                                ------------   ------------   ----------   -------------
          Total current liabilities...........    1,471,045      1,574,349     1,204,385      2,195,535
                                                ------------   ------------   ----------   -------------
Commitments and contingencies (Notes 7 and 10)
STOCKHOLDER'S EQUITY
  Common stock................................       28,000         28,000        28,000         28,000
  Unrealized loss on investments..............     (220,585)        (8,341)            0              0
  Retained earnings...........................    2,683,820      3,518,677     2,246,268        902,816
                                                ------------   ------------   ----------   -------------
          Total stockholder's equity..........    2,491,235      3,538,336     2,274,268        930,816
                                                ------------   ------------   ----------   -------------
          Total liabilities and stockholder's
            equity............................   $3,962,280     $5,112,685    $3,478,653    $ 3,126,351
                                                 ==========     ==========     =========     ==========


            See accompanying notes to combined financial statements.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

                       COMBINED STATEMENTS OF OPERATIONS


                                                                         SIX MONTHS        NINE MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,              ENDED            SEPTEMBER 30,
                               ---------------------------------------    JUNE 30,     -------------------------
                                  1993          1994          1995          1996          1995          1996
                                                                                              (UNAUDITED)
Revenue
  Systems....................  $   159,143   $   300,253   $   766,037   $   668,425   $   139,547   $   827,462
  Software license...........    8,944,307    11,518,566    12,502,491     6,586,715     9,349,804    10,131,760
  Maintenance and other......    1,732,276     1,681,941     1,910,430       982,041     1,464,708     1,243,634
                               -----------   -----------   -----------   -----------   -----------   -----------
          Total revenue......   10,835,726    13,500,760    15,178,958     8,237,181    10,954,059    12,202,856
                               -----------   -----------   -----------   -----------   -----------   -----------
Cost of revenue
  Systems....................      290,239       209,521       440,588       451,684       135,673       648,366
  Software license...........    5,371,347     6,832,020     6,977,948     3,719,590     5,174,094     5,551,150
  Maintenance and other......    1,450,877     1,277,082     1,682,022       827,503     1,386,544     1,227,743
                               -----------   -----------   -----------   -----------   -----------   -----------
          Total costs of
            revenue..........    7,112,463     8,318,623     9,100,558     4,998,777     6,696,311     7,427,259
                               -----------   -----------   -----------   -----------   -----------   -----------
            Gross margin.....    3,723,263     5,182,137     6,078,400     3,238,404     4,257,748     4,775,597
                               -----------   -----------   -----------   -----------   -----------   -----------
Operating expenses
  Selling, general and
     administrative..........    2,471,567     3,022,941     3,345,004     1,972,701     2,356,887     2,920,452
  Depreciation and
     amortization............       89,486        76,015       102,309        75,782        76,732       117,253
                               -----------   -----------   -----------   -----------   -----------   -----------
          Total operating
            expenses.........    2,561,053     3,098,956     3,447,313     2,048,483     2,433,619     3,037,705
                               -----------   -----------   -----------   -----------   -----------   -----------
            Income from
               operations....    1,162,210     2,083,181     2,631,087     1,189,921     1,824,129     1,737,892
Other income (expense)
  Interest expense...........      (25,572)      (44,969)      (37,385)      (10,765)      (30,870)      (12,259)
  Interest and dividend
     income..................       17,780        54,031        88,457        46,646        62,674        48,209
  Gain (loss) on investments
     and other...............      187,536       (16,731)      169,498       239,925       176,406       240,340
                               -----------   -----------   -----------   -----------   -----------   -----------
Income before income taxes...    1,341,954     2,075,512     2,851,657     1,465,727     2,032,339     2,014,182
Income taxes.................       34,955        50,125        53,300        17,405        60,798        35,772
                               -----------   -----------   -----------   -----------   -----------   -----------
            Net income.......  $ 1,306,999   $ 2,025,387   $ 2,798,357   $ 1,448,322   $ 1,971,541   $ 1,978,410
                               ===========   ===========   ===========   ===========   ===========   ===========


            See accompanying notes to combined financial statements.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY


                                                 COMMON      UNREALIZED
                                                  STOCK     GAIN (LOSS)      RETAINED
                                                 AMOUNT    ON INVESTMENTS    EARNINGS        TOTAL
Balance January 1, 1993........................  $28,000     $  (59,474)    $   962,434   $   930,960
  Net income...................................                               1,306,999     1,306,999
  Dividends....................................                                (640,000)     (640,000)
  Change in unrealized loss on investments.....                  20,232                        20,232
                                                 -------      ---------     -----------   -----------
Balance December 31, 1993......................   28,000        (39,242)      1,629,433     1,618,191
  Net income...................................                               2,025,387     2,025,387
  Dividends....................................                                (971,000)     (971,000)
  Change in unrealized loss on investments.....                (181,343)                     (181,343)
                                                 -------      ---------     -----------   -----------
Balance December 31, 1994......................   28,000       (220,585)      2,683,820     2,491,235
  Net income...................................                               2,798,357     2,798,357
  Dividends....................................                              (1,963,500)   (1,963,500)
  Change in unrealized loss on investments.....                 212,244                       212,244
                                                 -------      ---------     -----------   -----------
Balance December 31, 1995......................   28,000         (8,341)      3,518,677     3,538,336
  Net income...................................                               1,448,322     1,448,322
  Dividends....................................                              (2,720,731)   (2,720,731)
  Change in unrealized gain on investments.....                   8,341                         8,341
                                                 -------      ---------     -----------   -----------
Balance June 30, 1996..........................   28,000              0       2,246,268     2,274,268
  Net income...................................                                 530,088       530,088
  Dividends....................................                              (1,873,540)   (1,873,540)
                                                 -------      ---------     -----------   -----------
Balance September 30, 1996 (unaudited).........  $28,000     $        0     $   902,816   $   930,816
                                                 =======      =========     ===========   ===========


            See accompanying notes to combined financial statements.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                                  SIX MONTHS    NINE MONTHS ENDED SEPTEMBER
                                              YEARS ENDED DECEMBER 31,            ENDED JUNE                30,
                                      ----------------------------------------       30,        ----------------------------
                                         1993          1994           1995           1996           1995            1996
                                                                                                        (UNAUDITED)
Cash flows from operating
  activities:
  Net income........................  $ 1,306,999   $ 2,025,387   $  2,798,357   $  1,448,322   $ 1,971,541      $ 1,978,410
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
    Depreciation and amortization...       89,486        76,015        102,309         75,782        76,732          117,253
    (Gain) loss on sale of property
      and equipment.................        2,200           994         (1,374)             0        (1,374)            (415)
    Realized gains on investments...     (326,745)     (208,406)      (541,416)      (448,158)     (383,641)        (448,158)
    Realized losses on
      investments...................      137,009       224,143        373,292        208,233       200,468          208,233
  Changes in assets and liabilities:
    Accounts receivable.............     (122,215)     (529,520)        19,033         97,561       269,780          299,769
    Inventory.......................      (48,879)       99,109        (74,439)        85,439       (45,000)         117,439
    Prepaid expenses and other
      current
      assets........................      165,496      (183,069)         8,873       (400,764)       (4,783)        (644,308)
    Accounts payable and accrued
      liabilities...................   (1,790,912)      110,661         86,807         81,951       258,085           84,949
    Customer deposits and deferred
      maintenance revenue...........       29,266        (2,677)        74,866         54,680       395,852           72,159
    Income taxes payable............      (11,603)       23,023        (26,174)        (2,436)       (1,676)          10,498
                                      -----------   -----------    -----------    -----------   -----------      -----------
         Net cash provided by (used
           in) operating
           activities...............     (569,898)    1,635,660      2,820,134      1,200,610     2,735,984        1,795,829
                                      -----------   -----------    -----------    -----------   -----------      -----------
Cash flow from investing activities:
  Purchases of investments..........   (5,837,730)   (6,800,249)   (11,268,708)    (8,694,966)   (7,625,731)      (8,694,966)
  Proceeds from the sale of
    investments.....................    6,485,016     6,836,814     11,027,950      9,945,924     7,628,644        9,945,924
  Purchases of property and
    equipment.......................      (45,795)     (100,817)      (306,894)      (278,373)     (186,330)        (296,840)
  Proceeds on sale of property and
    equipment.......................            0             0         22,096              0        22,096            2,410
  Proceeds from investment
    margin accounts.................    6,573,612     7,516,828     10,614,724      9,840,665     7,197,015        9,841,701
  Payments on investment
    margin accounts.................   (6,845,885)   (7,242,266)   (10,634,585)   (10,345,860)   (7,445,197)     (10,345,860)
                                      -----------   -----------    -----------    -----------   -----------      -----------
         Net cash provided by (used
           in) investing
           activities...............      329,218       210,310       (545,417)       467,390      (409,503)         452,369
                                      -----------   -----------    -----------    -----------   -----------      -----------
Cash flow from financing activities:
  Proceeds from short-term
    obligations.....................    1,393,000     1,962,000              0        790,000             0        1,465,000
  Payment on short-term
    obligations.....................   (1,368,000)   (1,987,000)             0       (790,000)            0         (840,000)
  Cash overdraft....................      563,581      (563,581)             0              0             0         (332,759)
  Dividends.........................     (640,000)     (971,000)    (1,963,500)    (1,980,003)   (1,793,500)      (3,803,543)
                                      -----------   -----------    -----------    -----------   -----------      -----------
         Net cash used in financing
           activities...............      (51,419)   (1,559,581)    (1,963,500)    (1,980,003)   (1,793,500)      (3,511,282)
         Net change in cash and cash
           equivalents..............     (292,099)      286,389        311,217       (312,003)      532,981         (597,606)
Cash and cash equivalents:
  Beginning of period...............      292,099             0        286,389        597,606       286,389          597,606
                                      -----------   -----------    -----------    -----------   -----------      -----------
  End of period.....................  $         0   $   286,389   $    597,606   $    285,603   $   819,370      $         0
                                      ===========   ===========    ===========    ===========   ===========      ===========
Non-cash dividends..................  $         0   $         0   $          0   $    740,728   $         0      $   790,728
                                      ===========   ===========    ===========    ===========   ===========      ===========
Cash paid during the period for
  Interest..........................  $    25,072   $    44,315   $     37,465
                                      ===========   ===========    ===========
  Income taxes......................  $    63,097   $    10,563   $     85,574
                                      ===========   ===========    ===========


            See accompanying notes to combined financial statements.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS:

     Systems Plus, Inc. and its combined affiliate (the "Company") is the master distributor for The Medical Manager physician practice management system that is sold to an independent dealers' network throughout the United States. The Company purchases substantially all of its software from Personalized Programming, Inc. ("PPI"), the developer of The Medical Manager, under a license and master distributor agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Interim Financial Information. The financial statements of the Company as of September 30, 1995 and 1996 and for the nine months then ended are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.


     Principles of Combination. The financial statements include the accounts of Systems Plus, Inc. ("SPI") and its sister company, Systems Plus Distribution, Inc. ("SPDI"), which is affiliated through common ownership and management. All material intercompany accounts and transactions have been eliminated.

     Revenue Recognition. Revenue from software license is recognized upon sale and shipment. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services are recognized as they are provided. Certain expenses are allocated between the cost of sales for systems, software license and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Investments. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires fair value accounting for debt and equity securities. The Company classifies its investments as available for sale, which requires that they be recorded at fair market value with gross unrealized holding gains and losses treated as a separate component of stockholder's equity.

     Inventory. Inventory primarily consists of purchased software packages, peripheral computer equipment and replacement parts. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on the straight line and accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided for over the shorter of the estimated service life of the leased asset or the lease term using the straight-line method.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     Income Taxes. SPI has elected to be taxed as an S corporation and SPDI is taxed as a C corporation under the provisions of the Internal Revenue Code of 1986. SPI is not subject to taxation at the federal level. Instead, the taxable income of SPI is included in the individual income tax return of that company's single stockholder for federal income tax purposes. The provision for income taxes in the combined statements of operations represents SPDI's provision for federal income taxes and the provision for state income taxes for both SPI and SPDI. The Company utilizes the asset and liability method of accounting for deferred federal and state income taxes for SPDI taxed as a regular corporation and to account for state income taxes for SPI taxed as an S corporation for Federal tax purposes, but taxed as a regular corporation for certain state income tax purposes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Other assets are comprised primarily of federal income tax deposits for fiscal year S corporation purposes.

     The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     SPI's S corporation election will terminate with the effective date of the Merger discussed in Note 10.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement is not expected to have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1996 presentations.

3. INVESTMENTS:

     Investments held consisted of the following:


                                                                                    FAIR MARKET
                                                     COST       GAINS     LOSSES       VALUE
                                                                GROSS UNREALIZED
                                                               ------------------
                                                                 JUNE 30, 1996
                                                               ------------------
    Marketable equity securities................  $   50,000   $    --   $     --   $    50,000
                                                   =========   =======   ========     =========


                                                               DECEMBER 31, 1995
                                                               ------------------
    Marketable equity securities................  $1,801,761   $19,629   $ 27,970   $ 1,793,420
                                                   =========   =======   ========     =========

                                                               DECEMBER 31, 1994
                                                               ------------------
    Marketable equity securities................  $1,405,213   $ 3,038   $223,623   $ 1,184,628
                                                   =========   =======   ========     =========

     During the nine months ended September 30, 1996, investments of $790,728 were distributed to the stockholder at their fair value as a non-cash dividend.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:


                                                  DECEMBER 31,
                                             ----------------------    JUNE 30,    SEPTEMBER 30,
                                               1994         1995         1996          1996
                                                                                    (UNAUDITED)
    Furniture and equipment................  $ 314,168   $  497,877   $  613,411    $   613,411
    Computers..............................    335,632      435,700      527,694        543,501
    Leasehold improvements.................          0            0       70,845         70,845
                                             ---------   ----------   ----------   -------------
                                               649,800      933,577    1,211,950      1,227,757
    Less accumulated depreciation and
      amortization.........................   (412,425)    (512,339)    (588,121)      (628,927)
                                             ---------   ----------   ----------   -------------
                                             $ 237,375   $  421,238   $  623,829    $   598,830
                                             =========    =========    =========     ==========


5.  NOTES PAYABLE:

     Notes payable at December 31, 1995 and 1994 consisted of the margin account borrowings collateralized by investments, with interest generally at prime rate.

     The Company has a $750,000 revolving line of credit that was available at September 30, 1996. The line of credit agreement provides for interest at prime plus 1/2% and is collateralized by receivables, inventory, fixed assets, general intangibles and personally guaranteed by the stockholder. There was $625,000 outstanding under the line at September 30, 1996.

     The carrying value approximates fair market value due to the short-term nature of the debt.

6.  INCOME TAXES:

     Income taxes consisted of the following:


                                                                     SIX MONTHS     NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,       ENDED          SEPTEMBER 30,
                                       ---------------------------    JUNE 30,    ---------------------
                                        1993      1994      1995        1996         1995        1996
                                                                                       (UNAUDITED)
Current
  Federal............................                      $ 6,000
  State..............................  $34,955   $50,125    47,300    $ 17,405      $60,798     $35,772
                                       -------   -------   -------     -------      -------     -------
                                       $34,955   $50,125   $53,300    $ 17,405      $60,798     $35,772
                                       =======   =======   =======     =======      =======     =======

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

6.  INCOME TAXES -- (CONTINUED)

     The following table summarizes the principal differences between income taxes at the federal statutory rate and the effective income tax amounts reflected in the financial statements:


                                                                      SIX
                                                                    MONTHS       NINE MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,          ENDED         SEPTEMBER 30,
                               ---------------------------------   JUNE 30,    ----------------------
                                 1993        1994        1995        1996        1995         1996
                                                                                    (UNAUDITED)
Statutory tax................  $ 456,000   $ 706,000   $ 970,000   $ 498,000   $ 691,000   $  685,000
State income tax, net of
  federal benefit............     34,955      50,125      47,300      17,405      60,798       35,772
Effect of graduated rate
  brackets...................                             (6,000)
Effect of S corporation
  income not subject to
  federal income tax.........   (456,000)   (706,000)   (958,000)   (498,000)   (691,000)    (685,000)
                               ---------   ---------   ---------   ---------   ---------    ---------
                               $  34,955   $  50,125   $  53,300   $  17,405   $  60,798   $   35,772
                               =========   =========   =========   =========   =========    =========


     The Company was examined by the California Franchise Tax Board for tax years ended in 1992 through 1995. The Company has reviewed various matters that are under consideration and believes that it has adequately provided for any liability that may result from this examination. In the opinion of management, any liability that may arise from prior periods as a result of the examination will not have a material effect on the Company's financial position or results of operations.

7.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities under operating leases having remaining terms ranging from one to five years. Future minimum rental commitments under noncancelable operating leases are approximately as follows:

                          TWELVE MONTHS ENDING SEPTEMBER 30:
             1997.............................................................  $201,000
             1998.............................................................   131,000
             1999.............................................................   117,000
             2000.............................................................   117,000
             2001.............................................................    39,000
                                                                                --------
                       Total..................................................  $605,000
                                                                                ========


     Rent expense was approximately $141,000, $133,000, $112,000, $134,000,
$101,000 and $204,000 for 1993, 1994 and 1995, for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996, respectively.


8.  STOCKHOLDER'S EQUITY:

     The common stock ownership of the companies are as follows:


                                                                AS OF DECEMBER 31, 1994
                                                                       AND 1995,
                                                                   JUNE 30, 1996 AND
                                                                   SEPTEMBER 30, 1996
                                                               --------------------------
                                                                 SHARES         SHARES
                                                               AUTHORIZED     OUTSTANDING
        Systems Plus, Inc. ..................................   1,000,000       500,000
        Systems Plus Distribution, Inc. .....................   1,000,000        50,000

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

9.  RELATED PARTY TRANSACTIONS:


     The Company's stockholder acquired a controlling interest in a Medical Manager dealer in the greater Chicago, Illinois area in February 1996. Revenue, primarily from software license, from this dealer was approximately $243,000, $131,000, $190,000 and $154,000 for 1995, for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996, respectively.


10.  SUBSEQUENT EVENTS:

     In July 1996, the Company and its stockholder entered into a definitive agreement with Medical Manager Corporation ("MMC") providing for the Merger of the Company with subsidiaries of MMC. All outstanding shares of the Company's common stock will be exchanged for cash and shares of MMC's common stock concurrent with the consummation of the initial public offering of the common stock of MMC.

     In connection with the Merger, SPI will elect to terminate its S corporation status and will be required to effect the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Had SPI elected to terminate its S corporation status immediately prior to September 30, 1996, the Company would have been required to establish a deferred tax liability of approximately $40,000 related primarily to the use of the cash method of accounting for income tax purposes. Also, the Company will dividend certain assets to the stockholder, consisting primarily of cash, investments and other assets, in an amount equal to the balance in the Company's S corporation Accumulated Adjustment Account. Had the estimated balance of the Accumulated Adjustment Account at September 30, 1996 of $893,000 been distributed and recorded as of that date, the effect on the accompanying balance sheet would be an increase of $893,000 in notes payable and a decrease of $893,000 in stockholder's equity.


     Revenue from four other companies which have also entered into definitive merger agreements with MMC totaled approximately $616,000, $891,000, $1,145,000, $574,000, $836,000 and $924,000 for 1993, 1994 and 1995 for the six months ended
June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996, respectively.



     Purchases of software from Personalized Programming, Inc., which has also entered into a definitive merger agreement with MMC, totaled approximately $3,617,000, $4,681,000, $5,350,000, $2,837,000, $3,917,000 and $4,355,000 for
1993, 1994 and 1995 for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996, respectively.



     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. One of such dealers, Computer Clinic, Inc., threatened litigation against MMC and certain of the Founding Companies alleging, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include such dealer as one of the Founding Companies. In connection with such threatened litigation, such dealer is seeking damages in the amount of $15 million, together with costs and expenses, and is demanding that MMC and such Founding Companies cease such activities. On December 31, 1996, counsel to MMC received telephonic notice from counsel to such dealer that a lawsuit with respect to the foregoing matters had been filed that day in federal court. Neither MMC nor any of such Founding Companies has been served with such lawsuit. MMC and the Founding Companies intend to defend themselves vigorously against any such action.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
RTI Business Systems, Inc.


     We have audited the accompanying balance sheets of RTI Business Systems, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the related statements of operations and accumulated deficit and cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RTI Business Systems, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 in conformity with generally accepted accounting principles.


     As discussed in Note 8 to the financial statements, in July 1996 the Company and its stockholders entered into a definitive agreement with Medical Manager Corporation (MMC) providing for the merger of the Company with a subsidiary of MMC.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida

August 28, 1996, except for certain
information in Note 8 for which the
date is December 31, 1996

                           RTI BUSINESS SYSTEMS, INC.

                                 BALANCE SHEETS


                                                DECEMBER 31,   DECEMBER 31,    JUNE 30,    SEPTEMBER 30,
                                                    1994           1995          1996          1996
                                                                                            (UNAUDITED)
                                                 ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................   $   25,349     $   28,851    $    5,473    $    83,712
  Accounts receivable.........................      236,802        347,725       283,744        173,871
  Inventory...................................            0         29,274        32,384        163,681
  Prepaid expenses and other current assets...       26,453         20,437         9,177         16,500
  Deferred income taxes.......................      108,982        212,456       262,456        262,456
                                                   --------     ----------    ----------     ----------
          Total current assets................      397,586        638,743       593,234        700,220
PROPERTY AND EQUIPMENT, net...................      143,895        335,951       494,207        533,023
                                                   --------     ----------    ----------     ----------
          Total assets........................   $  541,481     $  974,694    $1,087,441    $ 1,233,243
                                                   ========     ==========    ==========     ==========
                                 LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Current maturities of long-term
     obligations..............................   $  156,934     $  282,460    $  467,146    $   513,891
  Accounts payable and accrued liabilities....      391,619        355,947       399,032        565,965
  Customer deposits and deferred maintenance
     revenue..................................      307,464        530,066       379,541        630,294
  Income taxes payable........................      103,608        233,097       200,626        146,904
                                                   --------     ----------    ----------     ----------
          Total current liabilities...........      959,625      1,401,570     1,446,345      1,857,054
LONG-TERM OBLIGATIONS, net of current
  maturities..................................        3,895         99,950       130,664        140,045
                                                   --------     ----------    ----------     ----------
          Total liabilities...................      963,520      1,501,520     1,577,009      1,997,099
                                                   --------     ----------    ----------     ----------
Commitments and Contingencies (Notes 6 and 8)
STOCKHOLDERS' DEFICIT
  Common stock, no par value, 200 shares
     authorized, issued and outstanding.......      102,000        102,000       102,000        102,000
  Accumulated deficit.........................     (524,039)      (628,826)     (591,568)      (865,856)
                                                   --------     ----------    ----------     ----------
          Total stockholders' deficit.........     (422,039)      (526,826)     (489,568)      (763,856)
                                                   --------     ----------    ----------     ----------
          Total liabilities and stockholders'
            deficit...........................   $  541,481     $  974,694    $1,087,441    $ 1,233,243
                                                   ========     ==========    ==========     ==========


                See accompanying notes to financial statements.

                           RTI BUSINESS SYSTEMS, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT


                                                                   SIX MONTHS
                                                                   ENDED JUNE      NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,            30,            SEPTEMBER 30,
                            ------------------------------------   ----------   -----------------------
                               1993         1994         1995         1996         1995         1996
                                                                                      (UNAUDITED)
Revenue
  Systems.................  $1,645,102   $2,242,200   $2,712,211   $1,301,127   $1,617,456   $1,803,593
  Maintenance and other...   1,401,533    2,085,244    2,241,440    1,731,903    1,735,875    2,574,904
                            ----------   ----------   ----------   ----------   ----------   ----------
          Total revenue...   3,046,635    4,327,444    4,953,651    3,033,030    3,353,331    4,378,497
                            ----------   ----------   ----------   ----------   ----------   ----------
Cost of revenue
  Systems.................   1,372,675    1,334,929    1,486,156      603,239    1,009,354    1,251,550
  Maintenance and other...   1,169,441    1,241,483    1,214,985    1,162,229    1,083,252    1,521,235
                            ----------   ----------   ----------   ----------   ----------   ----------
          Total costs of
            revenue.......   2,542,116    2,576,412    2,701,142    1,765,468    2,092,606    2,772,785
                            ----------   ----------   ----------   ----------   ----------   ----------
               Gross
                 margin...     504,519    1,751,032    2,252,509    1,267,562    1,260,725    1,605,712
                            ----------   ----------   ----------   ----------   ----------   ----------
Operating expenses
  Selling, general and
     administrative.......     925,189    1,710,987    2,268,533    1,164,657    1,313,132    1,740,565
  Depreciation and
     amortization.........      55,434       46,777       58,057       45,724       43,585       68,054
                            ----------   ----------   ----------   ----------   ----------   ----------
     Total operating
       expenses...........     980,623    1,757,764    2,326,590    1,210,381    1,356,717    1,808,619
                            ----------   ----------   ----------   ----------   ----------   ----------
          Income (loss)
            from
            operations....    (476,104)      (6,732)     (74,081)      57,181      (95,992)    (202,907)
Other income (expense)
  Interest expense........     (32,928)     (19,988)     (33,326)     (19,923)     (23,859)     (34,123)
  Other...................           0      (27,746)       2,620            0            0
                            ----------   ----------   ----------   ----------   ----------   ----------
          Net income
            (loss)........    (509,032)     (54,466)    (104,787)      37,258     (119,851)    (237,030)
                            ----------   ----------   ----------   ----------   ----------   ----------
Retained earnings
  (accumulated deficit):
  Beginning of period.....      39,459     (469,573)    (524,039)    (628,826)    (524,039)    (628,826)
                            ----------   ----------   ----------   ----------   ----------   ----------
  End of period...........  $ (469,573)  $ (524,039)  $ (628,826)  $ (591,568)  $ (643,890)  $ (865,856)
                            ==========   ==========   ==========   ==========   ==========   ==========


                See accompanying notes to financial statements.

                           RTI BUSINESS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                         SIX MONTHS       NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,          ENDED            SEPTEMBER 30,
                                     ---------------------------------    JUNE 30,    -------------------------
                                       1993        1994        1995         1996         1995           1996
                                                                                             (UNAUDITED)
Cash flows from operating
  activities:
  Net income (loss)................  $(509,032)  $ (54,466)  $(104,787)  $  37,258    $ (119,851)     $(237,030)
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
    Depreciation...................     55,434      46,777      58,057      45,724        43,585         68,054
    Deferred income taxes..........    (51,642)    (57,340)   (103,474)    (50,000)      (77,606)       (50,000)
    Loss on sale of property and
      equipment....................          0      27,746      13,110           0        13,110              0
  Changes in assets and
    liabilities:
    Accounts receivable............     66,795    (160,167)   (110,923)     63,981      (193,474)       173,854
    Inventory......................    121,998           0     (29,274)     (3,110)      (10,069)      (134,407)
    Prepaid expenses and other
      current assets...............     12,170     (16,009)      6,016      11,260        10,333          3,936
    Accounts payable and accrued
      liabilities..................     16,864     245,366     (35,672)     43,085        48,811        210,018
    Customer deposits and deferred
      maintenance revenue..........    517,699     (97,275)    222,602    (150,525)      172,086        100,228
    Income taxes payable...........     50,000      53,152     129,489     (32,471)       66,760        (86,193)
                                     ---------   ---------   ---------   ---------     ---------      ---------
         Net cash provided by (used
           in) operating
           activities..............    280,286     (12,216)     45,144     (34,798)      (46,315)        48,460
                                     ---------   ---------   ---------   ---------     ---------      ---------
Cash flow from investing
  activities:
  Purchases of property and
    equipment......................    (51,055)    (73,540)   (226,023)   (203,980)     (116,781)      (243,680)
  Proceeds on sale of property and
    equipment......................          0      50,963           0           0             0              0
                                     ---------   ---------   ---------   ---------     ---------      ---------
         Net cash used in investing
           activities..............    (51,055)    (22,577)   (226,023)   (203,980)     (116,781)      (243,680)
                                     ---------   ---------   ---------   ---------     ---------      ---------
Cash flow from financing
  activities:
  Proceeds from issuance of
    long-term obligations..........    100,000     200,000     365,000     238,845       215,000        288,847
  Payment on short-term and
    long-term obligations..........   (421,333)   (189,169)   (180,619)    (23,445)      (25,829)       (38,766)
  Capital contributions............    100,000           0           0           0             0              0
                                     ---------   ---------   ---------   ---------     ---------      ---------
         Net cash provided by (used
           in) financing
           activities..............   (221,333)     10,831     184,381     215,400       189,171        250,081
                                     ---------   ---------   ---------   ---------     ---------      ---------
Net change in cash and cash
  equivalents......................      7,898     (23,962)      3,502     (23,378)       26,075         54,861
Cash and cash equivalents:
  Beginning of period..............     41,413      49,311      25,349      28,851        25,349         28,851
                                     ---------   ---------   ---------   ---------     ---------      ---------
  End of period....................  $  49,311   $  25,349   $  28,851   $   5,473    $   51,424      $  83,712
                                     =========   =========   =========   =========     =========      =========
Cash paid during the period for
  Interest.........................  $  32,928   $  19,988   $  33,326
                                     =========   =========   =========
  Income taxes.....................  $     456   $     731   $  10,846
                                     =========   =========   =========


                See accompanying notes to financial statements.

                           RTI BUSINESS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     RTI Business Systems, Inc. (the "Company") is an independent dealer for The Medical Manager physician practice management system that is sold to clients primarily in the upstate New York and New England areas of the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Interim Financial Information. The financial statements of the Company as of September 30, 1995 and 1996 and for the nine months then ended are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.


     Revenue Recognition. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services are recognized as they are provided. Certain expenses are allocated between the cost of sales for systems and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on accelerated methods over the estimated useful lives of the assets.

     Income Taxes. Income taxes are provided under the liability method considering the tax effects of transactions reported in the financial statements that are different from the tax returns. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the underlying assets or liabilities are recovered or settled.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement is not expected to have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1996 presentations.

                           RTI BUSINESS SYSTEMS, INC.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:


                                        DECEMBER 31,
                                  -------------------------       JUNE 30,        SEPTEMBER 30,
                                    1994            1995            1996              1996
                                                                                   (UNAUDITED)
    Furniture and equipment.....  $ 113,028       $ 252,978       $ 254,906         $ 276,626
    Computers...................          0               0         155,586           169,831
    Vehicles....................    203,960         290,903         337,369           345,125
                                  ---------       ---------       ---------         ---------
                                    316,988         543,881         747,861           791,582
    Less accumulated
      depreciation..............   (173,093)       (207,930)       (253,654)         (258,559)
                                  ---------       ---------       ---------         ---------
                                  $ 143,895       $ 335,951       $ 494,207         $ 533,023
                                  =========       =========       =========         =========


4. LONG TERM OBLIGATIONS:

     Long term obligations consisted of the following:


                                             DECEMBER 31,   DECEMBER 31,   JUNE 30,    SEPTEMBER 30,
                                                 1994           1995         1996          1996
                                                                                        (UNAUDITED)
    Term note payable, bearing interest at
      prime plus 1% (9 1/4% at September
      30, 1996), with monthly payments of
      $2,085 plus interest through October
      1999, collateralized by accounts
      receivable, inventory and equipment
      and guaranteed by stockholders. The
      note contains certain financial
      restrictions and covenants as
      defined..............................                   $ 95,830     $  80,905     $  74,650
    Term notes payable, bearing interest at
      prime plus 1%, with various monthly
      payments totaling approximately
      $3,350 plus interest due through
      August 2001, collateralized by
      accounts receivable, inventory and
      property and equipment and guaranteed
      by stockholders......................    $ 25,829         36,580       166,905       179,286
    Revolving line of credit, interest
      payable monthly at prime plus  3/4%
      (9% at September 30, 1996), principal
      due on demand, maturity date of
      October, 1996, collateralized by
      accounts receivable, inventory and
      equipment and guaranteed by
      stockholders.........................      135,000        250,000      350,000        400,000
                                                --------       --------    ---------      ---------
              Total........................      160,829        382,410      597,810        653,936
              Less portion due within one
                year.......................      156,934        282,460     (467,146)       513,891
                                                --------       --------    ---------      ---------
              Long term obligations, net of
                current maturities.........  $     3,895    $    99,950    $ 130,664   $    140,045
                                                ========       ========    =========      =========

                           RTI BUSINESS SYSTEMS, INC.

4. LONG TERM OBLIGATIONS: -- (CONTINUED)
     Annual maturities of long-term debt for the four years subsequent to September 30, 1997 are as follows:

        1998...............................................................  $40,992
        1999...............................................................   40,992
        2000...............................................................   39,684
        2001...............................................................   18,377

     The carrying value approximates fair market value due to the short-term nature of the debt.

5. INCOME TAXES:

     Income taxes consisted of the following:


                                                                 SIX MONTHS    NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,       ENDED JUNE      SEPTEMBER 30,
                               -------------------------------      30,       -------------------
                                 1993       1994       1995         1996        1995       1996
                                                                                  (UNAUDITED)
    Current
      Federal................  $ 46,623   $ 51,115   $  92,261    $ 45,000    $ 85,461   $ 45,000
      State..................     5,019      6,225      11,213       5,000      11,606      5,000
                                -------    -------    --------     -------     -------    -------
                                 51,642     57,340     103,474      50,000      97,067     50,000
                                -------    -------    --------     -------     -------    -------
    Deferred
      Federal................   (46,623)   (51,115)    (92,261)    (45,000)    (85,461)   (45,000)
      State..................    (5,019)    (6,225)    (11,213)     (5,000)    (11,606)    (5,000)
                                -------    -------    --------     -------     -------    -------
                                (51,642)   (57,340)   (103,474)    (50,000)    (97,067)   (50,000)
                                -------    -------    --------     -------     -------    -------
                               $      0   $      0   $       0    $      0    $      0   $      0
                                =======    =======    ========     =======     =======    =======


     The significant components of the net deferred tax asset consisted of the following:


                                                   DECEMBER 31,
                                               ---------------------   JUNE 30,   SEPTEMBER 30,
                                                 1994        1995        1996         1996
                                                                                   (UNAUDITED)
    Bad debts................................  $  17,000   $  21,000   $ 14,000     $  14,000
    Deferred revenue.........................    125,000     230,000    226,000       321,000
    Inventory valuations.....................     64,000      34,000
    Loss carryforwards.......................                            71,000        80,000
    Other....................................     20,982      41,456        456           456
                                               ---------   ---------   --------     ---------
                                                 226,982     326,456    311,456       415,456
    Valuation allowance......................   (118,000)   (114,000)   (49,000)     (153,000)
                                               ---------   ---------   --------     ---------
    Net deferred tax asset...................  $ 108,982   $ 212,456   $262,456     $ 262,456
                                               =========   =========   ========     =========



     The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. At September 30, 1996, the Company established a valuation allowance of $153,000. This results in an increase in the valuation allowance from December 31, 1995 of $39,000.

                           RTI BUSINESS SYSTEMS, INC.

5. INCOME TAXES: -- (CONTINUED)

     The following table summarizes the principal differences between income taxes at the federal statutory rate and the effective income tax amounts reflected in the financial statements:


                                                                      SIX MONTHS    NINE MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,        ENDED JUNE      SEPTEMBER 30,
                                  ---------------------------------      30,       -------------------
                                    1993        1994        1995         1996        1995       1996
                                                                                       (UNAUDITED)
Statutory tax (benefit).......... $(173,000)  $ (19,000)  $ (36,000)   $ 13,000    $(41,000)  $(82,000)
State taxes, net of federal
  benefit........................   (20,000)     (2,000)     (4,000)      1,000      (5,000)    (9,000)
Effect of graduated tax
  brackets.......................    (1,000)     (6,000)    (11,000)                     --         --
Tax contingency..................    50,000      50,000      50,000      50,000      50,000     50,000
Change in valuation allowance....   142,000     (24,000)     (4,000)    (65,000)     (4,000)    39,000
Other............................     2,000       1,000       5,000       1,000           0      2,000
                                  ---------    --------    --------    --------    --------   --------
                                  $       0   $       0   $       0    $      0    $      0   $      0
                                  =========    ========    ========    ========    ========   ========


     At September 30, 1996, the Company had an estimated net operating loss carryforward of approximately $211,000, the use of which is limited to the Company's future taxable income. The estimated net operating loss will expire in the year 2012.

     The Company is currently under examination by the Internal Revenue Service for tax years ended in 1993 and 1994. The Company has reviewed various matters that are under consideration and believes that is has adequately provided for any liability that may result from this examination. In the opinion of management, any liability that may arise from prior periods as a result of the examination will not have a material effect on the Company's financial position or results of operations.

6.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities under operating leases. Future minimum rental commitments under the noncancelable operating leases are approximately as follows:

                       TWELVE MONTHS ENDING SEPTEMBER 30:
              1997...........................................................  $  335,000
              1998...........................................................     251,000
              1999...........................................................     223,000
              2000...........................................................     246,000
              2001...........................................................     236,000
                                                                                 --------
                        Total................................................  $1,291,000
                                                                                 ========


     Rent expense was approximately $139,000, $240,000, $187,000, $107,000
$124,000 and $163,000 for 1993, 1994 and 1995 for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996 respectively.


7.  RETIREMENT PLANS:


     The Company has a non-contributory profit sharing plan covering substantially all full-time employees effective January 1995. The Company contributes a matching 25% of the first six percent of employee contributions. Contributions are made at the discretion of the Board of Directors. Total expense amounted to approximately $19,000 for 1995, $10,000 for the six months ended June 30, 1996 and $14,000 and $18,000 for the (unaudited) nine months ended September 30, 1995 and 1996, respectively.

                           RTI BUSINESS SYSTEMS, INC.

8.  SUBSEQUENT EVENTS:

     In July 1996, the Company and its stockholders entered into a definitive agreement with Medical Manager Corporation ("MMC") providing for the Merger of the Company with a subsidiary of MMC. All outstanding shares of the Company's common stock will be exchanged for cash and shares of MMC's common stock concurrent with the consummation of the initial public offering of the common stock of MMC.


     Purchases of software from one of the other companies which have also entered into definitive merger agreements with MMC totaled approximately $265,000, $275,000, $371,000, $190,000, $228,000 and $314,000 for 1993, 1994 and
1995 for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996 respectively.



     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. One of such dealers, Computer Clinic, Inc., threatened litigation against MMC and certain of the Founding Companies alleging, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include such dealer as one of the Founding Companies. In connection with such threatened litigation, such dealer is seeking damages in the amount of $15 million, together with costs and expenses, and is demanding that MMC and such Founding Companies cease such activities. On December 31, 1996, counsel to MMC received telephonic notice from counsel to such dealer that a lawsuit with respect to the foregoing matters had been filed that day in federal court. Neither MMC nor any of such Founding Companies has been served with such lawsuit. MMC and the Founding Companies intend to defend themselves vigorously against any such action.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
National Medical Systems, Inc.


     We have audited the accompanying consolidated balance sheets of National Medical Systems, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the four months ended December 31, 1994, the year ended December 31, 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Medical Systems, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the consolidated results of its operations and its cash flows for the four months ended December 31, 1994, the year ended December 31, 1995 and the six months ended June 30, 1996 in conformity with generally accepted accounting principles.


     As discussed in Note 11 to the financial statements, in July 1996 the Company and its stockholders entered into a definitive agreement with Medical Manager Corporation (MMC) providing for the merger of the Company with a subsidiary of MMC.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida

September 10, 1996, except for certain


  information in Note 11 for which


  the dates are December 26, 1996 and


  December 31, 1996

                         NATIONAL MEDICAL SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                  DECEMBER 31,   DECEMBER 31,    JUNE 30,    SEPTEMBER 30,
                                                      1994           1995          1996          1996
                                                                                              (UNAUDITED)
                                                  ASSETS
CURRENT ASSETS
  Cash and cash equivalents.....................   $         0    $         0   $   78,948    $      9,568
  Accounts receivable...........................        66,271        223,446      983,069         933,878
  Inventory.....................................        51,280         73,925       49,568         122,061
  Prepaid expenses and other current assets.....           182         12,000            0          56,001
                                                     ---------       --------     --------      ----------
          Total current assets..................       117,733        309,371    1,111,585       1,121,508
PROPERTY AND EQUIPMENT, net.....................        85,615        199,797      368,653         355,969
GOODWILL AND OTHER INTANGIBLES, net.............       211,609         80,201    2,753,593       2,693,303
OTHER ASSETS....................................         3,586          5,184       11,084         520,028
                                                     ---------       --------     --------      ----------
          Total.................................   $   418,543    $   594,553   $4,244,915    $  4,690,808
                                                     =========       ========     ========      ==========
                    LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Current maturities of long-term obligations...   $    74,930    $   261,580   $1,274,701    $  1,322,528
  Accounts payable and accrued liabilities......       113,174        184,214      729,219         773,909
  Customer deposits and deferred maintenance
     revenue....................................       220,627        338,075      875,857         729,031
                                                     ---------       --------     --------      ----------
          Total current liabilities.............       408,731        783,869    2,879,777       2,825,468
LONG-TERM OBLIGATIONS, net of current
  maturities....................................        76,860         40,768      800,660         729,220
SUBORDINATED NOTES PAYABLE......................             0              0      292,500       1,065,018
                                                     ---------       --------     --------      ----------
          Total liabilities.....................       485,591        824,637    3,972,937       4,619,706
                                                     ---------       --------     --------      ----------
Redeemable preferred stock......................             0              0      500,000         500,000
                                                     ---------       --------     --------      ----------
Commitments and contingencies (Notes 10 and
  11)...........................................
STOCKHOLDERS' DEFICIT
  Common stock, $0.01 par value, 25,000,000
     shares authorized..........................        56,570         62,566       68,566          68,566
  Additional paid-in capital....................       203,430        248,503      790,003         790,003
  Accumulated deficit...........................      (327,048)      (541,153)  (1,086,591)     (1,287,467)
                                                     ---------       --------     --------      ----------
          Total stockholders' deficit...........       (67,048)      (230,084)    (228,022)       (428,898)
                                                     ---------       --------     --------      ----------
          Total.................................   $   418,543    $   594,553   $4,244,915    $  4,690,808
                                                     =========       ========     ========      ==========


          See accompanying notes to consolidated financial statements.

                         NATIONAL MEDICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                   FOUR MONTHS                   SIX MONTHS       NINE MONTHS ENDED
                                      ENDED        YEAR ENDED      ENDED            SEPTEMBER 30,
                                   DECEMBER 31,   DECEMBER 31,    JUNE 30,    --------------------------
                                       1994           1995          1996         1995            1996
                                                                                     (UNAUDITED)
Revenue
  Systems........................   $  155,771     $1,516,022    $1,489,054    $1,112,299     $2,429,572
  Maintenance and other..........       85,337        614,487       959,823       478,851      1,670,485
                                     ---------     ----------    ----------     ---------     ----------
          Total revenue..........      241,108      2,130,509     2,448,877     1,591,150      4,100,057
                                     ---------     ----------    ----------     ---------     ----------
Cost of revenue
  Systems........................      147,490      1,129,059     1,189,960       828,212      1,730,825
  Maintenance and other..........      155,655        595,692       664,426       429,071      1,212,510
                                     ---------     ----------    ----------     ---------     ----------
          Total costs of
            revenue..............      303,145      1,724,751     1,854,386     1,257,283      2,943,335
                                     ---------     ----------    ----------     ---------     ----------
          Gross margin (loss)....      (62,037)       405,758       594,491       333,867      1,156,722
                                     ---------     ----------    ----------     ---------     ----------
Operating expenses
  Selling, general and
     administrative..............      201,254        395,523       613,874       249,714      1,068,842
  Research and development.......            0              0       262,855             0        409,425
  Depreciation and
     amortization................       60,113        196,838       189,854       134,425        294,243
                                     ---------     ----------    ----------     ---------     ----------
          Total operating
            expenses.............      261,367        592,361     1,066,583       384,139      1,772,510
                                     ---------     ----------    ----------     ---------     ----------
          Loss from operations...     (323,404)      (186,603)     (472,092)      (50,272)      (615,788)
Other expense
  Interest expense...............       (3,644)       (27,502)      (73,346)      (18,468)      (130,526)
                                     ---------     ----------    ----------     ---------     ----------
          Net loss...............   $ (327,048)    $ (214,105)   $ (545,438)   $  (68,740)    $ (746,314)
                                     =========     ==========    ==========     =========     ==========


          See accompanying notes to consolidated financial statements.

                         NATIONAL MEDICAL SYSTEMS, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT


                                              COMMON STOCK       ADDITIONAL
                                           -------------------    PAID IN     ACCUMULATED
                                            SHARES     AMOUNT     CAPITAL       DEFICIT       TOTAL
Formation of company.....................  5,657,000   $56,570    $ 203,430                 $ 260,000
Net loss.................................                                     $  (327,048)   (327,048)
                                           ---------   -------     --------     ---------   -----------
Balance December 31, 1994................  5,657,000    56,570      203,430      (327,048)    (67,048)
Capital contributions....................                            45,000                    45,000
Stock issued for compensation............    599,642     5,997           73                     6,069
Net loss.................................                                        (214,105)   (214,105)
                                           ---------   -------     --------     ---------   -----------
Balance December 31, 1995................  6,256,642    62,566      248,503      (541,153)   (230,084)
Stock issued for acquisition.............    600,000     6,000       54,000                    60,000
Warrants issued..........................                            20,000                    20,000
Capital contributions....................                           467,500                   467,500
Net loss.................................                                        (545,438)   (545,438)
                                           ---------   -------     --------     ---------   -----------
Balance June 30, 1996....................  6,856,642    68,566      790,003    (1,086,591)   (228,022)
Net loss.................................                                        (200,876)   (200,876)
                                           ---------   -------     --------     ---------   -----------
Balance September 30, 1996 (unaudited)...  6,856,642   $68,566    $ 790,003   $(1,287,467)  $(428,898)
                                           =========   =======     ========     =========   ===========


          See accompanying notes to consolidated financial statements.

                         NATIONAL MEDICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                             FOUR MONTHS                   SIX MONTHS       NINE MONTHS ENDED
                                                ENDED        YEAR ENDED       ENDED           SEPTEMBER 30,
                                             DECEMBER 31,   DECEMBER 31,    JUNE 30,     -----------------------
                                                 1994           1995          1996         1995         1996
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................   $ (327,048)    $ (214,105)   $  (545,438)  $ (68,740)  $  (746,314)
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization..........       60,113        196,838        189,854     134,425       294,243
    Stock issued for compensation..........            0          6,069              0
  Changes in assets and liabilities, net of
    effects from acquisitions:
    Accounts receivable....................      (66,271)      (157,175)      (446,895)   (224,825)     (365,815)
    Inventory..............................      (51,280)       (22,645)        43,723    (120,402)      (28,769)
    Prepaid expenses and other assets......       (3,768)       (13,416)        16,804      (1,443)      (47,579)
    Accounts payable and accrued
      liabilities..........................      113,174         71,040         22,254     174,382       (21,221)
    Customer deposits and deferred
      maintenance revenue..................      220,627        117,448        283,582      46,743       195,768
                                               ---------      ---------    -----------   ---------   -----------
         Net cash provided by (used in)
           operating activities............      (54,453)       (15,946)      (436,116)    (59,860)     (719,687)
                                               ---------      ---------    -----------   ---------   -----------
Cash flow from investing activities:
  Purchases of property and equipment......      (32,670)      (152,183)       (78,552)   (131,419)     (102,594)
  Payments for acquisitions made, net of
    assets acquired........................     (150,000)             0       (569,434)                 (575,778)
  Payment of deposit for acquisition.......            0              0              0           0      (500,000)
                                               ---------      ---------    -----------   ---------   -----------
         Net cash used in investing
           activities......................     (182,670)      (152,183)      (647,986)   (131,419)   (1,178,372)
                                               ---------      ---------    -----------   ---------   -----------
Cash flow from financing activities:
  Proceeds from issuance of long-term
    obligations............................            0        200,000        392,299     196,471       575,425
  Proceeds from issuance of subordinated
    long-term obligations..................            0              0        292,500                 1,357,518
  Payment on short-term and long-term
    obligations............................      (22,877)       (76,871)      (509,249)    (50,192)   (1,012,816)
  Proceeds from issuance of redeemable
    preferred stock........................            0              0        500,000                   500,000
  Capital contributions....................      260,000         45,000        487,500      45,000       487,500
                                               ---------      ---------    -----------   ---------   -----------
         Net cash provided by financing
           activities......................      237,123        168,129      1,163,050     191,280     1,907,627
                                               ---------      ---------    -----------   ---------   -----------
         Net change in cash and cash
           equivalents.....................            0              0         78,948           0         9,568
Cash and cash equivalents:
  Beginning of period......................            0              0              0           0             0
                                               ---------      ---------    -----------   ---------   -----------
  End of period............................   $        0     $        0    $    78,948   $       0   $     9,568
                                               =========      =========    ===========   =========   ===========
Cash paid for interest:....................   $    3,645     $   27,502
                                               =========      =========
Details of acquisitions:
  Fair value of assets.....................   $  150,000              0    $ 3,190,537   $       0   $ 3,196,881
  Liabilities assumed......................            0              0     (1,457,354)          0    (1,457,354)
  Less common stock and debt issued........            0              0     (1,129,139)          0    (1,129,139)
                                               ---------      ---------    -----------   ---------   -----------
  Cash paid................................      150,000              0        604,044           0       610,388
  Less cash acquired.......................            0              0        (34,610)          0       (34,610)
                                               ---------      ---------    -----------   ---------   -----------
  Net cash paid for acquisitions...........   $  150,000              0    $  (569,434)  $       0   $   575,778
                                               =========      =========    ===========   =========   ===========


          See accompanying notes to consolidated financial statements.

                         NATIONAL MEDICAL SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     National Medical Systems, Inc. ("NMS") and Preferred System Solutions, Inc. (collectively, the "Company") are independent dealers for The Medical Manager physician practice management system that is sold to clients in the Southeast, Midwest and Southwest parts of the United States. NMS commenced operations in September 1994.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Information. The financial statements of the Company as of September 30, 1996 and 1995 and for the nine months then ended are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

     Principles of Consolidation. The financial statements include the accounts of NMS and its wholly owned subsidiary, Preferred System Solutions, Inc., since its acquisition in March 1996. All material intercompany accounts and transactions have been eliminated.

     Revenue Recognition. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services is recognized as the services are provided. Certain expenses are allocated between the cost of sales for systems and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Inventory. Inventory primarily consists of computers, peripheral equipment and replacement parts. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided principally on accelerated methods over the estimated useful lives of the assets.

     Goodwill and Other Intangibles. Goodwill and other intangibles consist of covenants not to compete and goodwill arising from business acquisitions. These intangible assets are being amortized over periods ranging from two to 20 years.

     Research and Development. Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized over the estimated product life. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant.

                         NATIONAL MEDICAL SYSTEMS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

     Income Taxes. Income taxes are provided under the liability method considering the tax effects of transactions reported in the financial statements that are different from the tax return. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will be either taxable or deductible when the underlying assets or liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance for the estimated amounts of tax benefits not likely to be realized.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement is not expected to have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1996 presentations.

3.  ACQUISITIONS:

     During the nine months ended September 30, 1996, the Company made two acquisitions set forth below, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition.

     The Company acquired substantially all of the business assets of GBP With Excellence, Inc., a Medical Manager independent dealer in central Florida. Total consideration was $2,321,000, of which approximately $1,825,000 has been assigned to excess of purchase price over net assets of the business acquired as goodwill, which is being amortized on a straight-line basis over 20 years.


     On the basis of the pro forma consolidation of the results of operations as if the acquisition had taken place at the beginning of 1995 rather than in January 1996, consolidated net sales would have been $4,692,000 for 1995 and the consolidated pro forma net loss would have been approximately $293,000. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 1995.


     The Company also acquired Preferred System Solutions, Inc., a Medical Manager independent dealer in Oklahoma and Kansas. Total consideration was $50,000 and 600,000 shares of the Company's common stock valued at $60,000 by independent appraisal for purposes of accounting for the transaction. The excess of the purchase price over the net liabilities assumed was approximately $718,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. Pro forma results of operations have not been presented because the effects of this acquisition were not significant.

                         NATIONAL MEDICAL SYSTEMS, INC.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:


                                               DECEMBER 31,
                                           ---------------------     JUNE 30,     SEPTEMBER 30,
                                             1994         1995         1996           1996
                                                                                   (UNAUDITED)
    Furniture and equipment..............  $ 35,074     $ 88,282     $128,477       $  94,799
    Computers............................    66,937      191,813      372,019         544,653
                                           --------     --------     --------       ---------
                                            102,011      280,095      500,496         639,452
    Less accumulated depreciation........   (16,397)     (80,298)     131,843        (283,483)
                                           --------     --------     --------       ---------
                                           $ 85,615     $199,797     $368,653       $ 355,969
                                           ========     ========     ========       =========


     Depreciation expense was approximately $16,400, $65,700, $35,500 and $85,500 for 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited), respectively.

5.  LONG TERM OBLIGATIONS:

     Long term obligations consisted of the following:


                                                       DECEMBER 31,
                                                    -------------------    JUNE 30,    SEPTEMBER 30,
                                                      1994       1995        1996          1996
                                                                                        (UNAUDITED)
Revolving line of credit, $500,000 available
  principal, monthly interest at prime plus 1%,
  (9 1/4% at September 30, 1996) principal due on
  demand, collateralized by accounts receivable
  and other assets, guaranteed by two of the
  Company's stockholders..........................                        $  308,014    $   491,140
Revolving line of credit, monthly interest at
  prime plus 2% (10 1/4% at September 30, 1996),
  principal due on demand, collateralized by
  accounts receivable and other assets, guaranteed
  by two of the Company's stockholders............                           196,597         30,270
Note payable, interest at prime plus 1% (9 1/4% at
  September 30, 1996), collateralized by certain
  assets, guaranteed by two of the Company's
  stockholders, $1,800 monthly interest and
  principal payments through 2000.................                            66,676         63,212
Notes payable due on demand, interest at 12%
  annually unsecured, $200,000 convertible into
  320,000 shares of common stock of the Company,
  interest payable monthly........................             $200,000      300,000        300,000
Note payable, monthly payments of $4,057 with
  interest at 9%, balloon payment of $202,070 due
  1998, unsecured, guaranteed by two of the
  Company's stockholders..........................                    0      247,814        241,169
Note payable, monthly interest at 8%, principal
  due in two equal annual installments, guaranteed
  by two of the Company's stockholders, $5,100
  monthly interest and principal payment..........                    0      613,046        599,141
Note payable, annual interest at 8%, due $40,000
  in 1997 and $40,000 in 1998, unsecured..........                    0       80,000         80,000

                         NATIONAL MEDICAL SYSTEMS, INC.

5.  LONG TERM OBLIGATIONS: -- (CONTINUED)


                                                       DECEMBER 31,
                                                    -------------------    JUNE 30,    SEPTEMBER 30,
                                                      1994       1995        1996          1996
                                                                                        (UNAUDITED)
Note payable to stockholder, due on demand,
  monthly interest at prime plus  1/2% (8 3/4% at
  September 30, 1996), unsecured..................                    0       50,000         50,000
Non-compete agreements due in various monthly
  amounts through 1998............................  $ 92,290     36,916      109,229        100,000
Various installments notes, payable monthly,
  interest at 8%-10%, collateralized by certain
  assets..........................................    59,500     65,432      103,985         96,816
                                                    --------   --------   ----------   -------------
          Total...................................   151,790    302,348    2,075,361      2,051,748
          Less portion due within one year........    74,930    261,580    1,274,701      1,322,528
                                                    --------   --------   ----------   -------------
          Long term obligations, net of current
            maturities............................  $ 76,860   $ 40,768   $  800,660    $   729,220
                                                    ========   ========    =========     ==========


     Annual maturities of long-term obligations for the four years subsequent to September 30, 1997 are as follows:

             1998.........................................................  $718,719
             1999.........................................................     6,073
             2000.........................................................     3,507
             2001.........................................................       921

     The carrying value approximates fair market value due to the short-term nature of the debt.

6.  SUBORDINATED NOTES PAYABLE:

     Subordinated notes payable as of September 30, 1996 totaling $1,065,018, with interest at 8%, are due in February 1998.


     In conjunction with the issuance of the subordinated notes payable, the Company also issued warrants to acquire 560,000 shares of the Company's common stock for $.10 per share and up to an additional 560,000 shares if the subordinated notes were not repaid by a certain date, of which warrants entitling the holders thereof to purchase 350,000 shares remain outstanding. The warrants were valued at $20,000.


     Included above are primary and additional warrants to purchase 700,000 shares of NMS common stock issued in January, 1996 to two of the Company's principal stockholders in conjunction with the issuance of subordinated promissory notes totaling $467,500. These promissory notes were subsequently contributed as additional paid in capital by the stockholders with the warrants remaining in effect.

7.  REDEEMABLE PREFERRED STOCK:

     During the nine months ended September 30, 1996 the Company issued 100,000 shares of convertible redeemable preferred stock with a par value of $1.00 for $500,000. The preferred stock carries a dividend rate of 8% from and after January 1, 1997. The holders may request the Company to redeem the stock at the stated value on or after January 1, 1997. The preferred stock is convertible into common stock of the Company on a one for one share basis. In the event of a change in control of the Company prior to January 1, 1997, the holders of the preferred stock have the right to request the preferred be redeemed or be converted into 85,000 shares of common stock of any entity which controls the Company.

                         NATIONAL MEDICAL SYSTEMS, INC.

8.  STOCKHOLDERS' EQUITY:

     In January 1996, the Company's Articles of Incorporation were amended to increase the authorized common stock of the Company from 10,000 shares to 25,000,000 shares. In addition, a 5,657 for 1 split of the Company's common stock was effected, increasing the number of issued and outstanding shares of common stock to 6,256,642. All share information has been restated to give retroactive effect to the stock split for all periods presented.

9.  INCOME TAXES:

     The tax effected amounts of temporary differences consisted of the following:


                                    FOUR MONTHS                                  NINE MONTHS ENDED
                                       ENDED        YEAR ENDED    SIX MONTHS       SEPTEMBER 30,
                                    DECEMBER 31,   DECEMBER 31,   ENDED JUNE   ----------------------
                                        1994           1995        30, 1996      1995        1996
                                                                                    (UNAUDITED)
    Current
      Deferred tax assets
         Deferred revenue.........    $ 57,350      $   48,840    $  126,540   $ 50,690    $ 126,540
         Inventory................                      21,460        21,460                  21,460
         Bad debts................       1,577          22,200        21,090     11,937       21,090
         Valuation allowance......     (58,927)        (92,500)     (169,090)   (62,627)    (169,090)
                                    ------------   ------------   ----------   --------   -----------
              Total current
                deferred tax
                asset.............    $      0      $        0    $        0   $      0    $       0
                                    ==========      ==========     =========   ========    =========
    Non-current
      Deferred tax asset
         Net operating loss.......    $ 40,700      $   55,870    $  155,770   $ 42,205    $ 227,150
         Other assets.............      16,923          47,360        65,490     36,718       65,490
         Valuation allowance......     (57,623)       (103,230)     (221,260)   (78,923)    (292,640)
                                    ------------   ------------   ----------   --------   -----------
              Total non-current
                deferred
                tax asset.........    $      0      $        0    $        0   $      0    $       0
                                    ==========      ==========     =========   ========    =========



     The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. At September 30, 1996, the Company established a valuation allowance of $461,730. The result is an increase in the valuation allowance from December 31, 1995 of $266,000.


     The following table summarizes the principal differences between income tax benefits at the Federal statutory rate and the effective income tax amounts reflected in the financial statements.


                                  FOUR MONTHS                                    NINE MONTHS ENDED
                                     ENDED        YEAR ENDED    SIX MONTHS         SEPTEMBER 30,
                                  DECEMBER 31,   DECEMBER 31,   ENDED JUNE    ------------------------
                                      1994           1995        30, 1996       1995          1996
                                                                                    (UNAUDITED)
    Statutory tax benefit.......   $ (111,196)    $  (72,796)    $(185,300)   $(23,000)     $ (254,000)
    State taxes.................       (9,811)        (6,423)      (16,350)     (2,000)        (22,000)
    Permanent differences.......          925          1,203
    Other.......................        3,533         (1,164)        7,030           0          10,000
    Changes in valuation
      allowance.................      116,550         79,180       194,620      25,000         266,000
                                  ------------   ------------   -----------   --------     -----------
                                   $        0     $        0     $       0    $      0      $        0
                                   ==========     ==========     =========    ========       =========

                         NATIONAL MEDICAL SYSTEMS, INC.

9.  INCOME TAXES: -- (CONTINUED)

     As of September 30, 1996 and December 31, 1995, the Company had net operating losses of approximately $620,000 and $151,000, respectively. These amounts expire between the years 2009 and 2011.

10.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities and certain furniture and equipment under operating leases having terms ranging from one to five years. The leases contain up to two five year renewals.

     Future minimum rental commitments under noncancelable operating leases are approximately as follows:

    TWELVE MONTHS ENDING SEPTEMBER 30:
              1997............................................................  $173,000
              1998............................................................   138,000
              1999............................................................    96,000
              2000............................................................    36,000
              2001............................................................     7,000
                                                                                --------
                   Total......................................................  $450,000
                                                                                ========


     Rent expense was approximately $22,000, $82,000, $70,000, $82,000 and
$140,000 for 1994 and 1995 for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996 respectively.


11.  SUBSEQUENT EVENTS:

     In July 1996, the Company and certain of its stockholders entered into a definitive agreement with Medical Manager Corporation ("MMC") providing for the Merger of the Company with a subsidiary of MMC. All outstanding shares of the Company's common stock will be exchanged for shares of MMC's common stock concurrent with the consummation of the initial public offering (IPO) of the common stock of MMC.


     The stockholders of the Company are obligated, on or prior to the consummation of the IPO (i) to cause a capital contribution estimated at $30.1 million to be made to the Company; (ii) to pay down certain indebtedness (approximately $2.4 million) of the Company; (iii) and to pay to the Company $3.2 million representing the aggregate purchase price for the division of Medix discussed below, for an estimated total capital contribution of $35.7 million. In the event that all or part of the capital contribution is not invested in the Company, the common stock of MMC to be received by the Company's stockholders pursuant to the merger will be reduced.



     The stockholders of the Company intend to meet a portion of the capital contribution by causing the Company to sell shares of its common stock to Electronic Data Systems Corporation ("EDS"). On December 26, 1996, EDS agreed to purchase a number of shares of common stock of NMS that, upon the consummation of the merger of NMS into a subsidiary of MMC, will result in the acquisition by EDS of shares of common stock of MMC for an aggregate price of $12,500,000 and a price per share equal to 93% of the price per share to the public in the IPO discussed above. The agreement with EDS also provides for EDS to receive preferential treatment in the creation of an electronic data interchange relationship for certain sectors of MMC's clients and conditions relating to EDS's obligation to purchase shares of common stock of the Company. The Company has agreed to pay a 5% placement fee to an unrelated party for the placement of the $12,500,000.



     Purchases of software from two of the other companies which have also entered into definitive merger agreements with MMC totaled approximately $60,000, $400,000, $399,000, $152,000 and $592,000 for 1994,

                         NATIONAL MEDICAL SYSTEMS, INC.

11.  SUBSEQUENT EVENTS: -- (CONTINUED)


1995, for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996, respectively.



     The Company has entered into a Management Services Agreement and Option Agreement (the "Agreements") effective as of September 1, 1996, for the Medical Manager Division (the "Division") of Medix, Inc., a wholly, owned subsidiary of Blue Cross and Blue Shield of New Jersey, Inc. The Agreements provide for the Company to manage the Division, which is an independent dealer of a private label physician practice management system licensed from the developer of The Medical Manager, until December 31, 1996 or the date of its purchase by NMS, if earlier. The Agreements provided for NMS to acquire the Division by December 31, 1996 for $3,200,000. In connection with the Agreements, the Company made a nonrefundable payment of $500,000 that was applied against the purchase price. The $500,000 payment is included in other assets at September 30, 1996. The closing occurred on December 31, 1996, at which time NMS issued to Medix a note for approximately $2.1 million, representing the balance of the purchase price after giving effect to a deposit made by NMS and management fees owed to the Company by Medix. NMS was given a credit of approximately $80,000 on such $2.1 million note representing the cash in Medix's bank accounts relating to the Division of the time of such closing. In addition, all cash collections of Medix accounts receivable relating to the Division subsequent to December 31, 1996 will be deposited in a Medix bank account and applied against the amount owed by the Company on such note.



     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. One of such dealers, Computer Clinic, Inc., threatened litigation against MMC and certain of the Founding Companies alleging, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include such dealer as one of the Founding Companies. In connection with such threatened litigation, such dealer is seeking damages in the amount of $15 million, together with costs and expenses, and is demanding that MMC and such Founding Companies cease such activities. On December 31, 1996, counsel to MMC received telephonic notice from counsel to such dealer that a lawsuit with respect to the foregoing matters had been filed that day in federal court. Neither MMC nor any of such Founding Companies has been served with such lawsuit. MMC and the Founding Companies intend to defend themselves vigorously against any such action.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Systems Management, Inc.


     We have audited the accompanying balance sheets of Systems Management, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Systems Management, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996, in conformity with generally accepted accounting principles.


     As discussed in Note 7 to the financial statements, in July 1996 the Company and its stockholders entered into a definitive agreement with Medical Manager Corporation (MMC) providing for the merger of the Company with a subsidiary of MMC.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida

August 30, 1996, except for certain


information in Note 7 for which


the date is December 31, 1996

                            SYSTEMS MANAGEMENT, INC.

                                 BALANCE SHEETS


                                                DECEMBER 31,   DECEMBER 31,    JUNE 30,    SEPTEMBER 30,
                                                    1994           1995          1996          1996
                                                                                            (UNAUDITED)
                                         ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................    $178,911      $  187,609    $  297,251    $   455,390
  Accounts receivable.........................     167,214         276,366       288,978        248,077
  Inventory...................................     109,018         183,835       149,864        188,526
  Prepaid expenses and other current assets...       4,361          29,122             0         15,000
                                                  --------      ----------    ----------     ----------
          Total current assets................     459,504         676,932       736,093        906,993
PROPERTY AND EQUIPMENT, net...................     272,139         419,101       434,946        146,782
GOODWILL......................................           0               0       100,000         98,750
                                                  --------      ----------    ----------     ----------
          Total assets........................    $731,643      $1,096,033    $1,271,039    $ 1,152,525
                                                  ========      ==========    ==========     ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term
     obligations..............................    $ 22,885      $   50,118    $  106,201    $   104,040
  Accounts payable and accrued liabilities....     177,645         223,349       183,911        191,938
  Customer deposits and deferred maintenance
     revenue..................................     157,213         424,656       434,957        504,963
                                                  --------      ----------    ----------     ----------
          Total current liabilities...........     357,743         698,123       725,069        800,941
LONG-TERM OBLIGATIONS, net of current
  maturities..................................     154,310         212,767       233,922        229,941
                                                  --------      ----------    ----------     ----------
          Total liabilities...................     512,053         910,890       958,991      1,030,882
                                                  --------      ----------    ----------     ----------
Commitments and contingencies (Notes 6 and 7)
STOCKHOLDERS' EQUITY
  Common stock, no par value, 100 shares
     authorized...............................      15,485          15,485        15,485         15,485
  Retained earnings...........................     204,105         169,658       296,563        106,158
                                                  --------      ----------    ----------     ----------
          Total stockholders' equity..........     219,590         185,143       312,048        121,643
                                                  --------      ----------    ----------     ----------
          Total liabilities and stockholders'
            equity............................    $731,643      $1,096,033    $1,271,039    $ 1,152,525
                                                  ========      ==========    ==========     ==========


                See accompanying notes to financial statements.

                            SYSTEMS MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS


                                                                            SIX MONTHS      NINE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,         ENDED JUNE        SEPTEMBER 30,
                                     ------------------------------------      30,       -----------------------
                                        1993         1994         1995         1996         1995         1996
                                                                                               (UNAUDITED)
Revenue
  Systems..........................  $  610,179   $  621,258   $1,094,127   $  945,910   $  523,295   $1,502,339
  Maintenance and other............   1,134,307    1,507,640    1,622,742      969,414    1,214,912    1,445,130
                                     ----------   ----------   ----------   ----------   ----------   ----------
          Total revenue............   1,744,486    2,128,898    2,716,869    1,915,324    1,738,207    2,947,469
                                     ----------   ----------   ----------   ----------   ----------   ----------
Cost of revenue
  Systems..........................     493,611      497,560      516,997      696,767      282,367    1,192,576
  Maintenance and other............     836,634    1,158,147    1,714,203      774,225    1,179,031    1,043,893
                                     ----------   ----------   ----------   ----------   ----------   ----------
          Total costs of revenue...   1,330,245    1,655,707    2,231,200    1,470,992    1,461,398    2,236,469
                                     ----------   ----------   ----------   ----------   ----------   ----------
            Gross margin...........     414,241      473,191      485,669      444,332      276,809      711,000
                                     ----------   ----------   ----------   ----------   ----------   ----------
Operating expenses
  Selling, general and
     administrative................     313,510      371,037      425,509      236,548      323,455      377,104
  Depreciation and amortization....      25,229       26,217       31,828       34,640       26,864       46,890
                                     ----------   ----------   ----------   ----------   ----------   ----------
          Total operating
            expenses...............     338,739      397,254      457,337      271,188      350,319      423,994
                                     ----------   ----------   ----------   ----------   ----------   ----------
            Income (loss) from
               operations..........      75,502       75,937       28,332      173,144       73,510      287,006
Interest expense...................      (4,134)      (6,426)     (23,279)     (10,039)     (23,279)     (16,174)
                                     ----------   ----------   ----------   ----------   ----------   ----------
          Net income (loss)........  $   71,368   $   69,511   $    5,053   $  163,105   $  (81,040)  $  270,832
                                     ==========   ==========   ==========   ==========   ==========   ==========


                See accompanying notes to financial statements.

                            SYSTEMS MANAGEMENT, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                COMMON
                                                                 STOCK
                                                                -------   RETAINED
                                                                AMOUNT    EARNINGS      TOTAL
Balance January 1, 1993.......................................  $15,485   $  98,719   $ 114,204
  Net income..................................................               71,368      71,368
  Dividends...................................................              (13,523)    (13,523)
                                                                -------    --------    --------
Balance December 31, 1993.....................................   15,485     156,564     172,049
  Net income..................................................               69,511      69,511
  Dividends...................................................              (21,970)    (21,970)
                                                                -------    --------    --------
Balance December 31, 1994.....................................   15,485     204,105     219,590
  Net income..................................................                5,053       5,053
  Dividends...................................................              (39,500)    (39,500)
                                                                -------    --------    --------
Balance December 31, 1995.....................................   15,485     169,658     185,143
  Net income..................................................              163,105     163,105
  Dividends...................................................              (36,200)    (36,200)
                                                                -------    --------    --------
Balance June 30, 1996.........................................   15,485     296,563     312,048
  Net income..................................................              107,727     107,727
  Dividends...................................................             (298,132)   (298,132)
                                                                -------    --------    --------
Balance September 30, 1996 (unaudited)........................  $15,485   $ 106,158   $ 121,643
                                                                =======    ========    ========


                See accompanying notes to financial statements.

                            SYSTEMS MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                SIX
                                                                               MONTHS      NINE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,        ENDED         SEPTEMBER 30,
                                           --------------------------------   JUNE 30,   ---------------------
                                             1993       1994        1995        1996       1995        1996
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................  $ 71,368   $  69,511   $   5,053   $163,105   $ (81,040)  $ 270,832
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation.........................    25,229      26,217      31,828     34,640      26,864      46,890
  Changes in assets and liabilities, net
    of effects from acquisition:
    Accounts receivable..................    20,333     (52,123)   (109,152)   (12,612)    (42,876)     28,289
    Inventory............................    88,461     (54,341)    (74,817)    33,971    (100,239)     (4,691)
    Prepaid expenses and other assets....     4,407       1,187     (24,761)    29,122         149      14,122
    Accounts payable and accrued
      liabilities........................    19,069      70,527      45,704    (39,438)      1,856     (31,411)
    Customer deposits and deferred
      maintenance
      revenue............................   (81,333)     29,403     267,443     10,301     292,161      80,307
                                           --------   ---------   ---------   ---------   --------   ---------
         Net cash provided by operating
           activities....................   147,534      90,381     141,298    219,089      96,875     404,338
                                           --------   ---------   ---------   ---------   --------   ---------
Cash flow from investing activities:
  Purchases of property and equipment....   (34,035)    (33,486)    (80,995)   (80,485)   (178,382)   (155,853)
                                           --------   ---------   ---------   ---------   --------   ---------
         Net cash used in investing
           activities....................   (34,035)    (33,486)    (80,995)   (80,485)   (178,382)   (155,853)
                                           --------   ---------   ---------   ---------   --------   ---------
Cash flow from financing activities:
  Proceeds from issuance of long-term
    obligations..........................    24,532      26,000      85,000     57,735           0      96,600
  Payment on short-term and long-term
    obligations..........................   (52,914)    (61,106)    (97,105)   (50,497)     87,302     (25,504)
  Dividends..............................   (13,523)    (21,970)    (39,500)   (36,200)    (22,000)    (51,800)
                                           --------   ---------   ---------   ---------   --------   ---------
         Net cash provided by (used in)
           financing activities..........   (41,905)    (57,076)    (51,605)   (28,962)     65,302      19,296
                                           --------   ---------   ---------   ---------   --------   ---------
Net change in cash and cash
  equivalents............................    71,594        (181)      8,698    109,642     (16,205)    267,781
Cash and cash equivalents:
  Beginning of period....................   107,498     179,092     178,911    187,609     178,911     187,609
                                           --------   ---------   ---------   ---------   --------   ---------
  End of period..........................  $179,092   $ 178,911   $ 187,609   $297,251   $ 162,706   $ 455,390
                                           ========   =========   =========   =========   ========   =========
Cash paid for interest:..................  $  4,134   $   6,425   $  23,280
                                           ========   =========   =========
Non-cash dividends.......................  $      0   $       0   $       0   $      0   $       0   $ 282,532
                                           ========   =========   =========   =========   ========   =========
Details of acquisitions:
  Fair value of assets...................  $ 11,500   $ 165,500   $  97,795   $100,000   $  97,795   $ 100,000
  Less debt issued.......................   (11,500)   (165,500)    (97,795)   (70,000)    (97,795)    (70,000)
                                           --------   ---------   ---------   ---------   --------   ---------
  Net cash paid for acquisitions.........  $      0   $       0   $       0   $ 30,000   $       0   $  30,000
                                           ========   =========   =========   =========   ========   =========


                See accompanying notes to financial statements.

                            SYSTEMS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     Systems Management, Inc. (the "Company") is an independent dealer for The Medical Manager physician practice management system that is sold to clients primarily in northern Indiana, Ohio and adjacent areas of the Midwestern United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Information. The financial statements of the Company as of September 30, 1996 and 1995 and for the nine months then ended are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

     Revenue Recognition. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services is recognized as the services are provided. Certain expenses are allocated between the cost of sales for systems and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Inventory. Inventory primarily consists of computers, peripheral equipment and replacement parts. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

     Income Taxes. The Company has elected S corporation status, as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Instead, the taxable income of the S corporation is included in the individual income tax return of the Company's single stockholder for federal income tax purposes. Accordingly, a provision for income taxes has not been reflected in the financial statements. The Company's S corporation status will terminate with the effective date of the Merger discussed in Note 7.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective

                            SYSTEMS MANAGEMENT, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement is not expected to have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1996 presentations.

3.  ACQUISITION:

     On June 28, 1996, the Company acquired certain assets from an independent dealer for The Medical Manager physician practice management system. Pro forma results of operations have not been presented because the effects of this acquisition were not significant. The acquisition has been accounted for as a purchase with the excess of the purchase price over the fair value of the assets acquired, approximately $100,000, accounted for as goodwill. The goodwill is being amortized on the straight-line basis over 20 years.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:


                                                   DECEMBER 31,
                                                -------------------   JUNE 30,    SEPTEMBER 30,
                                                  1994       1995       1996          1996
                                                                                   (UNAUDITED)
    Land and improvements.....................  $ 41,265   $ 41,265   $  41,265     $   1,686
    Building..................................   151,152    249,844     250,944             0
    Furniture and equipment...................    75,741    119,660     169,045       174,414
    Vehicles..................................    65,568    101,338     101,338       101,338
                                                --------   --------   ---------     ---------
                                                 333,726    512,107     562,592       277,438
    Less accumulated depreciation.............   (61,587)   (93,006)   (127,646)     (130,656)
                                                --------   --------   ---------     ---------
                                                $272,139   $419,101   $ 434,946     $ 146,782
                                                ========   ========   =========     =========

                            SYSTEMS MANAGEMENT, INC.

5.  LONG TERM OBLIGATIONS:

     Long term obligations consisted of the following:


                                                        DECEMBER 31,
                                                     -------------------   JUNE 30,   SEPTEMBER 30,
                                                       1994       1995       1996         1996
                                                                                       (UNAUDITED)
Revolving lines of credit, interest monthly at
  prime plus  1/2% (8 3/4% at September 30, 1996),
  due on demand, scheduled maturity of June 1997,
  collateralized by substantially all of the
  Company's assets, $93,400 available at September
  30, 1996. .......................................  $ 13,039   $ 29,194   $ 47,600     $  56,600
Mortgage note payable, bearing interest at the
  bank's base rate plus 1% (9 1/4% at September 30,
  1996), with monthly principal and interest
  payments of $2,057 (adjusted periodically)
  through December 1999, with a balloon payment,
  including all unpaid principal and interest, due
  December 1999. Collateralized by all of the
  Company's assets. ...............................   143,500    195,386    192,793       191,187
Various notes payable, bearing interest at rates
  ranging from 6.42% to 11.50%, with various
  monthly payments of $391, with maturity dates
  through 2000; collateralized by certain Company
  vehicles. .......................................    20,656     38,305     29,730        26,194
Promissory note payable, unsecured, bearing
  interest at 9% due monthly. Principal reductions
  of $10,000, $30,000 and $30,000 are due in
  September 1996, January 1997 and January 1998,
  respectively;....................................         0          0     70,000        60,000
                                                     --------   --------   --------      --------
          Total....................................   177,195    262,885    340,123       333,981
          Less portion due within one year.........    22,885     50,118    106,201       104,040
                                                     --------   --------   --------      --------
          Long term obligations, net of current
            maturities.............................  $154,310   $212,767   $233,922     $ 229,941
                                                     ========   ========   ========      ========


     Annual maturities of long-term obligations for the three years subsequent to September 30, 1997 are as follows:

              1998............................................................  $ 61,331
              1999............................................................    19,841
              2000............................................................   148,769

6.  COMMITMENTS AND CONTINGENCIES:


     In conjunction with the Merger discussed in Note 7, the Company distributed land and a building with a net book value of approximately $283,000 as of September 30, 1996 to the stockholders as a non-cash dividend and entered into an operating lease for use of the facilities. The lease contains three options for renewal for a period of five years each beginning in November 1996 for an annual rate of $83,160.



     Rent expense was approximately $40,000, $44,000, $9,000, $4,000, $6,000 and
$11,000 for 1993, 1994, 1995, for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996 respectively.

                            SYSTEMS MANAGEMENT, INC.

7.  SUBSEQUENT EVENTS:

     In July 1996, the Company and its stockholders entered into a definitive agreement with Medical Manager Corporation ("MMC") providing for the Merger of the Company with a subsidiary of MMC. All outstanding shares of the Company's common stock will be exchanged for cash and shares of MMC's common stock concurrent with the consummation of the initial public offering of the common stock of MMC. In addition, in connection with the merger, the Company will elect to terminate its S corporation status and will be required to effect the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Had the Company elected to terminate its S corporation status immediately prior to September 30, 1996, the Company would have been required to establish a deferred tax asset of approximately $90,000 related primarily to the use of different methods of accounting for deferred revenue for tax and financial reporting purposes.


     Purchases of software from one of the other companies which have also entered into definitive merger agreements with MMC totaled approximately $87,000, $169,000, $230,000, $164,000, $192,000 and $224,000 for 1993, 1994 and
1995 for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996 respectively.



     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. One of such dealers, Computer Clinic, Inc., threatened litigation against MMC and certain of the Founding Companies alleging, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include such dealer as one of the Founding Companies. In connection with such threatened litigation, such dealer is seeking damages in the amount of $15 million, together with costs and expenses, and is demanding that MMC and such Founding Companies cease such activities. On December 31, 1996, counsel to MMC received telephonic notice from counsel to such dealer that a lawsuit with respect to the foregoing matters had been filed that day in federal court. Neither MMC nor any of such Founding Companies has been served with such lawsuit. MMC and the Founding Companies intend to defend themselves vigorously against any such action.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
GBP With Excellence, Inc.
       and
National Medical Systems, Inc.

     We have audited the accompanying balance sheet of GBP With Excellence, Inc. as of December 31, 1995 and the related statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GBP With Excellence, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, on January 29, 1996, substantially all of the assets of GBP With Excellence, Inc. were sold to National Medical Systems, Inc., pursuant to an asset purchase agreement dated January 12, 1996.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida
September 10, 1996

                           GBP WITH EXCELLENCE, INC.

                                 BALANCE SHEET

                                                                               DECEMBER 31, 1995
                                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents..................................................     $    24,381
  Accounts receivable........................................................          60,328
  Inventory..................................................................           6,096
  Prepaid expenses and other current assets..................................           2,298
                                                                                  -----------
          Total current assets...............................................          93,103
PROPERTY AND EQUIPMENT, net..................................................          19,417
OTHER ASSETS.................................................................           6,160
                                                                                  -----------
          Total assets.......................................................     $   118,680
                                                                                  ===========
                             LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Current maturities of long-term obligations................................     $   353,403
  Accounts payable and accrued liabilities...................................         214,763
  Customer deposits and deferred maintenance revenue.........................         305,286
                                                                                  -----------
          Total current liabilities..........................................         873,452
LONG-TERM OBLIGATIONS, net of current maturities.............................          29,147
                                                                                  -----------
          Total liabilities..................................................         902,599
                                                                                  -----------
Commitments and contingencies (Note 5)
STOCKHOLDERS' DEFICIT
  Common stock, $1.00 par value, 1,000 shares authorized, issued and
     outstanding.............................................................           1,000
  Additional paid-in capital.................................................         233,433
  Accumulated deficit........................................................      (1,018,352)
                                                                                  -----------
          Total stockholders' deficit........................................        (783,919)
                                                                                  -----------
          Total liabilities and stockholders' deficit........................     $   118,680
                                                                                  ===========

                See accompanying notes to financial statements.

                           GBP WITH EXCELLENCE, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                YEAR ENDED          NINE MONTHS ENDED
                                                             DECEMBER 31, 1995     SEPTEMBER 30, 1995
                                                                                       (UNAUDITED)
Revenue
  Systems..................................................     $ 1,551,807            $ 1,265,307
  Maintenance and other....................................       1,009,026                542,274
                                                                -----------            -----------
     Total revenues........................................       2,560,833              1,807,581
                                                                -----------            -----------
Cost of revenue
  Systems..................................................       1,274,165                903,300
  Maintenance and other....................................         560,852                366,150
                                                                -----------            -----------
     Total costs of revenue................................       1,835,017              1,269,450
                                                                -----------            -----------
          Gross margin.....................................         725,816                538,131
                                                                -----------            -----------
Operating expenses
  Selling, general and administrative......................         752,114                611,839
  Depreciation expense.....................................          21,957                 15,300
                                                                -----------            -----------
     Total operating expenses..............................         774,071                627,139
                                                                -----------            -----------
          Loss from operations.............................         (48,255)               (89,008)
Interest expense...........................................         (31,259)               (21,692)
                                                                -----------            -----------
Net loss...................................................         (79,514)              (110,700)
Accumulated deficit
  Beginning of period......................................        (938,838)              (938,838)
                                                                -----------            -----------
  End of period............................................     $(1,018,352)           $(1,049,538)
                                                                ===========            ===========

                See accompanying notes to financial statements.

                           GBP WITH EXCELLENCE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED          NINE MONTHS ENDED
                                                             DECEMBER 31, 1995     SEPTEMBER 30, 1995
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................................      $ (79,514)             $(110,700)
     Adjustments to reconcile net income to net cash
       provided by operating activities:
     Depreciation..........................................         21,957                 15,300
  Changes in assets and liabilities
     Accounts receivable...................................        121,567                120,965
     Inventory.............................................         75,295                 61,960
     Prepaid expenses and other current assets.............         (2,091)                 2,177
     Accounts payable and accrued liabilities..............        (14,014)               (49,410)
     Customer deposits and deferred maintenance revenue....       (253,303)              (184,468)
                                                                 ---------              ---------
  Net cash used in operating activities....................       (130,103)              (144,176)
Cash flow from investing activities:
  Purchases of property and equipment......................         (6,178)               (37,148)
                                                                 ---------              ---------
  Net cash used in investing activities....................         (6,178)               (37,148)
Cash flow from financing activities:
  Proceeds from issuance of long-term obligations..........         87,715                135,652
  Payment on short-term and long-term obligations..........        (60,813)               (82,895)
                                                                 ---------              ---------
  Net cash provided by financing activities................         26,902                 52,757
                                                                 ---------              ---------
Net change in cash and cash equivalents....................       (109,379)              (128,567)
Cash and cash equivalents:
  Beginning of period......................................        133,760                133,760
                                                                 ---------              ---------
  End of period............................................      $  24,381              $   5,193
                                                                 =========              =========
  Cash paid for interest...................................      $  31,259
                                                                 =========

                See accompanying notes to financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     GBP With Excellence, Inc. (the "Company") was an independent dealer for The Medical Manager physician practice management system that is sold to clients primarily in Central Florida. In January 1996, substantially all of the Company's operating assets were sold to National Medical Systems, Inc.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Interim Financial Information. The financial statements of the Company as of September 30, 1995, and for the nine months then ended, are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim period are not necessarily indicative of the results for the full year.


     Revenue Recognition. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services is recognized as the services are provided. Certain expenses are allocated between the cost of sales for systems and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's credit concentrations are limited due to the wide variety of customers and the geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Inventory. Inventory primarily consists of computers, peripheral equipment and replacement parts. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on accelerated methods over the estimated useful lives of the assets.

     Income Taxes. The Company has elected S corporation status, as defined by the Internal Revenue Code of 1986, whereby the Company is not subject to taxation for federal purposes. Instead, the taxable income or loss of the S corporation is included in the individual income tax returns of the Company's stockholders for federal income tax purposes.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

3.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1995:

        Furniture and equipment..........................................  $  92,302
        Computers........................................................     57,040
                                                                             -------
                                                                             149,342
                  Less accumulated depreciation..........................   (129,925)
                                                                             -------
                                                                           $  19,417
                                                                             =======

4.  NOTES PAYABLE:

     Notes payable consisted of the following at December 31, 1995:

        Revolving line of credit, $100,000 available principal, monthly interest at prime plus 1% (9 1/4% at December 31, 1995),
          principal due on demand, collateralized by accounts receivable
          and other assets, guaranteed by the Company's stockholders....    $ 65,716
        Note payable, monthly payments of $4,057 with interest at 9%,
          balloon payment of $202,070 due 1998, unsecured...............     260,666
        Note payable, monthly payments of $507 with interest at 9%,
          balloon payment of $25,259 due 1998, unsecured................      32,584
        Note payable, monthly payments of $997 with interest at 10%, due
          1996, unsecured...............................................       5,814
        Note payable, monthly payments of $1,015 with interest at 10%,
          due 1997, unsecured...........................................      17,770
                                                                             -------
                  Total.................................................     382,550
                  Less portion due within one year......................     353,403
                                                                             -------
                  Long term obligations, net of current maturities......    $ 29,147
                                                                             =======

     The carrying value approximates fair market value due to the short-term nature of the debt.

5.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities under operating leases. Future minimum rental commitments under noncancelable operating leases were approximately as follows:

        Years ending December 31:
             1996.........................................................  $ 43,000
             1997.........................................................    44,000
             1998.........................................................    15,000
                                                                            --------
                  Total...................................................  $102,000
                                                                            ========

     Rent expense was approximately $51,000 and $38,000 for 1995 and for the nine months ended September 30, 1995 (unaudited).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Medix, Inc.
       and
National Medical Systems, Inc.


     We have audited the accompanying statements of financial position of Medical Manager Division of Medix, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the related statements of operations and cash flows for each of the two years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Manager Division of Medix, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 and for the six months ended June 30, 1996 in conformity with generally accepted accounting principles.


     As discussed in Note 1 to the financial statements, effective September 1, 1996, Medical Manager Division's management was taken over by National Medical Systems, Inc., pursuant to a management services agreement and option to purchase agreement, both dated September 1, 1996.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida
September 1, 1996

                            MEDICAL MANAGER DIVISION

                               FINANCIAL POSITION


                              DECEMBER 31, 1994     DECEMBER 31, 1995     JUNE 30, 1996     SEPTEMBER 30, 1996
                                                                                               (UNAUDITED)
CURRENT ASSETS
  Accounts receivable.......     $   781,707           $   417,584          $ 292,692            $382,100
  Inventory.................         251,102               210,929            186,432             191,786
  Prepaid expenses and other
     current assets.........               0               341,670            317,675             314,650
                                 -----------           -----------          ---------            --------
          Total current
            assets..........       1,032,809               970,183            796,799             888,536
PROPERTY AND EQUIPMENT,
  net.......................         183,178               152,804            128,672             102,682
                                 -----------           -----------          ---------            --------
          Total assets......     $ 1,215,987           $ 1,122,987          $ 925,471            $991,218
                                 ===========           ===========          =========            ========
LIABILITIES AND DIVISIONAL
  EQUITY
CURRENT LIABILITIES
  Customer deposits and
     deferred maintenance
     revenue................     $   488,618           $   657,984          $ 790,833            $601,886
                                 -----------           -----------          ---------            --------
          Total
            liabilities.....         488,618               657,984            790,833             601,886
                                 -----------           -----------          ---------            --------
Commitments and
  contingencies (Note 5)
DIVISIONAL EQUITY
  Divisional equity.........         727,369               465,003            134,638             389,332
                                 -----------           -----------          ---------            --------
          Total divisional
            equity..........         727,369               465,003            134,638             389,332
                                 -----------           -----------          ---------            --------
          Total liabilities
            and divisional
            equity..........     $ 1,215,987           $ 1,122,987          $ 925,471            $991,218
                                 ===========           ===========          =========            ========


                See accompanying notes to financial statements.

                            MEDICAL MANAGER DIVISION

                            STATEMENTS OF OPERATIONS


                                                             SIX MONTHS         NINE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,        ENDED              SEPTEMBER 30,
                               -------------------------      JUNE 30,      -------------------------
                                  1994           1995           1996           1995           1996
                                                             ----------
                                                                                   (UNAUDITED)
Revenue
  Systems....................  $2,405,039     $  519,959     $  223,126     $  472,455     $  278,121
  Maintenance and other......   3,463,369      3,943,654      1,884,515      2,924,426      2,950,479
                               ----------     ----------     ----------     ----------     ----------
     Total revenues..........   5,868,408      4,463,613      2,107,641      3,396,881      3,228,600
                               ----------     ----------     ----------     ----------     ----------
Cost of revenue
  Systems....................   1,602,664        360,676        161,868        367,471        194,789
  Maintenance and other......   2,728,861      2,828,966      1,441,218      2,080,117      1,934,033
                               ----------     ----------     ----------     ----------     ----------
     Total costs of
       revenue...............   4,331,525      3,189,642      1,603,086      2,447,588      2,128,822
                               ----------     ----------     ----------     ----------     ----------
       Gross margin..........   1,536,883      1,273,971        504,555        949,293      1,099,778
                               ----------     ----------     ----------     ----------     ----------
Operating expenses
  Selling, general and
     administrative..........   1,235,313      1,188,753        673,956        862,102        898,899
  Depreciation and
     amortization............      99,394         90,192         44,701         56,378         64,760
                               ----------     ----------     ----------     ----------     ----------
     Total operating
       expenses..............   1,334,707      1,278,945        718,657        918,480        963,659
                               ----------     ----------     ----------     ----------     ----------
       Income (loss) from
          operations.........     202,176         (4,974)      (214,102)        30,813        136,119
Other income (expense)
  Interest expense...........     (58,818)       (59,720)       (29,273)       (57,796)       (40,437)
  Interest income............      26,167         15,154         10,546         12,723         10,779
                               ----------     ----------     ----------     ----------     ----------
Income (loss) before income
  taxes......................     169,525        (49,540)      (232,829)       (14,260)       106,461
Income taxes (benefit).......      59,334         (9,908)       (46,566)        (2,852)        37,261
                               ----------     ----------     ----------     ----------     ----------
       Net income (loss).....  $  110,191     $  (39,632)    $ (186,263)    $  (11,408)    $   69,200
                               ==========     ==========     ==========     ==========     ==========


                See accompanying notes to financial statements.

                            MEDICAL MANAGER DIVISION

                            STATEMENTS OF CASH FLOWS


                                        YEARS ENDED DECEMBER                        NINE MONTHS ENDED
                                                 31,             SIX MONTHS           SEPTEMBER 30,
                                        ---------------------       ENDED       -------------------------
                                          1994        1995      JUNE 30, 1996      1995          1996
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................  $ 110,191   $ (39,632)    $(186,263)     $ (11,408)    $  69,200
     Adjustments to reconcile net
       income to net cash provided by
       operating activities:
     Depreciation and amortization....     99,394      90,192        44,701         56,378        64,760
  Changes in assets and liabilities,
     net of effects from acquisitions:
     Accounts receivable..............    (31,483)    364,123       124,892        363,518        35,484
     Inventory........................    (36,371)     40,173        24,497         (7,255)       19,143
     Prepaid expenses and other
       current assets.................     87,575    (341,670)       23,995       (344,775)       27,020
     Customer deposits and deferred
       maintenance revenue............    101,406     169,366       132,849        228,758       (56,098)
                                        ---------   ---------     ---------      ---------     ---------
     Net cash provided by operating
       activities.....................    330,712     282,552       164,671        285,216       159,509
Cash flow from investing activities:
     Purchases of property and
       equipment......................   (128,325)    (59,818)      (20,569)       (40,302)      (14,638)
                                        ---------   ---------     ---------      ---------     ---------
     Net cash used in investing
       activities.....................   (128,325)    (59,818)      (20,569)       (40,302)      (14,638)
Cash flow from financing activities:
     Net remittances to Medix, Inc....   (202,387)   (222,734)     (144,102)      (244,914)     (144,871)
                                        ---------   ---------     ---------      ---------     ---------
     Net cash used in financing
       activities.....................   (202,387)   (222,734)     (144,102)      (244,914)     (144,871)
                                        ---------   ---------     ---------      ---------     ---------
Net change in cash and cash
  equivalents.........................  $       0   $       0     $       0      $       0     $       0
                                        =========   =========     =========      =========     =========


                See accompanying notes to financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION:

     Medical Manager Division (the "Division"), a wholly-owned division of Medix, Inc. ("Medix"), whose parent is Blue Cross and Blue Shield of New Jersey, Inc. (BCBSNJ), markets and supports "The System by Medix," a private label physician practice management system, to clients primarily in New Jersey and New York. The system is licensed from Personalized Programming, Inc., the developer of the system.

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. Effective September 1, 1996, Medix entered into a management services agreement and an option agreement with National Medical Systems, Inc. ("NMS") that provides for NMS to manage the Division pending its sale to NMS.

     BCBSNJ provides certain services to, and incurs certain costs on behalf of, its subsidiaries and divisions. These costs, which include office space, employee benefit and executive compensation programs, retirement savings and health plans, treasury, accounting, data processing, legal, administrative and business insurance, are allocated to BCBSNJ's subsidiaries, including Medix and ultimately to the Division, on a pro-rata basis based on applicable allocation statistics that include square footage occupied, number of employees and data processing usage. Liabilities related to the benefit plans described above are not fully reflected in the statement of financial position. Interest income and expense are also allocated. As such, these financial statements are not necessarily indicative of the financial position or the results of operations had the Division been operated as an unaffiliated company. However, management believes that with respect to expenses, the amounts reflected in the statements of operation are not less than the amounts the Division would have incurred had the Division been an unaffiliated company in those periods, and the allocation process is reasonable.


     These financial statements present the results of operations for the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1996 and for the (unaudited) nine months ended September 30, 1995 and 1996 and the financial position at December 31, 1994 and 1995 and June 30, 1996 and (unaudited) September 30, 1996. The effects of the pending purchase by NMS, including purchase accounting by the acquiror, have not been reflected in these financial statements.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Information. The financial statements of the Division as of September 30, 1995 and 1996, and for the nine months then ended, are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded, which, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

     Revenue Recognition. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services are recognized as they are provided. Certain expenses are allocated between the cost of sales for systems and maintenance and other based upon revenue which management believes to be a reasonable basis.

     Concentration of Credit Risk. Financial instruments that potentially subject the Division to concentrations of credit risk consist principally of accounts receivable. The Division's credit concentrations are limited due to the wide variety of customers and the geographic areas into which the Division's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Division considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

                         NOTES TO FINANCIAL STATEMENTS

     Inventory. Inventory primarily consists of computers, peripheral equipment and replacement parts. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on accelerated methods over the estimated useful lives of the assets.

     Income Taxes. The Division participates in the consolidated federal income tax return of BCBSNJ. Under terms of an agreement between Medix and BCBSNJ, income tax provisions are allocated at 35% of income before income taxes and income tax benefits at 20% of loss before income taxes for financial reporting purposes. The Division's current income taxes payable or receivable are included in divisional equity in the accompanying statements of financial position.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. Statements of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement is not expected to have a material impact on the financial statements of the Company.

3.  PROPERTY AND EQUIPMENT:


                                                        DECEMBER 31,
                                                   ----------------------   JUNE 30,    SEPTEMBER 30,
                                                      1994        1995        1996          1996
                                                                                         (UNAUDITED)
Property and equipment consisted of the
  following:
Furniture and equipment..........................  $1,105,744   $ 679,500   $ 683,999     $   683,999
     Less accumulated depreciation...............    (922,566)   (526,696)   (555,327)       (581,317)
                                                    ---------   ---------    --------        --------
                                                   $  183,178   $ 152,804   $ 128,672     $   102,682
                                                    =========   =========    ========        ========

                         NOTES TO FINANCIAL STATEMENTS

4.  DIVISIONAL EQUITY:

     Divisional equity reflects the historical activity between the Division and Medix. An analysis of the changes in divisional equity is as follows:


    Balance January 1, 1994..................................................  $ 819,565
    Net income...............................................................    110,191
    Net remittances to Medix.................................................   (202,387)
                                                                               ---------
    Balance December 31, 1994................................................    727,369
    Net loss.................................................................    (39,632)
    Net remittances to Medix.................................................   (222,734)
                                                                               ---------
    Balance December 31, 1995................................................    465,003
    Net loss.................................................................   (186,263)
    Net remittances to Medix.................................................   (144,102)
                                                                               ---------
    Balance June 30, 1996....................................................    134,638
                                                                               ---------
    Net income...............................................................    255,463
    Net remittances to Medix.................................................       (769)
    Balance September 30, 1996 (unaudited)...................................  $ 389,332
                                                                               =========


5.  COMMITMENTS AND CONTINGENCIES:

     Medix leases its office facilities, including those utilized by the Division, from BCBSNJ under the terms of an operating lease that expires in December 1998. In conjunction with the purchase by NMS, operations of the Division will be moved to another location. The Division will not be responsible for obligations under the existing lease after the relocation.


     Rent expense allocated to the Division totaled $145,000, $155,000, $78,000, $100,000 and $89,000 for 1994 and 1995, for the six months ended June 30, 1996 and the (unaudited) nine months ended September 30, 1995 and 1996, respectively.

------------------------------------------------------
------------------------------------------------------


     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.


                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
Prospectus Summary....................    3
The Company...........................    7
Risk Factors..........................   11
Use of Proceeds.......................   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Selected Financial Data...............   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   23
Business..............................   32
Management............................   44
Certain Transactions..................   49
Principal Stockholders................   51
Description of Capital Stock..........   51
Shares Eligible For Future Sale.......   54
Underwriting..........................   56
Legal Matters.........................   57
Experts...............................   57
Additional Information................   57
Index to Financial Statements.........  F-1


                            ------------------------


     Until       , 1997 (25 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                                6,000,000 SHARES


                        MEDICAL MANAGER CORPORATION LOGO
                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                           DEAN WITTER REYNOLDS INC.

                                            , 1997


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this Offering. All of such amounts (except the SEC Registration Fee, the Nasdaq National Market Listing Fee and the NASD Filing Fee) are estimated.


     SEC Registration Fee.......................................................  $   31,363.63
     Nasdaq National Market Listing Fee.........................................      50,000.00
     NASD Filing Fee............................................................      10,850.00
     Blue Sky Fees and Expenses.................................................      20,000.00
     Printing and Engraving Costs...............................................     500,000.00
     Legal Fees and Expenses....................................................   1,000,000.00
     Accounting Fees and Expenses...............................................     400,000.00
     Transfer Agent and Registrar Fees and Expenses.............................       3,000.00
     Miscellaneous..............................................................     304,786.37
                                                                                     ----------
               Total............................................................  $2,320,000.00
                                                                                     ==========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seven of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

     Section 7 of the Underwriting Agreement filed as Exhibit 1.1 provides that the Underwriters named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Section 7 of such Underwriting Agreement also provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information relates to securities of the Company issued or sold by the Company within the past three years which were not registered under the Securities Act:

          In July 1996, the Company sold one share of Common Stock to each of John H. Kang, Ricardo A. Salas and Wayne Burks at a price of $1.00 per share.


     Simultaneously with the completion of this Offering, the Company will issue 11,470,331 shares of its Common Stock in connection with the Mergers of the five Founding Companies.


     Each of these transactions was effected without registration of the relevant security under the Securities Act in reliance upon the exemption provided by Section 4(2) of, and/or Regulation D under, the Securities Act for transactions not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT                                               DESCRIPTION
-------        ------------------------------------------------------------------------------------------
   1       --  Form of Underwriting Agreement
   2.1     --  Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the
               Company, Personalized Programming, Inc., PPI Acquisition I Corp. and the Stockholder named therein*
   2.2     --  Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the
               Company, Systems Plus, Inc., Systems Plus Distribution, Inc., SPI Acquisition I Corp.,
               SPDI Acquisition I Corp. and the Stockholder named therein*
   2.3     --  Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the
               Company, National Medical Systems, Inc., NMS Acquisition I Corp. and the Stockholders
               named therein*
   2.4     --  Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the
               Company, RTI Business Systems, Inc., RTI Acquisition I Corp. and the Stockholders named therein*
   2.5     --  Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the
               Company, Systems Management, Inc., SMI Acquisition I Corp. and the Stockholders named therein*
   3.1     --  Certificate of Incorporation of the Company*
   3.2     --  By-laws of the Company*
   4       --  Form of certificate evidencing ownership of Common Stock of the Company*
   5       --  Opinion of Morgan, Lewis & Bockius LLP*
  10.1     --  1996 Long-Term Incentive Plan of the Company*
  10.2     --  1996 Non-Employee Directors' Stock Plan of the Company
  10.3     --  Form of Employment Agreement between the Company and Michael A. Singer*
  10.4     --  Form of Employment Agreement between the Company and Richard W. Mehrlich*
  10.5     --  Form of Employment Agreement between the Company and John H. Kang*
  10.6     --  Form of Employment Agreement between the Company and Frederick B. Karl, Jr.*
  10.7     --  Employment Agreement, dated as of November 25, 1996, between the Company and Lee A.
               Robbins
  10.8     --  Form of Employment Agreement between the Company and Henry W. Holbrook*
  10.9     --  Form of Employment Agreement between the Company and Thomas P. Liddell*
  10.10    --  Lease between PPI Holding Company, Inc. and Personalized Programming, Inc., dated March
               12, 1996, as amended*
  10.11    --  Form of Lease between Liddell, L.L.C. and Systems Management, Inc.
  10.12    --  Master License Agreement between Personalized Programming, Inc. and Systems Plus, Inc.
               dated November 15, 1982, together with eight addenda thereto*

EXHIBIT                                               DESCRIPTION
-------        ------------------------------------------------------------------------------------------
  10.13    --  Management Services Agreement and Option Agreement, dated as of September 1, 1996, between
               Medix, Inc. and National Medical Systems, Inc.*
  10.14    --  Stock Purchase Agreement, dated as of December 26, 1996, by and among the Company,
               National Medical Systems, Inc. and Electronic Data Systems Corporation
  21       --  List of subsidiaries of the Company*
  23.1     --  Consent of Coopers & Lybrand L.L.P.
  23.2     --  Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)*
  23.3     --  Consent of Michael A. Singer to be named as a director*
  23.4     --  Consent of Richard W. Mehrlich to be named as a director*
  24       --  Powers of Attorney*
  27       --  Financial Data Schedule (for SEC use only)*


---------------

 * Previously filed.


     (b) Financial Statement Schedules


     None

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows:

          (1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

          (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on the 6th day of January, 1997.


                                       MEDICAL MANAGER CORPORATION

                                       By:          /s/ JOHN H. KANG
                                         ---------------------------------------
                                                      John H. Kang
                                                        President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                  SIGNATURE                                    TITLE                         DATE
---------------------------------------------   ------------------------------------   ----------------

              /s/ JOHN H. KANG                  President and Director (Principal       January 6, 1997
---------------------------------------------     Executive Officer)
                John H. Kang

               /s/ WAYNE BURKS                  Vice President, Chief Financial         January 6, 1997
---------------------------------------------     Officer and Director (Principal
                 Wayne Burks                      Financial and Accounting Officer)

            /s/ RICARDO A. SALAS                Vice President, Secretary and           January 6, 1997
---------------------------------------------     Director
              Ricardo A. Salas

                               INDEX TO EXHIBITS


EXHIBIT                                                                                   SEQUENTIALLY
NUMBER                                 DESCRIPTION OF EXHIBITS                            NUMBERED PAGE
------       ---------------------------------------------------------------------------- -------------
  1       -- Form of Underwriting Agreement..............................................
  2.1     -- Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, Personalized Programming, Inc., PPI Acquisition I Corp.
             and the Stockholder named therein*..........................................
  2.2     -- Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, Systems Plus, Inc., Systems Plus Distribution, Inc., SPI
             Acquisition I Corp., SPDI Acquisition I Corp. and the Stockholder named therein*....................................................................
  2.3     -- Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, National Medical Systems, Inc., NMS Acquisition I Corp.
             and the Stockholders named therein*.........................................
  2.4     -- Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, RTI Business Systems, Inc., RTI Acquisition I Corp. and
             the Stockholders named therein*.............................................
  2.5     -- Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, Systems Management, Inc., SMI Acquisition I Corp. and the
             Stockholders named therein*.................................................
  3.1     -- Certificate of Incorporation of the Company*................................
  3.2     -- By-laws of the Company*.....................................................
  4       -- Form of certificate evidencing ownership of Common Stock of the Company*....
  5       -- Opinion of Morgan, Lewis & Bockius LLP*.....................................
 10.1     -- 1996 Long-Term Incentive Plan of the Company*...............................
 10.2     -- 1996 Non-Employee Directors' Stock Plan of the Company......................
 10.3     -- Form of Employment Agreement between the Company and Michael A. Singer*.....
 10.4     -- Form of Employment Agreement between the Company and Richard W. Mehrlich*...
 10.5     -- Form of Employment Agreement between the Company and John H. Kang*..........
 10.6     -- Form of Employment Agreement between the Company and Frederick B. Karl,
             Jr.*........................................................................
 10.7     -- Employment Agreement, dated as of November 25, 1996, between the Company and
             Lee A. Robbins..............................................................
 10.8     -- Form of Employment Agreement between the Company and Henry W. Holbrook*.....
 10.9     -- Form of Employment Agreement between the Company and Thomas P. Liddell*.....
 10.10    -- Lease between PPI Holding Company, Inc. and Personalized Programming, Inc.,
             dated March 12, 1996, as amended.*..........................................
 10.11    -- Form of Lease between Liddell, L.L.C. and Systems Management, Inc...........
 10.12    -- Master License Agreement between Personalized Programming, Inc. and Systems.
             Plus, Inc. dated November 15, 1982, together with eight addenda thereto*....
 10.13    -- Management Services Agreement and Option Agreement, dated as of September 1,
             1996, between Medix, Inc. and National Medical Systems, Inc.*...............
 10.14    -- Stock Purchase Agreement, dated as of December 26, 1996, by and among the
             Company, National Medical Systems, Inc. and Electronic Data Systems
             Corporation.................................................................
 21       -- List of subsidiaries of the Company*........................................
 23.1     -- Consent of Coopers & Lybrand L.L.P..........................................
 23.2     -- Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)*..........
 23.3     -- Consent of Michael A. Singer to be named as a director*.....................

EXHIBIT                                                                                   SEQUENTIALLY
NUMBER                                 DESCRIPTION OF EXHIBITS                            NUMBERED PAGE
------       ---------------------------------------------------------------------------- -------------
 23.4     -- Consent of Richard W. Mehrlich to be named as a director*...................
 24       -- Powers of Attorney*.........................................................
 27       -- Financial Data Schedule (for SEC use only)*.................................


---------------


 * Previously filed.